                                                       Registration No. 333-6085
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                       PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                 ____________

                                 VALUJET, INC.

VALUJET AIRLINES, INC.                                  VALUJET INVESTMENT CORP.
VALUJET MANAGEMENT CORP.                                   VALUJET CAPITAL CORP.
VALUJET CORPORATE PARTNERS, L.P.                                 VALUJET I, LTD.
VALUJET RESERVATION PARTNERS, L.P.                              VALUJET II, LTD.

            (Exact name of registrant as specified in its charter)

                                 _____________

    ValuJet, Inc. - Nevada           4512             ValuJet, Inc. - 58-2189551
    Other Registrants - *        (Primary Standard         Other Registrants - *
 (State or other Jurisdiction  Industrial Classification      (I.R.S. Employer
  of incorporation or               Code Number            Identification No.)
  organization)

       ValuJet, Inc.                * See Chart             Michael D. Acks
1800 Phoenix Boulevard,            following page       1800 Phoenix Boulevard,
Suite 126 Atlanta, Georgia 30349                          Suite 126  Atlanta,
        (770) 907-2580                                       Georgia 30349
   Other Registrants - *                                     (770) 907-2580
(Address, including zip code, and                         (Address, including
  telephone number including                           zip code, and telephone
area code, of agent for service)                     number including area code,
of registrant's principal
  executive offices)

                                 _____________

                                  Copies to:
                           Robert B. Goldberg, Esq.
                Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                      3490 Piedmont Road, N.E., Suite 400
                            Atlanta, Georgia 30305
                                (404) 233-2800

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                      Proposed Maximum         Proposed Maximum         Amount of
 Title of Each Class of Securities to be Registered  Amount to be      Offering Price         Aggregate Offering      Registration
                                                      Registered       Per Security  (1)             Price                  Fee
------------------------------------------------------------------------------------------------------------------------------------
10 1/4% Senior Notes due 2001                        $150,000,000           100%                    $150,000,000      $51,724.14 (3)
------------------------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees (2)                                (2)                (2)                        (2)                 (2)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) The Company's wholly-owned subsidiaries (the "Guarantors") have guaranteed on an unsecured, senior basis, jointly and severally, the payment of the principal of, premium, if any, and interest on the 10 1/4% Senior Notes being registered hereby (the "Subsidiary Guarantees"). The Guarantors are registering the Subsidiary Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable for the registration of the Subsidiary Guarantees.

(3)       Previously paid.

                              ___________________

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              Cover Page - Page 2

                 Information on Registrants Guaranteeing Notes

====================================================================================================================================

                                                                                                     Address, Including Zip
                                                 State or Other              I.R.S.                  Code, and Telephone
                                                 Jurisdiction of             Employer                Number Including Area
                                                 Incorporation or            Identification          Code, of Principal
Name                                             Organization                No.                     Executive Offices
------------------------------------------------------------------------------------------------------------------------------------

ValuJet Airlines, Inc.                           Nevada                      88-0290707              (1)
------------------------------------------------------------------------------------------------------------------------------------

ValuJet Investment Corp.                         Nevada                      88-0339721              (2)
------------------------------------------------------------------------------------------------------------------------------------

ValuJet Capital Corp.                            Nevada                      88-0339719              (2)
------------------------------------------------------------------------------------------------------------------------------------

ValuJet Corporate Partners, L.P.                 Georgia                     58-2179372              (1)
------------------------------------------------------------------------------------------------------------------------------------

ValuJet Reservation Partners, L.P.               Georgia                     58-2179373              (1)
------------------------------------------------------------------------------------------------------------------------------------

ValuJet Management Corp.                         Nevada                      58-2179370              (1)
------------------------------------------------------------------------------------------------------------------------------------

ValuJet I, Ltd.                                  Nevada                      88-0339723              (2)
------------------------------------------------------------------------------------------------------------------------------------

ValuJet II, Ltd.                                 Nevada                      88-0339725              (2)
====================================================================================================================================

(1)       1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349; telephone
          (770) 907-2580

(2)       6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128; telephone
          (702) 256-4332

                                 VALUJET, INC.

                             CROSS REFERENCE SHEET

                  PURSUANT TO ITEM 501(B) OF REGULATION S-K,
                    SHOWING THE LOCATION IN THE PROSPECTUS
                     OF THE INFORMATION REQUIRED BY PART I
                                 OF FORM S-4.

Item Number and Caption in Form S-4            Location or Caption in Prospectus
-----------------------------------            ---------------------------------
A.  INFORMATION ABOUT THE TRANSACTION.

    1.  Forepart of the Registration
        Statement and Outside
        Front Cover Page of Prospectus........ Cover Page of Registration
                                               Statement; Cross Reference Sheet;
                                               Outside Front Cover Page

    2.  Inside Front and Outside Back
        Cover Pages of Prospectus............. Inside Front Cover Page; Outside
                                               Back Cover Page

    3.  Risk Factors, Ratio of Earnings
        to Fixed Charges and Other
        Information........................... Prospectus Summary; Risk Factors;
                                               Business; Selected Consolidated
                                               Financial Data

    4.  Terms of the Transaction.............. Prospectus Summary; The Exchange
                                               Offer, Description of the
                                               Exchange Notes; Certain United
                                               States Federal Income Tax
                                               Consequences

    5.  Pro Forma Financial Information....... Prospectus Summary; Selected
                                               Consolidated Financial and
                                               Operating Data

    6.  Material Contacts with the Company
        being Acquired........................ Not Applicable

    7.  Additional Information Required for
        Reoffering by Persons and Parties
        Deemed to be Underwriters............. Not Applicable

    8.  Interests of Named Experts
        and Counsel........................... Legal Matters

    9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities........................... Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT.

    10. Information With Respect to
        S-3 Registrants....................... Prospectus Summary; Risk Factors;
                                               Capitalization; Management's
                                               Discussion and Analysis of
                                               Financial Condition and Results
                                               of Operations; Selected
                                               Consolidated Financial and
                                               Operating Data; Business;
                                               Management; Principal
                                               Stockholders; Description of the
                                               Exchange Notes; Financial
                                               Statements

    11. Incorporation of Certain
        Information by Reference.............. Incorporation of Certain
                                               Information by Reference

    12. Information With Respect to
        S-2 or S-3 Registrants................ Not Applicable

    13. Incorporation of Certain
        Information by Reference.............. Not Applicable

    14. Information With Respect to
        Registrants Other Than S-2 or
        S-3 Registrants....................... Supplemental Guarantor Financial
                                               Statements
C.  INFORMATION ABOUT THE COMPANY BEING
    ACQUIRED.

    15. Information With Respect to S-3
        Companies............................. Not Applicable

    16. Information With Respect to S-2
        or S-3 Companies...................... Not Applicable

    17. Information With Respect to Companies
        Other Than S-2 or S-3 Companies....... Not Applicable

D.  VOTING AND MANAGEMENT INFORMATION.

    18. Information if Proxies, Consents or
        Other Authorizations are to be
        Solicited............................. Not Applicable

    19. Information if Proxies, Consents or
        Other Authorizations are not to be
        Solicited or in an Exchange Offer.... Management

                SUBJECT TO COMPLETION, Dated October 9, 1996
PROSPECTUS

                                 ValuJet, Inc.
[logo]
                               OFFER TO EXCHANGE
                         10 1/4% Senior Notes Due 2001
                                      for
                 All Outstanding 10 1/4% Senior Notes Due 2001

          The Exchange Offer will expire at 5:00 p.m., New York Time on __________________, 1996, unless extended.

          ValuJet, Inc., a Nevada corporation (the "Company") , hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $150,000,000 of its registered 10 1/4% Senior Notes Due 2001 (the "Exchange Notes") for up to an aggregate principal amount of $150,000,000 of its outstanding unregistered 10 1/4% Senior Notes Due 2001 (the "Outstanding Notes"). The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Outstanding Notes. The Exchange Notes and the Outstanding Notes are sometimes referred to collectively as the "Notes".

          The Exchange Notes will be senior unsecured obligations of the Company and will be unconditionally guaranteed on a senior basis initially by ValuJet Airlines, Inc., a wholly owned subsidiary of the Company, and its subsidiaries. The Exchange Notes and the Guarantees will rank pari passu in right of payment with all senior unsecured indebtedness of the Company and the Guarantors, respectively, and will rank senior in right of payment to any future indebtedness of the Company and the Guarantors, respectively, that may be subordinated thereto. The Exchange Notes and the Guarantees will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and the Guarantors, respectively, to the extent of the collateral securing such indebtedness. As of June 30, 1996, the Company had no outstanding indebtedness other than the Outstanding Notes, and ValuJet Airlines Inc., one of the Guarantors had outstanding indebtedness of $162.4 million other than the Guarantees, all of which was senior secured indebtedness. See "Capitalization" and "Description of the Exchange Notes". The Company anticipates that ValuJet Airlines failed to meet certain financial covenants under secured debt with a principal balance of approximately $94.8 million as of June 30, 1996. Such failure could result in the acceleration of such debt and a reduction in the Company's cash position. See "Risk Factors - Risks Related to the Company - Possible Violation of Secured Loan Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Notes will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries (if any) that are not Guarantors, and would be so subordinated to all existing and future indebtedness of the Guarantors if the Guarantees were avoided or subordinated in favor of the Guarantors' other creditors. The ranking and effectiveness of the Guarantees are subject to certain legal considerations and are therefore uncertain. See "Risk Factors--Risks Related to the Offering--Fraudulent Conveyance".

          The Company will accept for exchange any and all Outstanding Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York time, on __________________, 1996, unless extended by the Company in its sole discretion (the "Expiration Date"). The Exchange Offer will not in any event be extended to a date beyond ____________, 1996. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Outstanding Notes with respect to the Exchange Offer, the Company will promptly return the Outstanding Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Outstanding Notes may be tendered only in integral multiples of $1,000.

          SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      _________________________________

            The date of this Prospectus is _________________, 1996.

(cover page continued)

          Interest on the Exchange Notes will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1996. Holders of the Exchange Notes will receive interest on October 15, 1996, from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes from the later of (i) the most recent date to which interest has been paid thereon and (ii) the date of issuance of the Outstanding Notes, to the date of exchange thereof. The Exchange Notes will mature on April 15, 2001 and will not be subject to redemption at the option of the Company except as follows. Up to 33% in aggregate principal amount of the Exchange Notes are redeemable at the option of the Company at any time or times prior to April 15, 1999, from the net proceeds of one or more public offerings of Capital Stock of the Company, at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption. Upon a Change of Control (as defined), holders of the Exchange Notes may require the Company to purchase all or a portion of the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of purchase. In addition, in the event of certain asset sales, the Company may be required to make an offer to purchase Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of purchase, with the net proceeds of such asset sales. See "Description of the Exchange Notes."

          The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated April 17, 1996 (the "Registration Rights Agreement") by and among the Company, the Guarantors and Goldman, Sachs & Co., as the initial purchasers (the "Initial Purchasers") with respect to the initial sale of the Outstanding Notes. Based on positions taken by the staff of the Securities and Exchange Commission (the "Commission") that have been enunciated in no-action letters issued in Exxon Capital Holdings Corp. (available April 13, 1989) and Morgan Stanley & Co. Inc. (available June 5, 1991), among others, the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that the Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and is not engaged in and does not intend to engage in a distribution of the Exchange Notes. Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Outstanding Notes if such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

          Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes or the price at which holders would be able to sell the Exchange Notes. The Company does not intend to list the Exchange Notes for trading on any national securities exchange or over-the-counter market system. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

          The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay certain expenses incident to the Exchange Offer.

          NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER, OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER

ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                                      Page
Available Information.........................................................................................      3
Incorporation of Certain Information by Reference.............................................................      4
Prospectus Summary............................................................................................      5
Risk Factors..................................................................................................     18
Use of Proceeds...............................................................................................     26
Capitalization................................................................................................     27
The Exchange Offer............................................................................................     28
Selected Consolidated Financial and Operating Data............................................................     35
Management's Discussion and Analysis of Financial Condition and Results of Operations.........................     38
Business......................................................................................................     48
Management....................................................................................................     65
Principal Stockholders........................................................................................     67
Certain Transactions..........................................................................................     68
Description of the Exchange Notes.............................................................................     69
Certain United States Federal Income Tax Consequences.........................................................     90
Plan of Distribution..........................................................................................     90
Legal Matters.................................................................................................     91
Experts.......................................................................................................     92
Supplemental Guarantor Financial Statements...................................................................     92
Index to Financial Statements.................................................................................    F-1


                             AVAILABLE INFORMATION

          The Company and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can be obtained from the Company upon request.

          The Company has agreed to file with the Commission, to the extent permitted, and distribute to holders of the Exchange Notes reports, information and documents specified in Section 13 and 15(d) of the Exchange Act, so long as the Exchange Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. While any Exchange Notes remain outstanding, the Company will make available, upon request, to any holder of the Exchange Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Vice President - Controller of the Company at 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349, telephone number (770) 907-2580.


          All operations of the Company are conducted by ValuJet Airlines, Inc., a wholly owned subsidiary of the Company, and all of its subsidiaries. Separate financial statements of the Guarantors are not presented because all of the Company's subsidiaries will guarantee the Exchange Notes on a full, unconditional and joint and several basis and management of the Company has determined that separate financial statements would not be material to investors.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


          The following documents heretofore filed by the Company with the Commission are hereby incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and
(iii) all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the quarter covered by the Registrant's Quarterly Report on Form 10-Q for its quarter ended June 30, 1996. All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date which is 90 days after the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

          The following summary should be read in conjunction with, the information and financial statements (including the notes thereto) included elsewhere in this Prospectus. Holders of the Notes should carefully consider the factors set forth in "Risk Factors". Unless otherwise specified or unless the context otherwise requires, all references to the "Company" or "ValuJet" shall include its subsidiaries.


          THE COMPANY'S OPERATIONS WERE INTERRUPTED BY THE SUSPENSION OF THE COMPANY'S SERVICE ON JUNE 17, 1996, PURSUANT TO A CONSENT ORDER ENTERED INTO WITH THE FEDERAL AVIATION ADMINISTRATION (FAA) FOLLOWING THE ACCIDENT INVOLVING FLIGHT 592 ON MAY 11, 1996, AND THE ENSUING EXTENSIVE MEDIA AND FAA SCRUTINY. ALTHOUGH THE COMPANY RESUMED OPERATIONS ON SEPTEMBER 30, 1996, THERE CAN BE NO ASSURANCE AS TO WHEN THE COMPANY WILL BE ABLE TO REESTABLISH ITS PROFITABLE OPERATIONS, IF AT ALL, OR TO RESUME ITS PREVIOUS LEVELS OF SERVICE AND GROWTH STRATEGY. SEE "PROSPECTUS SUMMARY - RECENT DEVELOPMENTS" AND "RISK FACTORS - RISKS RELATED TO THE COMPANY - CRASH OF FLIGHT 592/SUSPENSION OF
OPERATIONS".

                                  THE COMPANY

          ValuJet, Inc., through its wholly owned subsidiary, ValuJet Airlines, Inc., operates a low fare, low cost, no frills, limited frequency, scheduled airline serving short haul markets primarily in the eastern United States. Prior to June 17, 1996, the Company offered service to 31 cities from its four "focus cities," Atlanta, Washington DC, Boston and Orlando. The Company believes that its low cost, no frills philosophy allows it to offer among the lowest fares in its markets and generate its own traffic by stimulating incremental demand with price-conscious travelers.

          The Company's principal offices are located at 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349 and its telephone number is (770) 907-2580.

                               RECENT DEVELOPMENTS

          On May 11, 1996, ValuJet Flight 592 from Miami to Atlanta crashed in the Florida Everglades. There were no survivors among the 110 people aboard, including 105 customers and five flight crew members. The accident, following a number of incidents and heightened FAA scrutiny, resulted in extensive media coverage calling into question the safety of low-fare airlines in general and the Company in particular, despite the fact that the cause of the accident has not yet been definitively determined. In response to the accident, the FAA announced an extraordinary review of the Company's operations, including an FAA inspection of each aircraft before departure, the review of the maintenance history of each aircraft and the presence of an FAA inspector onboard each Company aircraft at least once per week. The intensive inspection process and the redoubling of the Company's focus on safety resulted in many flight delays and cancellations, which created further customer concern about booking or flying the Company's flights. In response to these circumstances, the Company reduced its schedule by more than 40% between May 19, 1996 and June 17, 1996, by reducing service to its markets without eliminating service to any market. In order to respond to safety concerns, the Company retained The Spectrum Group and named James B. Davis (USAF-Ret.) as its "safety czar" to conduct a thorough inspection of the Company's maintenance and safety policies and procedures.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

          On June 17, 1996, the Company entered into a consent order with the FAA under which: (i) the Company agreed to suspend operations until such time as the Company is able to satisfy the FAA as to various regulatory compliance concerns identified by the FAA as a result of its intensive inspections of the Company's operations, (ii) the FAA agreed to work with the Company in order to reestablish operations with up to 15 aircraft, and (iii) the Company has paid $2 million to the FAA to compensate it for the costs of the special inspections conducted. In order to reduce costs, the Company furloughed approximately 90% of its personnel in June 1996.


          On August 29, 1996, the FAA returned the Company's operating certificate and the Department of Transportation ("DOT") issued a "show cause" order regarding the Company's fitness as an air carrier. The DOT gave its final approval on September 26, 1996, and the Company resumed operations with service between Atlanta and four other cities on September 30, 1996. On September 27, 1996, the Association of Flight Attendants ("AFA") filed a lawsuit challenging the DOT's final order.


          As of the date of this Prospectus, the FAA has approved ten of the Company's DC-9-32 aircraft for flight and is expected to approve a total of 15 aircraft under the June 17, 1996 consent order. In the short term, the Company does not expect to recommence service to all markets previously served by the Company nor does it expect to recommence service between its focus cities and markets other than Atlanta. With 15 aircraft expected to be in service by the end of October 1996, the Company plans to provide service between Atlanta and 16 other cities.

          Other consequences of the accident, ensuing FAA inspections, media coverage and shutdown of operations include:


1. The suspension of operations is anticipated to result in the failure of the Company to meet certain financial covenants under certain of the Company's secured debt. Such failure could result in the acceleration of that debt and possibly other debt of the Company. See "Risk Factors - Risks Related to the Company Crash of Flight 592/Suspension of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".


2. The expansion of the Company's operations will likely be subject to FAA and DOT approval for an indefinite period of time.

3. The Company is unable to predict how significantly the accident and shutdown will affect load factors and yield after the Company resumes operations or the length of time load factors and yield will be impacted.

4. The Company has sold certain of its aircraft and has assigned its rights to purchase certain aircraft presently under contract for delivery in 1996. In addition, the Company may lease out or sell some of its other aircraft.

5. The Company has refunded fares paid by customers affected by the Company's changing schedules and by those who otherwise chose to change their travel plans.

6. After resumption of service, the Company's costs per ASM will likely increase to some extent to reflect the cost of additional maintenance procedures adopted by the Company and lower aircraft utilization levels.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

7. The Company may reduce its workforce permanently if the FAA or lack of customer acceptance extends the period prior to the Company reestablishing its previous level of service.

8. The aircraft destroyed was insured for $4.0 million which is in excess of its book value. The Company carries $750 million of liability insurance. Although the Company believes that such insurance will be sufficient to cover all claims arising from the accident, there can be no assurance that the aggregate of all claims will not exceed such insurance limits.

9. Several stockholder lawsuits have been filed against the Company and certain of its officers and directors alleging, among other things, violation of federal securities laws. While the Company denies that it has violated any of its obligations under the federal securities laws and believes that the lawsuits do not have any merit, there can be no assurance that the Company will not sustain material liability under such or related lawsuits.

10. Various governmental authorities are conducting civil and criminal investigations of the circumstances surrounding the accident. The Company is cooperating with the authorities in connection with these investigations.

                                   STRATEGY

     The Company's operating strategy is based on its commitment to offer everyday low fares that stimulate demand from leisure and fare conscious business travelers. The following summarizes the key elements in this strategy:

     . Low Cost Structure. The Company believes it enjoys a substantial cost advantage over its competitors through its: (i) well defined, low cost aircraft acquisition strategy; (ii) aggressive approach to minimizing operating costs including selectively outsourcing services such as training and airport operations; (iii) highly motivated and generally non-union workforce with a flexible wage structure for salaried employees based upon Company profitability and performance; and (iv) utilization of proprietary technology, such as its customer-direct ticketless reservation system, to minimize operating and administrative costs.

     . Labor Advantage. The Company has defined a corporate culture which is productivity oriented. The Company employs a motivated and productive workforce with salaried employees at a relatively low base wage but with financial incentives, including bonuses and stock options, tied to Company profitability and performance. The Company believes it has benefited from the substantial pools of veteran airline industry employees as well as inexpensive entry level applicants that are available to it in Atlanta and the southeastern United States.

     . Fleet Acquisition. The Company has targeted acquisition of low cost and complementary aircraft as the basis for its fleet. As of September 30, 1996, the Company owns 45 DC-9-30 type aircraft, all of which have seats in a single class configuration. Subsequent to the suspension of operations, the Company has simplified its fleet by disposing of all four of its DC-9-21 aircraft and three of its four MD-80 aircraft. The Company further intends to sell or lease out its one remaining MD-80 aircraft and up to 15 DC-9-30 aircraft which are not anticipated to be placed in service in the near future.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    Fixed aircraft ownership costs (depreciation plus interest expense) represented less than 5% of revenues during the
          - year ended December 31, 1995. This relatively low percentage of fixed costs allows the Company to tailor capacity to demand, permitting the Company to schedule fewer flights during off-peak demand periods. Future plans for aircraft acquisition call for the acquisition of both new and used aircraft with low operating costs, favorable acquisition cost and commonality of parts and training.

                    In addition, the Company has entered into a contract with McDonnell Douglas Corporation ("McDonnell Douglas") to purchase 50 new MD-95 aircraft, to be delivered from 1999 through 2002, with options to purchase an additional 50 aircraft. The MD-95 aircraft will have 129 seats in a single-class configuration. The Company estimates that the MD-95 aircraft, with a slightly larger capacity, increased fuel efficiency and lower maintenance costs, will provide a cost per ASM lower than its existing DC-9 fleet, even after including its higher acquisition cost. The Company is the "launch" customer of the MD-95 aircraft. The Company believes that it will realize substantial savings in training and parts, as the MD-95 aircraft to be acquired are an extension of the original DC-9 family of aircraft from McDonnell Douglas. In light of the foregoing aircraft acquisition program, the Company expects to seek substantial financing from third party sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

          . Simplified Product and Distribution. The Company's single class, no-frills, ticketless service is designed to reduce traditional distribution costs and maintain the Company's high productivity. The ticketless, non-refundable aspect of the ValuJet system results in substantial administrative cost savings. The Company utilizes a fully integrated, proprietary computer reservation system to manage productivity. The system: (i) reduces administrative costs;
                    (ii) provides management with information on performance in a "real time" basis; and (iii) allows the Company to maintain a substantial database containing customer information.

                    The ValuJet system also allows the Company to emphasize direct marketing through its toll-free 1-800-VALUJET reservations line, enabling it to reduce the substantial cost of travel agents, which are typically paid a 10% sales commission and fees based on segments sold. In addition, the Company eliminates the cost of participation in computerized reservation systems and the Airline Reporting Corporation. During the year ended December 31, 1995, the Company sold approximately 75% of its seats directly to its customers, which the Company believes is a substantially greater percentage than industry averages.

          . Low Fare Structure. The Company's pricing structure and low fares are intended to stimulate new demand for air travel by leisure customers and fare conscious business travelers who would have otherwise used ground transportation or not have traveled, as well as to allow it to compete for existing demand. The Company's simple fare system incorporates a predictable, "everyday low pricing" fare structure designed to provide its passengers with substantial savings over its competitors based on walk up fares and further savings can be realized by purchasing seats in advance or by flying off peak. In the first six months of 1996, the Company's average fare in its markets was $72.75, substantially less than the average fare in those markets prior to the Company's commencement of operations.

                    The Company generates its own traffic through low fare market stimulation rather than pursuing the more traditional airline approach of competing for market share with existing carriers. By generating its own traffic, the Company can be successful in markets that might otherwise be viewed as highly competitive. For example, since the arrival of ValuJet, travel between Atlanta

--------------------------------------------------------------------------------

________________________________________________________________________________

               and the markets served by the Company increased approximately 89% based on a comparision of Atlanta traffic volume in the nine month periods ended September 30, 1994 and September 30, 1993. The Company believes that its entry into these markets was responsible, in large part, for such increase in traffic volume.


                             SAFE HARBOR STATEMENT


          Statements made by the Company in this Prospectus regarding the Company's ability to resume operations at a particular time, to increase its service levels thereafter and to maintain its low cost structure are forward-looking statement and are not historical facts. Instead they are estimates or projections involving numerous risks and uncertainties including but not limited to governmental approval of increases in service by the Company, the Company's ability to dispose of certain aircraft, the utilization level of the Company's aircraft after resumption of service, the effect of the Company's accounting policies and the Company's ability to hire and retain qualified personnel under its new compensation program. These risks and uncertainties could potentially cause the Company's resumption of service to be delayed or the Company's costs to exceed present estimates. The Company disclaims any obligation to update or correct any of its forward-looking statements.

________________________________________________________________________________

--------------------------------------------------------------------------------

                              THE EXCHANGE OFFER

The Exchange Notes......    The form and terms of the Exchange Notes are
                            identical in all material respects to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such registration rights described below under
                            "Description of the Exchange Notes".

The Exchange Offer......    The Company is offering to exchange up to
                            $150,000,000 aggregate principal amount of registered 10 1/4% Senior Notes due 2001 (the
                            "Exchange Notes") for up to $150,000,000 aggregate principal amount of its outstanding unregistered 10
                            1/4% Senior Notes due 2001 (the "Outstanding
                            Notes"). Outstanding Notes may be exchanged only in integral multiples of $1,000.

Expiration Date;
Withdrawal of
 Tender.................    The Exchange Offer will expire at 5:00 p.m., New
                            York time, on _______________________, 1996, or such
                            later date and time to which it is extended by the
                            Company. The Exchange Offer will not in any event be
                            extended to a date beyond _____________, 1996. The
                            tender of Outstanding Notes pursuant to the Exchange
                            Offer may be withdrawn at any time prior to the
                            Expiration Date. Any Outstanding Notes not accepted
                            for exchange for any reason will be returned without
                            expense to the tendering holder thereof as promptly
                            as practicable after the expiration or termination
                            of the Exchange Offer.
Certain Conditions to
 the Exchange Offer.....    The Exchange Offer is subject to certain customary
                            conditions, which may be waived by the Company. See
                            "The Exchange Offer-Certain Conditions to the
                            Exchange Offer".
Procedures for Tendering
 Outstanding Notes......    Each holder of Outstanding Notes wishing to accept
                            the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Outstanding Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                            the Exchange Notes and (iii) it is not an
                            "affiliate", as defined in Rule 405 of the
                            Securities Act, of the Company or, if it is an
                            affiliate, it will comply with the registration and
                            prospectus delivery requirements of the Securities
                            Act to the extent applicable.
Interest on the Exchange
 Notes .................    The Exchange Notes will bear interest at the rate of
                            10 1/4% per annum, payable semi-annually on April 15 and October 15, commencing October 15, 1996, to holders of record on the immediately preceding April
                            1 and October 1, respectively. Holders of the Exchange Notes will receive interest on October 15, 1996 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes from the later of
                            (i) the most recent date to which interest has been paid thereon and (ii) the date of initial issuance of the Outstanding Notes, to the date of exchange thereof. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Special Procedures for Beneficial
 Owners.................    Any beneficial owner whose Outstanding Notes are
                            registered in the name of a broker, dealer,
                            commercial bank, trust company or other nominee and
                            who wishes to tender such Outstanding Notes in the
                            Exchange Offer should contact such registered holder
                            promptly and instruct such registered holder to
                            tender on such beneficial owner's behalf. If such
                            beneficial owner wishes to tender on such owner's
                            own behalf, such owner must, prior to completing and
                            executing the Letter of Transmittal and delivering
                            its Outstanding Notes, either make appropriate
                            arrangements to register ownership of the
                            Outstanding Notes in such owner's name or obtain a
                            properly completed bond power from the registered
                            holder. The transfer of registered ownership may
                            take considerable time and may not be able to be
                            completed prior to the Expiration Date.
Guaranteed Delivery
 Procedures ............    Holders of Notes who wish to tender their
                            Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -Guaranteed Delivery
                            Procedures".

Registration Requirements   The Company has agreed to use its best efforts to
                            consummate the Exchange Offer to offer holders of the Outstanding Notes an opportunity to exchange their Outstanding Notes for the Exchange Notes which will be issued without legends restricting the transfer thereof. If the Company is not permitted to effect the Exchange Offer under certain previously enunciated positions of the staff of the Commission, or in certain other

--------------------------------------------------------------------------------
                            circumstances, the Company has agreed to file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Outstanding Notes and to use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep the Shelf Registration Statement effective until three years after the effective date thereof.

Certain Federal Income
Tax Considerations......    For a discussion of certain federal income tax
                            considerations relating to the Exchange Notes, see
                            "Certain United States Federal Income Tax
                            Consequences".

Use of Proceeds.........    There will be no proceeds to the Company from the
                            exchange of Notes pursuant to the Exchange Offer.

Exchange Agent..........    Fleet National Bank is the Exchange Agent. The
                            address and telephone number of the Exchange Agent are set forth in "The Exchange Offer - Exchange
                            Agent".


                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

Securities..............    $150,000,000 principal amount of 10 1/4% Senior
                            Notes due 2001 issued pursuant to that certain
                            Indenture dated April 17, 1996 between the Company, its subsidiaries and Bank of Montreal Trust Company and First Supplemental Indenture dated as of August
                            26, 1996, between the Company, its subsidiaries and Fleet National Bank as successor to Bank of Montreal
                            Trust Company (the indenture and first supplemental indenture being referred to herein as the "Indenture").

Maturity................    April 15, 2001.

Interest Payment Dates..    April 15 and October 15 of each year, commencing
                            October 15, 1996.

Optional Redemption.....    The Exchange Notes will not be subject to redemption
                            at the option of the Company except as follows. Up to 33% in aggregate principal amount of Exchange
                            Notes are redeemable at the option of the Company at any time or from time to time prior to April 15, 1999, from the net proceeds of one or more public offerings of Capital Stock of the Company, at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption.

Sinking Fund............    None.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Change of Control.......    Upon the occurrence of a Change of Control, each
                            Holder of Exchange Notes will have the right to require the Company to purchase all or a portion of such holder's Exchange Notes at 101% of the principal amount thereof, together with accrued and unpaid interest (if any) to the date of purchase.
                            See "Description of the Exchange Notes - Covenants -
                            Change of Control". None of the Company's secured debt may be accelerated upon a change in control of the Company.

Guarantors and
 Guarantees ...........     ValuJet Airlines, Inc. and its existing
                            subsidiaries, in each case until it ceases to be a Restricted Subsidiary (as defined in the Indenture governing the Exchange Notes). The Company will cause any future Restricted Subsidiary to be a Guarantor while it remains a Restricted Subsidiary.
                            The Guarantors will fully and unconditionally guarantee jointly and severally on a senior basis the due and punctual payment of all amounts due under the Exchange Notes.

                            The Company has the right at any time to designate any Subsidiary as an Unrestricted Subsidiary and to terminate the status of any Subsidiary as an Unrestricted Subsidiary provided that any such changes in status are subject to certain conditions to be determined as of the time of the change. See "Description of the Exchange Notes - Covenants - Unrestricted Subsidiaries".

Ranking.................    The Exchange Notes and the Guarantees will rank pari
                            passu in right of payment with all senior unsecured indebtedness of the Company and the Guarantors, respectively, and will rank senior in right of payment to any future indebtedness of the Company and the Guarantors, respectively, that may be subordinated thereto. The Exchange Notes and the Guarantees will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and the Guarantors, respectively, to the extent of the collateral securing such indebtedness. See "Capitalization" and "Description of the Exchange Notes". In addition, the Exchange Notes will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries (if any) that are not Guarantors, and would be so subordinated to all existing and future indebtedness of the Guarantors if the Guarantees were avoided or subordinated in favor of the Guarantors' other creditors. The ranking and effectiveness of the Guarantees are subject to certain legal considerations and are therefore uncertain. See "Risk Factors -Risks
                            Related to the Offering - Fraudulent Conveyance".

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Certain Restrictions....    The Indenture governing the Exchange Notes
                            restricts, among other things, the ability of the Company and its Restricted Subsidiaries (i) to incur additional indebtedness, (ii) to pledge or dispose of assets and (iii) to engage in transactions with affiliates. The Indenture restricts the ability of the Company (i) to make distributions on and repurchases of its Common Stock, (ii) to have restrictions on the ability of Restricted
                            Subsidiaries to make dividend or other payments to the Company and (iii) to merge or consolidate with or transfer all or substantially all its assets to another entity. The restrictions referred to above are subject to certain significant exceptions. In addition, the Company will be entitled to designate certain subsidiaries as Unrestricted Subsidiaries which will generally not be subject to such restrictions and will not be Guarantors. See
                            "Description of the Exchange Notes".

          For additional information regarding the Exchange Notes, see "Description of the Exchange Notes" and "United States Federal Income Tax Consequences of the Exchange of Notes".


                                 RISK FACTORS

          See "Risk Factors", below, for a discussion of certain factors that should be considered by holders of Outstanding Notes prior to tendering Outstanding Notes in the Exchange Offer.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                     SUMMARY FINANCIAL AND OPERATING DATA

          The following summary financial and operating data for the period from July 10, 1992 (date of inception) to December 31, 1992 and for the years ended December 31, 1993, 1994, and 1995, are derived from the audited consolidated financial statements of the Company. The financial and operating data for the six month periods ended June 30, 1995 and 1996, are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                              Period from Inception
                                                 (July 10, 1992)               Year ended              Six months ended
                                                       to                     December 31,                  June 30,
                                                                     ------------------------------      -----------------
                                              December 31, 1992(a)      1993(a)      1994       1995          1995     1996
                                              --------------------   ----------    --------   --------      --------  --------
STATEMENTS OF OPERATIONS DATA:                                             (dollars in thousands)
Operating revenues........................             --             $  5,811     $133,901   $367,757      $147,660  $191,212
Operating expenses:

     Flight operations....................             --                  474        6,967     16,273         6,195    12,933
     Aircraft fuel........................             --                  977       21,775     55,813        22,597    39,137
     Maintenance..........................             --                  732       14,862     47,330        19,500    31,419
     Station operations...................             --                1,199       20,198     49,931        20,621    32,641
     Passenger services...................             --                  228        3,942     10,363         3,710     7,624
     Marketing and advertising............             --                1,097        6,546      8,989         5,393     6,507
     Sales and reservations...............             --                  967       11,325     31,156        12,482    15,442
     General and administrative...........           $ 23                  866        5,039     10,617         4,353     8,161
     Employee bonus.......................             --                  ---        5,146     14,382         6,632     1,245
     Depreciation.........................             --                  138        3,555     15,147         5,604    13,211
     Shutdown and other
       nonrecurring expenses..............             --                  ---          ---        ---           ---    31,623
                                                     ----             --------     --------   ---------     --------  --------

Total operating expenses..................             23                6,678       99,355    260,001       107,087   199,943
                                                     ----             --------     --------   ---------     --------  --------
Operating income (loss)...................            (23)                (867)      34,546    107,756        40,573   ( 8,731)
  Interest expense........................             --                  112        2,388      6,579         3,087     8,624
  Interest income.........................             --                  (85)      (1,423)    (5,555)      ( 2,857)  ( 4,524)
  Arrangement fee for aircraft transfers..             --                   ---          ---        ---           ---  (11,861)
  Gain from insurance recovery on loss
    of aircraft...........................             --                   ---          ---   ( 1,094)      ( 1,094)  ( 2,815)
                                                     ----             ---------    ---------  ---------     ---------  --------
Income (loss) before income taxes.........           (23)                 (894)       33,581    107,826        41,437    1,845
Provision for income taxes................            --                   ---        12,849     40,063        15,506      752
                                                     ----             ---------    ---------  ---------     ---------  --------
Net income (loss).........................         $ (23)             $   (894)     $ 20,732   $ 67,763      $ 25,931  $ 1,093
                                                     ====             =========    =========  =========     =========  ========
Ratio of earnings to fixed charges (b)....           -- (c)               --- (c)        9.5x      11.0x          9.8x      1.2 x
                                                     ----             ---------    ---------  ---------     ---------  --------

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents.................          $495               $13,247       $85,078   $127,947      $137,944  $207,977
Working capital...........................           482                10,284        58,585     63,523        71,745   185,023
Property and equipment, net...............           --                 13,458        71,880    196,954       107,379   225,266
Total assets..............................           495                30,264       173,039    346,741       264,825   521,592
Total debt (d)............................           --                 10,397        46,965    109,038        68,716   312,440
Stockholders' equity......................           482                15,143        93,117    162,065       119,446   165,402

See footnotes beginning on next page

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                             Year ended                     Six months ended

                                                            December 31,                        June 30,
                                                ---------------------------------        -----------------------
                                                 1993(a)      1994        1995              1995         1996
                                                -------     --------     ----------      --------      -----------
OPERATING DATA (E):
Revenue passengers enplaned..............      105,957   2,040,892   5,177,629         2,160,733     2,522,709
Revenue passenger miles (RPM) (thousands)       44,062     940,546   2,624,298         1,083,866     1,312,519
Available seat miles (ASM) (thousands)...       63,265   1,470,614   3,812,696         1,566,019     2,301,899
Load factor..............................        69.7%       64.0%       68.8%             69.2%         57.0%
Break-even load factor...................        72.8%       44.6%       45.8%             46.7%         56.5%
Break-even load factor excluding shutdown
 and other  nonrecurring expenses........        72.8%       44.6%       45.8%             46.7%         47.1%

Average fare.............................       $54.62      $63.48      $68.10            $65.63        $72.75
Passenger yield..........................       13.13c      13.77c      13.44c            13.08c        13.98c
Total revenue per ASM....................        9.19c       9.05c       9.62c             9.41c         8.25c
Total cost per ASM.......................        9.75c       6.78c       6.80c             6.88c         8.16c
Total cost per ASM excluding employee
 bonuses and  shutdown and other
 nonrecurring expenses...................        9.75c       6.43c       6.42c             6.35c         6.75c

Completion factor........................        98.8%       99.5%       99.0%             99.2%         89.8%
Aircraft in service (end of period)......            6          22          42                28             0
Cities served (end of period)............            8          17          26                24             0
Average passenger trip length (miles)....          416         461         507               502           520
Average stage length (miles).............          393         444         497               494           511

                                FINANCIAL DATA

                                                        Year ended                       Six months ended
                                                    December 31, 1995                       June 30, 1996
                                              ----------------------------          ---------------------------------
                                              Actual   As Adjusted (f)              Actual       As Adjusted (f)
                                              ------   ----------------             ------       ----------------
                                                                  (dollars in thousands)
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents..................   $127,947       $274,010                $207,977         $207,977
Working capital............................     63,523        209,586                 185,023          185,023
Total assets...............................    346,741        496,741                 521,592          521,592
Total debt.................................    109,038        259,038                 312,440          312,440
Stockholders' equity.......................    162,065        162,065                 165,402          165,402

OTHER DATA:
Rental expense.............................   $ 12,516       $ 12,516                $  8,207         $  8,207
Interest expense...........................      6,579         22,742                   8,624           13,319
Interest income............................      5,555          5,555                   4,524            4,524
Net interest expense.......................      1,024         17,187                   4,100            8,795

__________________________________
(a) The Company's flight operations commenced October 26, 1993. Prior to that time, the Company was in the development stage.

(b) For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor.

(c) For the period ended December 31, 1992, and for the year ended December 31, 1993, the Company's earnings were insufficient to cover fixed charges by $23,000 and $894,000, respectively.

(d) The Company owns all of its current aircraft and has had no obligations under aircraft leases, other than on a short-term, contingency basis. The Company's rental expense has consisted primarily of airport lease costs.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(e) All operating data other than total revenue per ASM and total cost per ASM refers to scheduled service. The terms included in operating data have the meanings indicated below:


          "REVENUE PASSENGERS ENPLANED" represents the number of paid passengers boarded.

          "REVENUE PASSENGER MILES" or "RPMs" represents the number of miles flown by revenue passengers on scheduled flights.

          "AVAILABLE SEAT MILES" or "ASMs" represents the number of seats available for passengers on scheduled flights multiplied by the number of miles those seats are flown.

          "LOAD FACTOR" represents revenue passenger miles divided by scheduled service ASMs.

          "BREAK-EVEN LOAD FACTOR" represents the percentage of revenue passenger miles which must be flown for the airline to break-even after operating and net other expenses (income) but without regard to amounts payable under the employee bonus program which will be paid at the discretion of the Company only if the Company is profitable. Break-even load factor is calculated by taking total expenses less employee bonuses and other revenue, divided by total service ASMs, divided by passenger yield.

          "AVERAGE FARE" represents passenger revenue divided by revenue passengers enplaned.

          "PASSENGER YIELD" represents the total passenger revenue divided by RPMs.

          "TOTAL REVENUE PER ASM" represents total revenues divided by total available seat miles (including charter service ASMs).

          "TOTAL COST PER ASM" represents total expenses divided by total available seat miles (including charter service ASMs).

          "COMPLETION FACTOR" represents the percentage of scheduled flights actually flown by the Company.

          "AVERAGE PASSENGER TRIP LENGTH" represents the distance computed by dividing revenue passenger miles by revenue passengers enplaned.

          "AVERAGE STAGE LENGTH" represents the scheduled aircraft miles flown divided by the total number of departures.

(f) As adjusted to give effect to the sale of the Notes by the Company, after payment of underwriting discount of $3,937,500, as though the Company had issued the Notes as of the beginning of the period for statement of operations purposes and as of the end of the period for balance sheet purposes.

--------------------------------------------------------------------------------

                                 RISK FACTORS

     Prior to tendering Outstanding Notes in the Exchange Offer, holders of Outstanding Notes should read this entire Prospectus carefully and should consider, among other things, the risks and the speculative factors inherent in and affecting the Company's business described below and throughout this Prospectus.

RISKS RELATED TO THE COMPANY

     Crash of Flight 592/Suspension of Operations

     As a result of the crash of Flight 592, the ensuing media and FAA scrutiny and the suspension of the Company's operations on June 17, 1996, pursuant to a consent order entered into with the FAA, the following additional risk factors are faced by the Company:


     1. If the AFA is successful in its lawsuit challenging the final order of the DOT, the Company's operations could be suspended for an indefinite period of time.


     2. The suspension of operations is anticipated to result in the failure of the Company to meet certain financial covenants (the fixed charge coverage ratio) under certain of the Company's secured debt. Such failure could result in the acceleration of such debt and a reduction in the Company's cash position. See " - Possible Violation of Secured Loan Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

     3. There can be no assurance that the Company will be able to recover sufficient customer acceptance in order to regain profitability.


     4. Even if the Company regains profitability, the Company may have permanently lost a certain amount of customer support which could decrease the Company's profitability indefinitely.


     5. The expansion of the Company's operations will likely be subject to FAA and DOT approval for an indefinite period of time.


     6. If the FAA determines that there is a problem in the Company's aircraft fleet or operations such that the Company's aircraft are grounded or the Company's operations are shut down, even if for a limited time, the Company may face loss of customer support as a result of the shutdown of its operations in addition to the costs incurred during the period operations have been affected.



     7. If the National Transportation Safety Board (NTSB) were to determine that the Company's maintenance procedures or aging aircraft contributed to the cause of the accident, such determination could have a substantial adverse effect on the Company's future operations.


     8. The occurrence of one or more subsequent incidents or accidents by ValuJet's aircraft could likely have a substantial adverse effect on the Company's public perception and future operations.

     See "Prospectus Summary - Recent Developments".

Possible Violation of Secured Loan Covenants

        The suspension of the Company's operations is anticipated to result in the failure of the Company to meet certain financial covenants (the fixed charged coverage ratio) under certain of the Company's secured debt. If the Company is unable to successfully negotiate waivers or forbearance from its secured lenders with financial covenants and if such lenders accelerate debt, then the Company will be required to prepay such debt (up to approximately $94.8 million as of June 30, 1996) within a short period of time. If the Company fails to timely repay all indebtedness accelerated or if the Company's other secured lenders or the holders of the Notes which are the subject of this Exchange Offer seek to accelerate their debt as a result of such accelerations, then a substantial portion or all of the Company's debt could be accelerated. The Company does not have sufficient cash to satisfy all of its debt at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

     Limited Operating History

     The Company began flight operations on October 26, 1993, and had been profitable during its limited operating history through the May 11, 1996 accident. There can be no assurance that the Company will be able to regain and maintain its profitability based on its limited period of operations. The Company's success in the future will depend on the Company's ability to continue to stimulate air traffic and attract customers in its markets and to maintain a low cost structure that will allow the Company to operate profitably its low fare, no frills, limited frequency service.

     Atlanta Market Dominance By Delta Air Lines, Inc.

     The Atlanta market is currently dominated by Delta Air Lines, Inc. ("Delta"), which presently offers more than 550 flights per day from Atlanta. There can be no assurance that the Company will continue to be successful in light of Delta's Atlanta market dominance.

     In April 1994, Delta announced its intention to reduce its system unit costs per ASM by 20% to 7.5 cents per ASM over a three year period. Delta announced that it reduced unit costs to 8.33(cent) and 8.54(cent) during the June 1996 quarter and fiscal year 1996, respectively. However, Delta does not expect to reach a unit cost target of 7.5(cent) by the end of fiscal 1997. Nevertheless, the Company expects that Delta will compete with the Company on a low fare basis.

     In August 1996, Delta announced the formation of Delta Express, its new-low-fare operation which will begin daily, nonstop service from Orlando to various midwest and northeast cities -- Hartford, CT / Springfield, MA / Nashville, TN / Boston, MA / Columbus, OH / Newark, NJ / Washington, DC (Dulles) / Indianapolis, IN/ Philadelphia, PA / Louisville, KY / and Providence, RI -- plus Orlando to four other Florida cities -- Tampa, Ft. Lauderdale, Ft. Myers and West Palm Beach -- beginning October 1, 1996. Delta Express will operate a dedicated single class fleet of 25 Boeing 737-200 aircraft which will be flown by pilots who will be paid less, fly longer hours and operate under more efficient work rules than other Delta pilots.

     Initially, Delta Express will start service with 62 daily flights and increase daily departures to a total of 128 by January 1, 1997. A three tiered fare structure (21-day advance purchase, 7-day advance purchase and walk-up) will be offered in addition to advance seat selection and the SkyMiles frequent flyer program. Fares offered by Delta Express will be competitive with the Company's connecting fares via Atlanta. However, Delta Express will not have any flights operating to/from Atlanta and has not announced any current plans to operate this service in the Atlanta area.

     Dependence on Executive Officers

     The Company is dependent on the services of Robert L. Priddy (Chairman of the Board and Chief Executive Officer) and Lewis H. Jordan (President and Chief Operating Officer). The loss of services of these officers could materially and adversely affect the business of the Company and its future prospects. The Company has employment agreements with each of these officers, each of which are terminable at any time by either party. The Company does not, and does not presently intend to, maintain key man life insurance on any of the Company's officers.

     Management of Growth


     The Company has experienced rapid growth in the number of aircraft, employees, the scope of its operating and financial systems and the geographic area of its operations. This growth has increased the operating complexity of the Company, as well as increased the level of responsibility for both existing and new management personnel. After resumption of service, the Company intends to increase the number of its aircraft in service and to add new routes to its operations subject to FAA and DOT approval. In managing this growth, the Company will be required to continue to improve its operating and financial systems to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified employees to meet the Company's needs during its growth or to manage expanding operations in a manner sufficient to remain competitive.

     Risks of Expansion


     The Company intends to expand its operations into new markets and subject to FAA and DOT approval. Although the Company's low fare service had previously been accepted in the Company's markets, there can be no assurance that its service will continue to be accepted in its markets, particularly in light of the accident involving Flight 592 and ensuing circumstances. Furthermore, the Company's continued expansion will require substantial additional capital expenditures, thereby increasing the risks associated with an expanding operation.

     Nontraditional Distribution System and Reliance on Automation

     The Company employs a computerized airline reservation system designed to meet its specifications. Under this system, the Company does not issue traditional airline tickets; instead at the time of sale/reservation, the Company provides its customers with a confirmation number similar to the systems used by hotels and car rental agencies. Furthermore, the Company does not participate in the Airline Reporting Corporation ("ARC"), the airline industry collection agent for travel agency sales. The Company bills and collects directly from travel agents based on sales information generated through its automation system at the time of the travel agent reservation. The Company relies on its computerized information and reservation system as an important factor in its business strategy. In the event of unanticipated problems, the Company might experience system breakdowns, delays and additional, unbudgeted expense to remedy the defect or to replace the defective system with an alternative system. Any material failure of such system could materially adversely affect the Company's business.

     The DOT has requested comments on the application of air carrier passenger notice requirements to ticketless air travel. Any new requirement that ticketless passengers receive notice documentation could increase the cost and adversely affect the operational effectiveness of the Company's ticketless travel approach. See "Business--Government Regulation."

     Airport Access

     Prior to June 17, 1996, the Company provided air service to 31 markets, including its focus cities of Atlanta, Washington DC (Dulles), Boston and Orlando. The Company's markets are located primarily in the eastern United States. In late 1995, the Company attempted to acquire slots at New York's LaGuardia Airport from TWA. When the slots were ultimately sold to Delta, the Company filed suit to enjoin the transaction. Although injunctive relief was denied, the Company has amended the lawsuit seeking antitrust damages. See "Business--Litigation." More recently, the Company was able to lease other slots at LaGuardia from Continental Airlines for a period of time that enabled the Company to commence service to New York City in May 1996, but the Company subsequently relinquished its slots as a result of the suspension of operations on June 17, 1996. Access to certain "slot" controlled airports (such as Washington's National, New York's Kennedy and LaGuardia and Chicago's O'Hare) is limited and there can be no assurance that the Company would be able to obtain or maintain access to such airports at an acceptable cost. Any condition which would deny or limit the Company's access to the airports it serves, or which diminishes the desire or ability of potential customers to travel between any of the cities it serves, may have a material adverse effect on the Company's business.

     Aging Aircraft; Maintenance and Reliability

     After the intended disposition of the Company's MD-80 aircraft, the Company's entire fleet will consist of DC-9 aircraft manufactured between 1967 and 1976 and having an average number of take-off and landing cycles per aircraft of approximately 67,000, which is substantially higher than the industry average. Because many aircraft components are required to be replaced after specified numbers of flight hours or take-off and landing cycles and because new aviation technology may be required to be retrofitted, in general, the cost to maintain aging aircraft will exceed the cost to maintain newer aircraft. The Company believes that its cost to maintain these aircraft is and will continue to be consistent with industry experience for this aircraft type and age used by comparable airlines. Included in these maintenance expense assumptions are current requirements to comply with existing Aging Aircraft Airworthiness Directives ("ADs") promulgated by the United States Federal Aviation Administration ("FAA"). Amendments to FAA regulations have been proposed and are currently pending administrative approval which would require certain heavy maintenance checks and other maintenance requirements for aircraft operating beyond certain operational limits. It is likely that these maintenance requirements will apply to the aircraft operated by the Company, although it is uncertain whether the proposed amendments will require any changes to the heavy maintenance procedures already utilized by the Company. In addition, the Company may be required to comply with any other future aging aircraft issues, regulations or ADs. There can be no assurance that the Company's costs of maintenance (including costs to comply with aging aircraft requirements) will not materially increase in the future.

     The Company believes that its aircraft are and will be mechanically reliable based on the percentage of scheduled flights completed during its initial operations. There can be no assurance that the Company's aircraft will continue to be sufficiently reliable over longer periods of time. Furthermore, given the age of the Company's fleet, any public perception that the Company's aircraft are less than completely reliable could have a material adverse effect on the Company's business. Various incidents involving the Company's aircraft prior to May 1996, the accident involving Flight 592 and the shutdown of operations have further contributed to a negative public perception as to the safety of the Company's aircraft and operations. See "Prospectus Summary - Recent Developments" and "Risk Factors - Risks Related to the Company - Crash of Flight 592/Suspension of Operations".

     Various FAA findings and safety violations by the Company discovered by the FAA in connection with its special scrutiny of the Company led to the consent order under which the Company's operations were suspended. Although the Company has satisfied the FAA sufficiently to justify a return of its operating certificate, there can be no assurance that the Company will be able to make sufficient changes in its maintenance personnel and procedures and contractor oversight to avoid violations in the future.

     Stage 3 Compliance


     To satisfy FAA rules regarding allowable noise levels, before January 1, 1997, each new entrant airline must have at least 50% of its fleet in compliance with Stage 3 noise level requirements. The balance of each airline's fleet must be brought into compliance with Stage 3 noise requirements in phases, with 75% compliance required by December 31, 1998, and full compliance by December 31, 1999. As of September 30, 1996, 21 of the Company's 46 aircraft meet the Stage 3 requirements. However, compliance with Stage 3 requirements as of January 1, 1997, could be affected by the planned disposition of certain of the Company's aircraft. See "Business - Aircraft". The Company intends to meet its Stage 3 noise requirement obligations by installing hush kits on Stage 2 aircraft and acquiring Stage 3 aircraft. For a discussion of the cost of Stage 3 hush kits, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Although the Company does not believe that there will be a problem in installing the hush kits or acquiring Stage 3 aircraft on a timely basis, there can be no assurance that the Company will be able to do so or that failure to do so will not have a material adverse effect on the Company's business.

     Fuel Efficiency

     The Company's DC-9-32 aircraft are relatively fuel inefficient compared to newer aircraft and industry averages. A significant increase in the price of jet fuel would therefore result in a disproportionately higher increase in the Company's average total costs than that of its competitors using more fuel efficient aircraft. In August 1993, the federal taxes on domestic fuel were increased by 4.3 cents per gallon. Aviation fuel was exempt from this tax increase until October 1, 1995. Although the exemption no longer applies, the aviation industry has proposed an extension of this exemption. The Company cannot predict whether the proposed extension will be approved. If the 4.3 cents per gallon charge was retroactively applied to the Company's fuel purchases for the year ended December 31, 1995, the Company's cost per ASM would have increased by less than one-tenth of one cent.

     The cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world. The Company has no agreement with any fuel suppliers assuring the availability and price stability of fuel. Consequently, the future cost and availability of fuel to the Company cannot be predicted, and substantial price or tax increases or the unavailability of adequate supplies could have a material adverse effect on the Company's business.

     Aircraft Acquisition and Capital Expenditures

     The Company intends to acquire additional aircraft to meet future expansion needs. The Company has contracted with McDonnell Douglas to provide the majority of these aircraft. See "Business--Aircraft." In the event that McDonnell Douglas fails to perform its obligations in a timely manner, aircraft may not be available at prices and terms satisfactory to the Company.

     The total cost of the MD-95 aircraft to be provided by McDonnell Douglas will exceed $1.0 billion. While McDonnell Douglas has committed to provide assistance with respect to the financing of the aircraft to be acquired, the Company will be required to obtain the financing from other sources. While the Company believes that financing for these aircraft is currently available, there can be no assurances that such additional financing will remain available or be available on attractive terms.

     For a summary of some of the Company's capital requirements under its aircraft acquisition program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Expansion will be delayed by the accident involving Flight 592, the resulting heightened FAA scrutiny, customer acceptance problems and the requirement of FAA approval. See "Prospectus Summary - Recent Developments" and "Risk Factors - Risks Related to the Company - Crash of Flight 592/ Suspension of Operations".

     Employee Relations


     The Company believes it operates with lower labor costs than many established airlines, principally due to lower base salaries and greater flexibility in the utilization of personnel. There can be no assurance that the Company will be able to maintain these advantages for any extended period of time. Many airline industry employees are represented by labor unions. The Company's employees are non-union other than the Company's flight attendants and mechanics. The Association of Flight Attendants ("AFA") has filed a lawsuit against the Company regarding the termination of employment of certain former flight attendants. See "Business--Litigation." There can be no assurance that the unionization of the Company's employees will not materially increase the Company's costs.

     Reliance on Others

     The Company has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including aircraft maintenance, ground facilities, baggage handling and personnel training. The Company will likely need to enter into similar agreements in any new markets it decides to serve. All of these agreements are subject to termination after notice. The Company's reliance upon others to provide essential services on behalf of the Company may result in relative inflexibility in controlling the efficiency, timeliness and quality of contract services. Management expects that the Company will be required to rely on such contractors for some time in the future.

     Risk of Loss

     As evidenced by the crash of Flight 592 on May 11, 1996, the Company is exposed to potential catastrophic losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. The Company is required by the Department of Transportation ("DOT") to carry liability insurance on each of its aircraft. The Company currently maintains liability insurance in the amount of $750 million per occurrence. Although the Company currently believes its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that the Company will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the Company. Moreover, any aircraft accident, even if fully insured, could cause and has caused a public perception that some of the Company's aircraft are less safe or reliable than other aircraft, which could have and has had a material adverse effect on the Company's business.

     Control by Management Group

     As of August 31, 1996, the Company's Executive Officers and Directors (eight persons) currently own approximately 37% of the Company's outstanding voting stock, without taking into account the exercise of any of the outstanding employee stock options to purchase Common Stock. These stockholders, acting together, would be able to exercise significant control over all matters requiring stockholder approval, including election of directors and approval of significant corporate transactions. See "Principal Stockholders."

RISKS RELATED TO THE INDUSTRY AND THE COMPANY

     Competition and Competitive Reaction

     The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978 (the "Deregulation Act"), which has substantially eliminated government authority to regulate domestic routes and fares, and has increased the ability of airlines to compete with respect to destination, flight frequencies and fares. The Company competes with airlines which presently serve the Company's current and proposed routes and which are larger and have greater name recognition and greater resources than the Company. The Company may also face competition from airlines which may begin serving any of the markets the Company serves, from an expansion of existing low fare service offered by current competitors, from new low cost airlines that may be formed to compete in the low fare market (including any that may be formed by Delta or other major airlines) and from ground transportation alternatives.

     Other airlines may meet or price their fares below the Company's fares or introduce new non-stop service between cities served by the Company on a one-stop basis, and prevent the Company from attaining a share of the passenger traffic necessary to maintain profitable operations. The Company's ability to meet price competition depends on its ability to operate at costs equal to or lower than its competitors or potential competitors. In addition, competitors with greater financial resources than the Company may price their fares below the Company's fares or increase their service which could have a material adverse effect on the Company's business.

     Unlike most of its competitors, the Company does not offer or plan to offer a frequent flyer program or participate in the airline industry's computerized reservation systems ("CRSs") used extensively by travel agents. Lack of such frequent flyer program and participation in the CRSs could become a competitive disadvantage.

     Cyclical Nature of Airline Industry

     The airline industry is highly sensitive to general economic conditions. Because a substantial portion of airline travel (both business and personal) is leisure travel, the industry tends to experience severe adverse financial results during general economic downturns. Any prolonged general reduction in airline passenger traffic may adversely affect the Company, particularly since the Company is substantially dependent on the stimulation of additional discretionary air travel.

     Federal Regulation

     The Company has the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an operating certificate from the FAA; however, the continuation of such authority is subject to continued compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. The FAA has the authority to bring proceedings to enforce the safety laws and regulations under the Federal Aviation Act of 1958, as amended (the "Aviation Act"), including the assessment of civil penalties, suspension or revocation of the Company's authority to operate and the pursuit of criminal sanctions. The DOT has similar authority with regard to enforcement of the economic laws and regulations under the Aviation Act. No assurance can be given with respect to the cost of compliance with all present and future rules and regulations and the effect on the business of the Company, particularly its expansion plans and aircraft acquisition program.

     Extraordinary regulatory review of the Company's operations by the FAA followed the accident involving Flight 592 on May 11, 1996, and various FAA findings and violations of FAA safety rules ultimately resulted in the consent order under which the Company's operations were suspended on June 17, 1996. The Company has subsequently satisfied the FAA with respect to the safety violations referenced in the consent order and the FAA returned the Company's operating certificate to it on August 29, 1996. The Company is likely to be subject to increased and continuing regulatory scrutiny which could affect the Company's operations, acquisition program and expansion plans indefinitely.

     Unauthorized Parts

     The Company has heavy aircraft maintenance as well as engine and component overhaul performed by FAA approved contract maintenance providers. Each of the contractors as well as the Company has procedures in place to ensure the use of authorized materials during the performance of maintenance. A risk exists that through fraud or negligence unauthorized parts could be used on any air carrier's aircraft including those of the Company.

RISKS RELATED TO THE OFFERING

     Ranking of Exchange Notes and Guarantees as Unsecured Obligations; Holding Company Structure

     The Exchange Notes and the Guarantees will rank pari passu in the right of payment as to all existing and future unsecured indebtedness of the Company and the Guarantors, respectively, and senior in right of payment as to any future unsecured indebtedness that may be expressly subordinated to the Exchange Notes or the Guarantees, as the case may be. The Exchange Notes are not secured by any of the assets of the Company and are general unsecured obligations of the Company. The Exchange Notes and the Guarantees will be effectively subordinated to all existing and future secured indebtedness of the Company and the Guarantors, respectively, to the extent of assets of the Company or the Guarantors pledged as collateral. The Company and its subsidiaries, including the Guarantors, are permitted to incur a substantial amount of secured indebtedness and expect to do so. See "Description of the Exchange Notes-- Covenants--Limitation on Company Debt" and "--Limitation on Subsidiary Debt and Preferred Stock." In the event of any distribution or payment of the assets of the Company or the Guarantors in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to the assets of the Company or the Guarantors which constitute their collateral. In the event of bankruptcy, liquidation or reorganization of the Company or the Guarantors, holders of the Exchange Notes and Guarantees will participate ratably with all holders of indebtedness of the Company and the Guarantors which is unsecured and all other general creditors of the Company and the Guarantors, based upon the respective amounts owed to each holder or creditor in the remaining assets of the Company and the Guarantors, and there may not be sufficient assets to pay amounts due on the Exchange Notes.

     Because the Company is a holding company that conducts its operations through subsidiaries, it has few assets of its own; substantially all the assets and all of the indebtedness (other than the Notes) reflected in the Company's consolidated balance sheet included herein are assets and indebtedness of the Company's subsidiaries. Although the Exchange Notes are senior obligations of the Company, they are effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not Guarantors and to all existing and future liabilities of the Guarantors in the event the Guarantees were avoided or subordinated in favor of the Guarantors' other creditors. See "--Fraudulent Conveyance" below. In the event the Guarantees were so avoided or subordinated, the Exchange Notes would be effectively subordinated to all existing and future liabilities of all of the Company's subsidiaries with respect to substantially all the Company's assets on a consolidated basis. Moreover, the Indenture permits assets to be held and indebtedness to be incurred by the Company's subsidiaries. See "Description of the Exchange Notes."

     As of June 30, 1996, the Company's consolidated indebtedness totaled $312.4 million, of which $150.0 million was indebtedness of the Company, $162.4 million was indebtedness of the Guarantors (other than the Guarantees) and $162.4 million was secured indebtedness.

     As a holding company, the Company will depend on the receipt of dividends and other amounts from its subsidiaries from time to time to fund the payment of its debt service, including payments of all interest and principal on the Exchange Notes. Although the Indenture generally prohibits the Company from permitting its Restricted Subsidiaries to allow restrictions on their ability to pay dividends and other amounts to the Company, any such restrictions could materially adversely affect the Company's ability to service and repay its debts, including the Exchange Notes.

     Substantial Indebtedness of the Company

     As of June 30, 1996, the Company had approximately $312.4 million of indebtedness on a consolidated basis. During any period when the Notes are not rated Investment Grade (as defined), the Indenture limits, but does not prohibit, the incurrence of additional indebtedness, secured or unsecured, by the Company. Moreover, the Indenture limits, but does not prohibit, the incurrence of additional indebtedness, secured or unsecured, by the Company's subsidiaries. For example, there is generally no limit on the ability of the Company and its subsidiaries to incur indebtedness to pay or finance up to 80% of the purchase price of aircraft (including on a secured basis with such aircraft as collateral) or to incur lease obligations with respect to aircraft, in each case as long as the Company maintains Consolidated Net Worth (as defined) of at least $162 million. In addition, the Company is permitted to incur up to $100 million of indebtedness under one or more bank credit agreements. The Company expects that it and its subsidiaries will incur substantial additional indebtedness, which is likely to be secured, in the future in connection with the acquisition of additional aircraft and for other purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." As a result, a substantial portion of the Company's cash flow will be devoted to debt service. The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Exchange Notes. The ability of the Company to make payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. Over the term of the Exchange Notes, there can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments when due. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing or attempt to refinance its existing indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company, or that the Company will be able to refinance its existing indebtedness. If no such refinancing or additional financing were available, the Company could be forced to default on its debt obligations and, as an ultimate remedy, seek protection under the Federal bankruptcy laws.

     Fraudulent Conveyance

     The Guarantees may be subject to review under federal or state fraudulent transfer law. To the extent that a court were to find that (x) the Guarantees were incurred by any Guarantor with intent to hinder, delay or defraud any present or future creditor, or a Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) any Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantees and any Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the Guarantees, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate the Guarantees in favor of a Guarantor's creditors. If the Guarantees are subordinated, payments of principal and interest on the Exchange Notes generally would be subject to the prior payment in full of all indebtedness of the Guarantors. Among other things, a legal challenge of the Guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by a Guarantor as a result of the issuance by the Company of the Exchange Notes. The extent (if any) to which a particular Guarantor may be deemed to have received such benefits may depend on the Company's use of the proceeds of the Outstanding Notes, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the Guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. Based upon financial and other information currently available to it, the Company presently believes that the Guarantees are being incurred for proper purposes and in good faith, and that the Guarantors (i) are solvent and will continue to be solvent after issuing the Guarantees, (ii) will have sufficient capital for carrying on their business after such issuance and
(iii) will be able to pay their debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions, or determine that any particular Guarantor received fair consideration or reasonably equivalent value for issuing its Guarantee.

     Absence of Public Market

     There is no existing market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders to sell the Notes, or the price at which holders would be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Notes has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers of the Outstanding Notes have advised the Company that they currently intend to make a market in the Notes offered hereby; however, they are not obligated to do so and any market making may be discontinued at any time without notice. The Outstanding Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them.

     Consequences of Failure to Exchange; Possible Adverse Effect on Trading Market for Outstanding Notes

     Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. Subject to the obligation by the Company to file a Shelf Registration Statement covering resales of Outstanding Notes in certain circumstances, the Company does not intend to register the Outstanding Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. In addition, any holders of Outstanding Notes who tender in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Additionally, as a result of the Exchange Offer, it is expected that a substantial decrease in the aggregate principal amount of Outstanding Notes outstanding will occur. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Notes. See "The Exchange Offer" and "Description of the Exchange Notes - Registration Covenant; Exchange Offer".

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except as otherwise described herein under "The Exchange Offer - Terms of the Exchange Offer". The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                CAPITALIZATION

     The following table sets forth the consolidated capitalization and cash and cash equivalents of the Company as of June 30, 1996. This table should be read in conjunction with the financial statements and related notes appearing elsewhere herein.

                                                                               June 30, 1996
                                                                       ---------------------------
                                                                          (dollars in thousands)
Cash and cash equivalents..................................                      $207,977

Long-term debt (1)
     Current maturities of long-term debt                                        $ 74,459
     Secured debt..........................................                        87,981
     The Notes.............................................                       150,000
                                                                                  -------

     Total debt............................................                       312,440
                                                                                  -------

Stockholders' equity.......................................                       165,402
                                                                                  -------

     Total capitalization..................................                      $477,842
                                                                                  =======

__________________

(1) For further discussion of the Company's long-term debt, as well as its financing needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and
       note 4 to the Company's consolidated financial statements included herein.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were sold by the Company on April 17, 1996 to the Initial Purchasers, who sold the Outstanding Notes to certain institutional investors in reliance on Rule 144A and Regulation D promulgated by the Commission under the Securities Act. In connection with the sale of the Outstanding Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Notes for senior debt securities of the Company with terms substantially identical to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) within 60 days after the date of original issuance of the Outstanding Notes and (ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 180 days after such issue date. If applicable law or the positions taken by the staff of the Commission that have been enunciated in the no-action letters issued in Exxon Capital Holdings Corp. (available April 13, 1989) and Morgan Stanley & Co. Inc. (available June 5, 1991), among others, do not permit the Company to cause the registration statement containing this Prospectus to become effective or to effect the Exchange Offer, the Company will use its best efforts to cause to become effective the Shelf Registration Statement with respect to the resale of the Outstanding Notes and to keep the Shelf Registration Statement effective until three years after the effective date thereof. The interest rate on the Outstanding Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Description of the Exchange Notes-Registration Covenant; Exchange Offer". Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means the registered holder of the Outstanding Notes or any other person who has obtained a properly completed bond power from the registered holder.

     Each holder of the Outstanding Notes who wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate", as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Description of the Exchange Notes - Registration Covenant; Exchange Offer". Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters.

RESALE OF EXCHANGE NOTES

     Based on positions taken by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such positions taken by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

     This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Outstanding Notes properly tendered and not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered pursuant to the Exchange Offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Outstanding Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

     As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Outstanding Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Outstanding Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.

     The Company shall be deemed to have accepted for exchange properly tendered Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the applicable provisions of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "- Certain Conditions to the Exchange Offer".

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer - Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York time on ____________________, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Exchange Offer will not in any event be extended beyond _____________, 1996.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 10 1/4% per annum, payable semi-annually, on each April 15 and October 15, commencing October 15, 1996. Holders of Exchange Notes will receive interest on October 15, 1996 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued and unpaid interest on the Outstanding Notes from the date of initial issuance to the date of exchange thereof for Exchange Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Outstanding Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall reasonably deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York time, on the Expiration Date. In addition, either (i) Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer - Exchange Agent" prior to 5:00 p.m., New York time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Outstanding Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder of Outstanding Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer - Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a)     The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Outstanding Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date.

               For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent". Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "- Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     Fleet National Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              Fleet National Bank
                             Mail Stop: CTMO 0224
                                777 Main Street
                              Hartford, CT 06115
                       Attn:  Corporate Trust Operations
                                 By Facsimile:
                                (860) 986-1499
                       (For Eligible Institutions Only)

                             Confirm by Telephone:
                                (800) 666-6431

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $150,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, printing costs and related fees and expenses.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

          The following selected consolidated financial and operating data for the period from July 10, 1992 (date of inception) to December 31, 1992 and for the years ended December 31, 1993, 1994 and 1995, are derived from the audited consolidated financial statements of the Company. The financial and operating data for the six month periods ended June 30, 1995 and 1996, are derived from unaudited consolidated financial statements. The unaudited financial statements indicate all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                            Period from
                                             Inception
                                          (July 10, 1992)                    Year ended                  Six months ended
                                                to                          December 31,                      June 30,
                                                                   -------------------------------     --------------------
                                        December 31, 1992(a)       1993(a)      1994        1995         1995        1996
                                        --------------------       -------    --------    --------     --------    --------
                                                                         (dollars in thousands)
STATEMENTS OF OPERATIONS DATA:
Operating revenues....................            --             $  5,811     $133,901    $367,757     $147,660    $191,212
Operating expenses:
   Flight operations..................            --                  474        6,967      16,273        6,195      12,933
   Aircraft fuel......................            --                  977       21,775      55,813       22,597      39,137
   Maintenance........................            --                  732       14,862      47,330       19,500      31,419
   Station operations.................            --                1,199       20,198      49,931       20,621      32,641
   Passenger services.................            --                  228        3,942      10,363        3,710       7,624
   Marketing and advertising..........            --                1,097        6,546       8,989        5,393       6,507
   Sales and reservations.............            --                  967       11,325      31,156       12,482      15,442
   General and administrative.........          $ 23                  866        5,039      10,617        4,353       8,161
   Employee bonus.....................            --                  ---        5,146      14,382        6,632       1,245
   Depreciation.......................            --                  138        3,555      15,147        5,604      13,211
   Shutdown and other nonrecurring
       expenses.......................            --                  ---          ---         ---          ---      31,623
                                              ------              -------      -------    --------     --------     -------
Total operating expenses..............            23                6,678       99,355     260,001      107,087     199,943
                                              ------              -------      -------    --------     --------     -------
Operating income (loss)...............           (23)                (867)      34,546     107,756       40,573     ( 8,731)
   Interest expense...................            --                  112        2,388       6,579        3,087       8,624
   Interest income....................            --                  (85)      (1,423)     (5,555)     ( 2,857)    ( 4,524)
   Arrangement fee for aircraft transfers         --                  ---          ---         ---          ---     (11,861)
   Gain from insurance recovery on loss
        of aircraft...................            --                  ---          ---    (  1,094)     ( 1,094)    ( 2,815)
                                              ------              -------      -------    --------      -------     -------

Income (loss) before income taxes.....           (23)                (894)      33,581     107,826       41,437       1,845
Provision for income taxes............            --                  ---       12,849      40,063       15,506         752
                                              ------              -------      -------    --------      -------     -------
Net income (loss).....................      $    (23)            $   (894)    $ 20,732    $ 67,763     $ 25,931    $  1,093
                                              ======              =======      =======     =======      =======     =======
Ratio of earnings to fixed charges (b)           ---(c)               ---(c)       9.5x       11.0x         9.8x        1.2x
                                              ------              -------      -------     -------      -------     -------
BALANCE SHEET DATA (END OF PERIOD):

Cash and cash equivalents                       $495             $ 13,247     $ 85,078    $127,947     $137,944    $207,977
Working capital.......................           482               10,284       58,585      63,523       71,745     185,023
Property and equipment, net...........            --               13,458       71,880     196,954      107,379     225,266
Total assets..........................           495               30,264      173,039     346,741      264,825     521,592
Total debt (d)........................            --               10,397       46,965     109,038       68,716     312,440
Stockholders' equity..................           482               15,143       93,117     162,065      119,446     165,402

See footnotes beginning on next page


                                                                    Year ended                               Six months ended
                                                                   December 31,                                   June 30,
                                                     -----------------------------------------             --------------------
                                                     1993(a)           1994             1995                 1995        1996
                                                     -------         --------         --------             --------    --------
OPERATING DATA (E):
Revenue passengers enplaned...........               105,957         2,040,892       5,177,629            2,160,733   2,522,709
Revenue passenger miles (RPM) (thousands)             44,062           940,546       2,624,298            1,083,866   1,312,519
Available seat miles (ASM) (thousands)                63,265         1,470,614       3,812,696            1,566,019   2,301,899
Load factor...........................                 69.7%             64.0%           68.8%                69.2%       57.0%
Break-even load factor................                 72.8%             44.6%           45.8%                46.7%       56.5%
Break-even load factor excluding shutdown
      and other nonrecurring expenses                  72.8%             44.6%           45.8%                46.7%       47.1%
Average fare..........................                $54.62            $63.48          $68.10               $65.63      $72.75
Passenger yield.......................                13.13c            13.77c          13.44c               13.08c      13.98c

Total revenue per ASM.................                 9.19c             9.05c           9.62c                9.41c       8.25c
Total cost per ASM....................                 9.75c             6.78c           6.80c                6.88c       8.16c
Total cost per ASM excluding employee
     bonuses and shutdown and other
     nonrecurring expenses............                 9.75c             6.43c           6.42c                6.35c       6.75c

Completion factor.....................                 98.8%             99.5%           99.0%                99.2%       89.8%
Aircraft in service (end of period)...                     6                22              42                   28           0
Cities served (end of period).........                     8                17              26                   24           0
Average passenger trip length (miles).                   416              4461             507                  502        520
Average stage length (miles)..........                   3393              444             497                  494        511


                                FINANCIAL DATA


                                                                Year ended                             Six months ended
                                                            December 31,  1995                           June 30, 1996
                                                     ------------------------------------       -------------------------------
                                                     Actual               As Adjusted (f)       Actual          As Adjusted (f)
                                                     ------               ---------------       ------          ---------------
                                                                                   (dollars in thousands)
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents.............                 $127,947              $274,010           $207,977            $207,977
Working capital.......................                   63,523               209,586            185,203             185,203
Total assets..........................                  346,741               496,741            521,592             521,592
Total debt............................                  109,038               259,038            312,440             312,440
Stockholders' equity..................                  162,065               162,065            165,402             165,402

OTHER DATA:
Rental expense........................                 $ 12,516              $ 12,516           $  8,207            $  8,207
Interest expense......................                    6,579                22,742              8,624              13,319
Interest income.......................                    5,555                 5,555              4,524               4,524
Net interest expense..................                    1,024                17,187              4,100               8,795

_________________

(a) The Company's flight operations commenced October 26, 1993. Prior to that time, the Company was in the development stage.

(b) For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor.

(c) For the period ended December 31, 1992 and for the year ended December 31, 1993, the Company's earnings were insufficient to cover fixed charges by $23,000 and $894,000, respectively.

(d) The Company owns all of its current aircraft and has had no obligations under aircraft leases, other than on a short-term, contingency basis. The Company's rental expense has consisted primarily of airport lease costs.

(e) All operating data other than total revenue per ASM and total cost per ASM refers to scheduled service. The terms included in operating data have the meanings indicated below:

  "REVENUE PASSENGERS ENPLANED" represents the number of paid passengers boarded.

  "REVENUE PASSENGER MILES" or "RPMs" represents the number of miles flown by revenue passengers on scheduled flights.

  "AVAILABLE SEAT MILES" or "ASMs" represents the number of seats available for passengers on scheduled flights multiplied by the number of miles those seats are flown.

  "LOAD FACTOR" represents revenue passenger miles divided by scheduled service ASMs.

  "BREAK-EVEN LOAD FACTOR" represents the percentage of revenu e passenger miles which must be flown for the airline to break-even after operating and net other expenses (income) but without regard to amounts payable under the employee bonus program which will be paid at the discretion of the Company only if the Company is profitable. Break-even load factor is calculated by taking total expenses less employee bonuses and other revenue, divided by total service ASMs, divided by passenger yield.

  "AVERAGE FARE" represents passenger revenue divided by revenue passengers enplaned. "Passenger yield" represents the total passenger revenue divided by RPMs.

  "TOTAL REVENUE PER ASM" represents total revenues divided by total available seat miles (including charter service ASMs).

  "TOTAL COST PER ASM" represents total expenses divided by total available seat miles (including charter service ASMs).

  "COMPLETION FACTOR" represents the percentage of scheduled flights actually flown by the Company.

  "AVERAGE PASSENGER TRIP LENGTH" represents the distance computed by dividing revenue passenger miles by revenue passengers enplaned.

  "AVERAGE STAGE LENGTH" represents the scheduled aircraft miles flown divided by the total number of departures.

(f) As adjusted to give effect to the sale of the Notes by the Company, after payment of underwriting discount of $3,937,500, as though the Company had issued the Notes as of the beginning of the period for statement of operations purposes and as of the end of the period for balance sheet purposes.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The Company began flight operations on October 26, 1993, with two DC-9-32 aircraft operating eight daily flights between Atlanta and Jacksonville, Orlando and Tampa. Since that time and until suspension of service on June 17, 1996, the Company has increased the number of markets served and number of flights offered as the Company has placed in service additional aircraft. The following chart indicates the expansion of service through June 1996:

          As of                          Total Number        Number of Peak
       Quarter End                       of Aircraft          Day Flights                New Cities Added
       -----------                       -----------         --------------              ----------------
December 1993..........................      6                   34             Atlanta, Jacksonville, Orlando, Tampa,
                                                                                FortLauderdale, Louisville, Memphis, New Orleans

March 1994.............................      10                  70             Nashville, Washington DC (Dulles), West Palm Beach,
                                                                                Fort Myers, Savannah

June 1994..............................      14                  92             Chicago (Midway), Philadelphia
September 1994.........................      16                  114            Dallas/Fort Worth, Indianapolis
December 1994..........................      22                  124            None
March 1995.............................      27                  184            Detroit, Hartford/Springfield, Miami,
                                                                                Raleigh/Durham, Columbus, Montreal

June 1995..............................      28                  208            Boston

September 1995.........................      34                  228            Kansas City, Newport News, Jackson (Montreal
                                                                                discontinued)

December 1995..........................      42                  268            None

March 1996.............................      47                  286            Charlotte, Pittsburgh

June 1996..............................      51                    0            New York (LaGuardia), Fort Walton Beach, Mobile
                                                                                Service suspended to all markets as of June 17, 1996


The Company's operations prior to October 26, 1993, were limited to start-up activities and, as a result, the Company's revenues prior to October 26, 1993 (limited to interest earned on cash deposits) and expenditures for such period are not indicative of anticipated revenues which may be attained or expenditures which may be incurred by the Company in future periods. The Company did not begin incurring significant start-up expenses until the second quarter of 1993. As a result, any comparison of 1994 with 1993 would not be meaningful. Consequently, the following is a comparison of the results of operations for the year ended December 31, 1994 with the year ended December 31, 1995 and a comparison of the results of operations for the six months ended June 30, 1995 with the six months ended June 30, 1996.

As a result of the crash of Flight 592, the ensuing extraordinary review of the Company's operations by the FAA and the suspension of the Company's operations as of June 17, 1996, the Company's results for periods prior to May 1996 are not necessarily reflective of the results to be expected in future periods.


Other consequences of the accident, ensuing FAA inspections, media coverage and shutdown of operations include:


1. The suspension of operations is anticipated to result in the failure of the Company to meet certain financial covenants under certain of the Company's secured debt. Such failure could result in the acceleration of that debt and possibly other debt of the Company. See "Risk Factors - Risks Related to the Company - Crash of

          Flight 592/Suspension of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".


2. The expansion of the Company's operations will likely be subject to FAA and DOT approval for an indefinit period of time.


3. The Company is unable to predict how significantly the accident and shutdown will affect load factors and yield after the Company resumes operations or the length of time load factors and yield will be impacted.


4. The Company has sold certain of its aircraft and has assigned its rights to purchase certain aircraft presently under contract for delivery in 1996. In addition, the Company may lease out or sell some of its other aircraft.


5. The Company has refunded fares paid by customers affected by the Company's changing schedules and by those who otherwise chose to change their travel plans.


6. After resumption of service, the Company's costs per ASM will likely increase to some extent to reflect the cost of additional maintenance procedures adopted by the Company and lower aircraft utilization levels.


7. The Company may reduce its workforce permanently if the FAA or lack of customer acceptance extends the period prior to the Company reestablishing its previous level of service.


8. The aircraft destroyed was insured for $4.0 million which is in excess of its book value. The Company carries $750 million of liability insurance. Although the Company believes that such insurance will be sufficient to cover all claims arising from the accident, there can be no assurance that the aggregate of all claims will not exceed such insurance limits.


9. Several stockholder lawsuits have been filed against the Company and certain of its officers and directors alleging, among other things, violation of federal securities laws. While the Company denies that it has violated any of its obligations under the federal securities laws and believes that the lawsuits do not have any merit, there can be no assurance that the Company will not sustain material liability under such or related lawsuits.


10. Various governmental authorities are conducting civil and criminal investigations of the circumstances surrounding the accident. The Company is cooperating with the authorities in connection with these investigations.


          In light of these factors, persons investing in the securities of the Company should be apprised of the following additional risks:


          1. If the AFA is successful in its lawsuit challenging the final order of the DOT, the Company's operations could be suspended for an indefinite period of time.


          2. The suspension of operations is anticipated to result in the failure of the Company to meet certain financial covenants (the fixed charge coverage ratio) under certain of the Company's secured debt. Such failure could result in the acceleration of such debt and a reduction in the Company's cash position. If the Company fails to timely repay all indebtedness accelerated or if the Company's other secured lenders or the holders of the Notes seek to accelerate their debt as a result of such accelerations, then a substantial portion or all of the Company's debt could be accelerated. The Company does not have sufficient cash to satisfy all of its debt at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".


          3. There can be no assurance that the Company will be able to recover sufficient customer acceptance in order to regain profitability.


          4. Even if the Company regains profitability, the Company may have permanently lost a certain amount of customer support which could decrease the Company's profitability indefinitely.

          5. The expansion of the Company's operations will likely be subject to FAA and DOT approval for an indefinite period of time.


          6. If the FAA determines that there is a problem in the Company's aircraft fleet or operations such that the Company's aircraft are grounded or the Company's operations are shut down, even if for a limited time, the Company may face loss of customer support as a result of the shutdown of its operations in addition to the costs incurred during the period operations have been affected.


          7. If the National Transportation Safety Board (NTSB) were to determine that the Company's maintenance procedures or aging aircraft contributed to the cause of the accident, such determination could have a substantial adverse effect on the Company's future operations.


          8. The occurrence of one or more subsequent incidents or accidents by ValuJet's aircraft could likely have a substantial adverse effect on the Company's public perception and future operations.

YEAR ENDED DECEMBER 31, 1995, COMPARED WITH YEAR ENDED DECEMBER 31, 1994

          The following table sets forth certain operating data of the Company for the years ended December 31, 1994, and December 31, 1995.

                                                                          Year Ended
                                                  ----------------------------------------------------------
                                                        December 31, 1994                      December 31, 1995
                                                  ------------------------------          -------------------------
                                                             Percentage    Per                        Percentage   Per
                                                  Amount     of Revenues   ASM            Amount      of Revenues  ASM
                                                  ------     -----------   ---            ------      -----------  ---
                                                  (000)                                   (000)
Operating revenues.......................         $133,901      100.0%     9.05c          $367,757      100.0%     9.62c
                                                  ========      ======     =====          ========      ======     =====

Expense category:

Flight operations........................         $  6,967        5.2%     0.47c          $ 16,273        4.4%     0.42c
Aircraft fuel............................           21,775       16.3      1.47             55,813       15.2      1.46
Maintenance..............................           14,862       11.1      1.00             47,330       12.9      1.24
Station operations.......................           20,198       15.1      1.37             49,931       13.6      1.31
Passenger services.......................            3,942        2.9      0.27             10,363        2.8      0.27
Marketing and advertising................            6,546        4.9      0.44              8,989        2.4      0.23
Sales and reservations...................           11,325        8.5      0.77             31,156        8.5      0.81
General and administrative                           5,039        3.8      0.34             10,617        2.9      0.28
Employee bonuses.........................            5,146        3.8      0.35             14,382        3.9      0.38
Depreciation.............................            3,555        2.7      0.24             15,147        4.1      0.40
Other expenses (income), net                           965        0.7      0.07                (70)      (0.0)    (0.00)
                                                  --------       ----      ----           --------       -----    ------

Total expenses...........................         $100,320       75.0      6.78c          $259,931       70.7%     6.80c
                                                  ========       ====      ====           ========       =====     =====

Operating revenues

          Total operating revenues increased approximately 175% ($233.9 million) from 1994 to 1995. This increase was due to several factors. The average number of flights increased from 80 flights per day during 1994 to 186 flights per day during 1995 as the Company placed into service additional aircraft and commenced service to additional markets. Total available seat miles ("ASMs") increased 158% and revenue passenger miles ("RPMs") increased 179% during this period. RPMs increased during the same period at a greater rate than ASMs due to an increase in the load factor from approximately 64.0% to approximately 68.8%. Additionally, the average fare increased from $63.48 to $68.10 primarily due to a 12.0% increase in average stage length.

Expenses

          Flight operations expense includes all expenses related directly to the operation of the aircraft other than aircraft fuel, maintenance expenses and passenger services expenses. Expenses for hull insurance and compensation of pilots (exclusive of bonuses) are included in flight operations. Also included are expenses related to flight dispatch and flight operations administration. Expenses for flight operations per ASM decreased from approximately 0.47(cent) per ASM in 1994 to 0.42(cent) per ASM in 1995 as the Company achieved efficiencies in flight operations administration and flight dispatch.

          Aircraft fuel expense includes both the direct cost of the fuel as well as the costs of delivering fuel into the aircraft. Aircraft fuel cost increased approximately 156% from 1994 to 1995 primarily due to a 158% increase in ASMs. On a per ASM basis, fuel expense was virtually unchanged (1.47(cent) per ASM during 1994 compared to 1.46(cent) per ASM during 1995). The Company's average fuel cost increased from approximately $0.58 per gallon for 1994 to approximately $0.60 per gallon for 1995 while fuel burn per block hour decreased from 890 gallons to 870 gallons.

          Maintenance expense includes all expenses related to the upkeep of the aircraft and ground equipment. Such expenses include maintenance labor, parts and supplies. The cost of engine overhauls and routine maintenance costs for aircraft and engine maintenance are charged to maintenance expense as incurred. Maintenance expense increased 218% from 1994 to 1995. Maintenance expense in prior periods was significantly lower since each aircraft acquired by the Company entered service immediately following a scheduled maintenance check and, as a result, no scheduled maintenance was required during the first few months of each aircraft's operations. Due to the Company's use of a continuous overhaul program, the Company's aircraft are generally scheduled for some level of overhaul procedures within twelve months of the purchase date. The Company also recorded a $2.0 million charge to maintenance expense as a result of an airworthiness directive issued by the FAA in response to an engine failure that occurred on June 8, 1995. This airworthiness directive requires the Company to remove certain engines before their normally scheduled service dates. Maintenance expenses, exclusive of this charge, increased during 1995 by 205% as a result of routine and heavy maintenance procedures performed during this period.

          Station operations expense includes all expenses incurred at the airports, as well as station operations administration. Station operations expense includes landing fees, facilities rental, station labor, passenger liability insurance and ground handling expenses. Station operations expense increased approximately 147% ($29.7 million) from 1994 to 1995, primarily due to an increase in the number of cities served and an increase in the number of departures. The Company served 8 cities as of the beginning of 1994 and increased that number to 17 as of December 31, 1994 and 26 as of December 31, 1995. In addition, departures increased from approximately 29,280 during 1994 to 67,861 during 1995 and the average cost per departure increased from approximately $690 to approximately $735. This increase in cost per departure was due to higher load factors during 1995. As a percentage of revenue, station operations expense decreased from 15.1% of 1994 revenue to 13.6% of 1995 revenue due to the spreading of the fixed costs over a larger revenue base.

          Passenger services expense includes flight attendant wages and benefits and catering expenses. Also included are the costs for flight attendant training and flight attendant overnight expenses. Passenger services expense for 1995 increased approximately 163% over the 1994 level as the number of departures rose approximately 132% and the number of passengers increased approximately 154%.

          Marketing and advertising expense includes all advertising expenses and wages and benefits for the marketing department. Marketing and advertising expense, as a percentage of revenues, decreased from 4.9% in 1994 to 2.4% in 1995 due to the Company's increased revenue base over which to spread these costs. The Company also tends to advertise more during periods with lower load factors.

          Sales and reservations expense includes all of the costs related to recording a sale or reservation. These expenses include wages and benefits for reservationists, rent, telecommunication charges, credit card fees and travel agency commissions. Sales and reservations expense increased 175% from 1994 to 1995 as the number of bookings increased approximately 89%. This increase was primarily due to an increase in commissions expense (travel agent commissions and credit card fees) due to the increase in load factor to approximately 68.8%.

          General and administrative expense includes the wages and benefits for the Company's executive officers and various other administrative personnel. Also included are costs for office supplies, legal expenses, accounting and other miscellaneous expenses. General and administrative expenses increased 111% from 1994 to 1995 despite a 158% increase in ASMs over the same period. This increase in expense was primarily due to the Company's continuing expansion.

          Employee bonuses for 1994 and 1995 were accrued at 13% and 12%, respectively, of pre-tax, pre-bonus income. The actual amount to be paid out and the form of employee bonuses are at the sole discretion of the Company's Board of Directors.

          Depreciation expense includes depreciation on aircraft and ground equipment, but does not include any amortization of start-up and route development costs as all of these costs are expensed as incurred. Depreciation expense increased 326% from $3.6 million for 1994 to $15.1 million for 1995, as additional aircraft and other property have been acquired.

          Other expenses (income), net consists primarily of interest income and interest expense. Interest income increased as a result of higher cash balances and interest expense increased due to debt incurrences in connection with aircraft acquisitions. During 1995 the Company also recognized a gain of $1.1 million relating to the insurance recovery resulting from the destruction of one of its aircraft. During 1995 interest income and the gain on disposal exceeded interest expense by approximately $70,000.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

          The following table sets forth certain operating data of the Company for the six months ended June 30, 1995, and June 30, 1996.

                                                                          Year Ended Six Months Ended
                                                  ----------------------------------------------------------------------------
                                                          June 30, 1995                            June 30, 1996
                                                  ------------------------------   -------------------------------------------
                                                            Percentage      Per                     Percentage       Per
                                                   Amount   of Revenues     ASM         Amount      of Revenues      ASM
                                                   ------   -----------     ---         ------      -----------      ---
                                                   (000)                                 (000)
Operating revenues........................        $147,660    100.0%       9.41c        $191,212      100.0%          8.25c
                                                  ========    ======       =====        ========      ======          =====

Expense category:

Flight operations.........................        $  6,195      4.2%       0.40c          12,933        6.8%          0.56c
Aircraft fuel.............................          22,597     15.3        1.44           39,137       20.4           1.69
Maintenance...............................          19,500     13.2        1.24           31,419       16.4           1.35
Station operations........................          20,621     14.0        1.31           32,641       17.1           1.41
Passenger services........................           3,710      2.5        0.24            7,624        4.0           0.33
Marketing and advertising.................           5,394      3.7        0.34            6,507        3.4           0.28
Sales and reservations....................          12,482      8.5        0.80           15,442        8.1           0.67
General and administrative................           4,353      2.9        0.28            8,161        4.3           0.35
Employee bonuses..........................           6,632      4.5        0.42            1,245         .7           0.05
Depreciation..............................           5,603      3.7        0.36           13,211        6.9           0.57
Nonrecurring expenses.....................               0      0.0        0.00           31,623       16.5           1.36
Other expenses (income), net                          (865)    (0.6)      (0.06)         (10,576)     ( 5.5)         (0.46)
                                                   -------    ------       -----         --------     ------         ------

Total expenses............................        $106,222     71.9%       6.77c        $189,367       99.1%          8.16c
                                                  ========     =====       =====        =========      =====          =====

Operating revenues

          Total operating revenues increased approximately 29% ($43,553,000) from the six months ended June 30, 1995 to the six months ended June 30, 1996. This increase was due to several factors. The average number of flights increased from 156 flights per day to 222 flights per day during the first six months of 1996 as the Company placed into service additional aircraft and commenced service to additional markets. ASMs increased 47% from the six months ending June 30, 1995 to the six months ending June 30, 1996 and RPMs increased 21% during the same period. The increases in ASMs and RPMs were attributable to increasing service levels prior to the accident.

          The load factor for the first six months of 1996 was approximately 57% compared to approximately 69% for the first six months of 1995 due to a 17% increase in passengers and a 47 % increase in ASMs over the same period. The load factor was also negatively impacted by the accident on May 11, 1996 and schedule unreliability during the intensive FAA scrutiny. Meanwhile, the average fare increased to $72.75 for the six months ending June 30, 1996 from $65.63 for the six months ended June 30, 1995 primarily due to the Company's decision not to reduce gross fares upon the expiration of the 10% federal excise tax on air transportation as of January 1, 1996. The Company did, however, match the lower fares of the industry in February, but in March returned fares to near their previous levels.

Expenses


          Expenses for flight operations per ASM increased from approximately .40(cent) per ASM for the six months ended June 30, 1995 to .56(cent) per ASM for the six months ended June 30, 1996 as the Company spent approximately $2.0 million to subcontract replacement aircraft due to two of the Company's aircraft requiring substantial unplanned repairs. Both of these aircraft were put back into scheduled service in the second quarter 1996. These expenses were also impacted by the reduction in schedule shortly after the May 11 accident and the subsequent shutdown of operations on June 17, 1996 due to training and dispatch related expenses being recorded on the basis of a full schedule.


          Aircraft fuel cost increased approximately 73% from the first six months of 1996 to the first six months of 1996 primarily due to an increase in the cost of fuel and a 47% increase in ASMs. The Company's average fuel cost increased from approximately $.60 per gallon for the six months ended June 30, 1995 to approximately $.70 per gallon for the six months ended June 30, 1996 while fuel burn per block hour decreased from 880 gallons to 846 gallons over the same period. Approximately $.04 per gallon of this increase was due to the expiration as of October 1, 1995 of the airlines' exemption to a certain excise tax applied to fuel. Fuel expenses were also impacted by additional ferrying and positioning flights made necessary as a result of the FAA intensive investigation which caused an unusually high number of cancellations. No ASMs are recorded for ferrying or positioning flights (which are not revenue flights) that were required as a result of cancellations.


          Maintenance expenses increased 61% from the first six months of 1995 to the first six months of 1996. Maintenance expenses in prior periods were lower as a result of the Company having a fewer number of aircraft and since each aircraft acquired by the Company entered service immediately following a scheduled maintenance check and, as a result, no scheduled maintenance was required during the first several months of each aircraft's operations. Due to the Company's use of a continuous overhaul program, the Company's aircraft are generally scheduled for some level of overhaul procedures within twelve months of the purchase date. The Company's maintenance expenses were also negatively impacted by the intensive FAA investigation beginning shortly after the May 11, 1996 accident. The intensive FAA investigation caused the Company not only to incur certain nonrecurring maintenance expenses, but also caused the acceleration of certain routine maintenance procedures.


          Station operations expenses increased approximately 58% ($12,020,000) from the six months ended June 30, 1995 to the six months ended June 30, 1996, primarily due to an increase in the number of cities served, an increase in the number of departures and the disruption of service during the second quarter of 1996. Departures increased from approximately 28,030 during the first six months of 1995 to 39,875 during the first six months of 1996, and the average cost per departure increased from approximately $736 to approximately $819 over the same period primarily as a result of irregular operations due to weather during the first quarter 1996 and irregular operations due to FAA inspections during the second quarter 1996. The Company incurred additional costs relating to baggage delivery/replacement and other passenger related costs due to the flight cancellations and schedule changes made as a result of the intensive FAA investigations. The Company also pays certain ground handling costs based on the anticipated schedule for that month which in May and June 1996 were materially different than that actual flown.

          Passenger services expenses for the first six months of 1996 increased approximately 105% over the first six months of 1995 as the number of departures rose approximately 42% and the number of passengers increased approximately 17%. The Company also spent more on hotel costs and training. Hotel expenditures increased due to the Company operating a schedule which required more overnight stays by flight crew, the impact of severe weather which caused unplanned overnight stays during the first quarter of 1996 and the disruption in service during the second quarter of 1996. Additional training expenses were incurred to train flight crews to operate the MD-80 series aircraft which were placed into service during the second quarter 1996.

          Marketing and advertising expenses, as a percentage of revenues, decreased from 3.7% in the first six months of 1995 to 3.4% in the first six months of 1996 due to the Company halting all advertising as of May 11, 1996.

          Sales and reservations expenses increased 24% from the six months ended June 30, 1995 to the six months ended June 30, 1996 as the number of bookings increased approximately 10%. Sales and reservations expenses were also impacted by the severe weather during the first quarter 1996 as additional agents were utilized to answer flight information calls and were also impacted by the disrupton in service during the second quarter 1996.

          General and administrative expenses increased 87% from the six months ended June 30, 1995 to the six months ended June 30, 1996. This increase in expense was primarily due to the Company's continuing expansion and increases in legal and consulting costs.

          Depreciation expense increased 136% from $5,604,000 in the first six months of 1995 to $13,211,000 in the first six months of 1996 as additional aircraft and other property have been acquired.


          Shutdown and other nonrecurring expenses include costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule from May 19, 1996 to the June 17, 1996 shutdown and the suspension of operations subsequent to June 17, 1996. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of the Company's operations including legal fees, payments to the FAA, inspection related costs and unusual maintenance in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of abandoned or idled facilities and costs of personnel idled as a result of the reduced and suspended operations during May and June are included in shutdown and other nonrecurring expenses. Personnel costs include full wages, salaries and benefits that were provided to idled employees during the reduction and suspension of operations through June 30, 1996.


          A summary of such costs is as follows:

                   Maintenance                     $ 7,855,000
                   Legal and other consulting        6,317,000
                   Facilities rental                 4,109,000
                   Wages, salarsies and benefit      3,916,000
                   FAA payment                       2,000,000
                   Depreciation                      1,480,000
                   Other                             5,946,000
                                                    ----------

                                                   $31,623,000
                                                   ===========



          The Company also expects to incur additional shutdown and nonrecurring expenses in third and fourth quarters 1996.


          No accrual was provided for costs to be incurred in future periods related to aircraft depreciation and maintenance and rental costs associated with temporarily idled facilities as such costs will be recognized as they are incurred. There was no accrual for salaries and wages in connection with the furlough of employees because they were paid through June 30, 1996 with no additional severance benefits provided.

          Other expenses (income), net includes interest income and interest expense. During the six months ended June 30, 1996 interest expense exceeded interest income by approximately $4,100,000 due to increasing debt levels attributable to the acquisition of aircraft and the issuance during April of $150 million of 10.25% Senior Notes due 2001. The Company also recognized income of $14.7 million related to gains from insurance proceeds and an arrangement fee for aircraft transfers.

LIQUIDITY AND CAPITAL RESOURCES

          For the year ended December 31, 1995, the Company generated cash flow from operations of approximately $113.8 million and used cash of approximately $142.1 million to acquire property and equipment (of which approximately $73.7 million was funded through the issuance of long-term debt).

          For the six months ended June 30, 1996, the Company used cash flow in operating activities of approximately $8.8 million and used cash of approximately $116.7 million to acquire property and equipment (of which approximately $70.6 million was funded through the issuance of long-term debt). As of June 30, 1996, the Company had cash and cash equivalents of approximately $208.0 million and working capital of approximately $185.0 million.

          On April 17, 1996, the Company closed a private offering of $150,000,000 principal amount of 10 1/4% Senior Unsecured Notes due April 15, 2001. Interest is payable on the Notes semi-annually. The Indenture under which the Notes have been issued provides for certain limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends and make certain investments.


          As of June 30, 1996, the Company's fleet consisted of 43 DC-9-30 aircraft, four MD-80 aircraft and four DC- 9-21 aircraft, with an additional four DC-9-30 series aircraft and six MD-80 series aircraft currently under contract for delivery during the remainder of 1996. During third quarter 1996, the Company has sold three of its four MD-80 aircraft and the four DC-9-21 aircraft, has purchased two of the four DC-9-30 aircraft under contract and has assigned its purchase rights with respect to the remaining DC-9-30 aircraft and MD-80 aircraft under contract. The Company is also actively trying to sell or lease its one remaining MD-80 aircraft and up to 15 of its DC-9-30 aircraft that may not be in the Company's short-term operating plans.

          The Company has contracted with McDonnell Douglas for the purchase of 50 MD-95 aircraft, at a cost of approximately $1.0 billion (subject to adjustments for inflation), for delivery in 1999 to 2002. Approximately $40 million of this amount will be paid in progress payments during 1996 to 1998. The balance of the purchase price after all progress payments will need to be paid or financed upon delivery of each aircraft. If the Company exercises its option to acquire up to an additional 50 MD-95 aircraft, additional payments could be required beginning in this period. The Company expects to finance at least 80% of the cost of each of these aircraft. Although McDonnell Douglas has agreed to provide assistance with respect to the financing of aircraft to be acquired, the Company will be required to obtain the financing from other sources. The Company believes that aircraft related debt financing, coupled with the assistance to be provided by McDonnell Douglas, should be available when needed.

          There is no assurance that the Company will be able to obtain sufficient financing on attractive terms. If it is unable to do so, the Company could be required to modify its expansion plans or to incur higher than anticipated financing costs, which could have a material adverse effect on the Company's results of operations and cash flows.


          The Company's compliance with Stage 3 noise requirements will require substantial additional capital expenditures over the next several years. By December 31, 1999, all of the Company's aircraft must be brought into compliance with Stage 3 requirements. The Company intends to meet its Stage 3 noise requirement obligations by installing hush kits on Stage 2 aircraft and acquiring Stage 3 aircraft. The Company expects that FAA certified hush kits will cost approximately $1.8 million per aircraft or approximately $45.0 million for a fleet of 25 non-hushed DC-9- 32 aircraft as of September 30, 1996. Any disposition of Stage 2 aircraft would reduce this obligation. The Company expects to finance a portion of the cost of these hush kits and to make the balance of payments on these hush kits out of its working capital. The Company expects to pay the debt service on such loans out of cash flow generated from operations during the term of the financing. The phase in period for full compliance with Stage 3 (until December

31, 1999) and the term of financing will allow the Company to spread the payments for Stage 3 compliance over a number of years.


          As of June 30, 1996, the Company's long-term debt related to asset financing totaled $162.4 million, with respect to which the Company's aircraft and certain other equipment are pledged as security. The Company has purchased all of its aircraft and, consequently, has no lease commitments relating to its aircraft fleet. In addition, the Notes which are the subject of this Exchange Offer had an outstanding principal balance of $150.0 million as of June 30, 1996. The Notes which are the subject of this Exchange Offer are not secured by any collateral. All of the Company's debt has final maturities ranging from 1998 to 2006 with scheduled debt amortization (calculated as of June 30, 1996) as follows: 1996--$55.0 million, 1997--$24.4 million, 1998--$26.2 million,
1999--$23.3 million, 2000 and after --$183.5 million. These notes provide for acceleration of their maturities upon certain defaults, including a payment default under or defaults resulting in an acceleration of other debt of the Company and its subsidiaries.

          Certain debt bears interest at fixed rates ranging from 6.8% to 9.78% per annum and is repayable in consecutive monthly or quarterly installments over a four- to ten-year period. During second quarter 1996, the Company prepaid $5.8 million of fixed rate debt without penalty. The notes prepaid had interest rates ranging from 9.93% to 11.5%. Certain other notes with an aggregate unpaid principal balance of approximately $15.6 million as of June 30, 1996 have a variable rate of interest based on the London interbank offered rate (LIBOR) plus 1.85% to 3% (1.85% at June 30, 1996 and December 31, 1995) based on the Company's compliance with specific financial ratios concerning leverage and fixed charge coverage. Certain other notes have a variable rate of interest based on LIBOR plus 1.15% to 1.50%.


          A substantial portion of the secured notes require prepayment if specific financial ratios (concerning debt to equity, net worth, fixed charge coverage and current ratio) are not maintained. In September 1996, the Company received approximately $55.2 million from the sale of its four DC-9-21 aircraft and three of its MD-80 aircraft, applied approximately $39.2 million to the prepayment of debt secured by such aircraft and purchased two additional DC-9-32 aircraft for approximately $13.1 million. Of the approximately $123.2 million principal amount of secured debt as of June 30, 1996 remaining after application of such prepayment, there is debt with a principal balance of approximately $94.8 million subject to loan agreements with financial covenants, including a fixed charge coverage ratio which the Company anticipates will be violated as of September 30, 1996. After completion of its third quarter 1996 financial statements, the Company will be able to ascertain whether it failed to satisfy these financial covenants. The fixed charge coverage ratios contained in the secured debt agreements with financial covenants range from 1.15 to 1 to 3 to 1. The Company anticipates that its fixed charge coverage ratio for the period ending September 30, 1996, will be less than required and as a result, those secured lenders would have the right to accelerate such debt (with a principal balance of $94.8 million as of June 30, 1996) unless a forbearance or waiver is obtained by the Company. The other financial covenants include a current ratio the most restrictive of which is 1 to 1, a leverage ratio the most restrictive of which is 3 to 1 and a minimum net worth requirement the most restrictive of which is approximately $80 million. As of June 30, 1996, the Company's current ratio exceeded 1 to 1, its leverage ratio was less than 3 to 1 and its net worth was approximately $165 million. The Company expects that it will continue to be in compliance with such other ratios in the short term. During the period since the Company's suspension of operations, the Company has continued to make all payments under its secured debt when due. The Company expects to enter into negotiations with the affected lenders in October 1996 in an effort to avoid any prepayment events or acceleration of debt. There can be no assurance that such negotiations will be successful.

          If the Company is unable to successfully negotiate waivers or forbearance from its secured lenders with financial covenants and if such lenders accelerate debt, then the Company will be required to prepay such debt (up to approximately $94.8 million as of June 30, 1996) within a short period of time. If the Company fails to do so, then such secured lenders would have the right to foreclose upon the aircraft securing such debt and other debt holders of the Company (including holders of the unsecured Notes which are the subject of this Exchange Offer) would have the right to accelerate the Company's debt. Based on the language of the Indenture, the Company believes that the holders of the Notes which are the subject of this Exchange Offer would not have the right to accelerate the Notes if the Company pays off debt within the time provided after acceleration upon the occurrence of a prepayment event (such as the failure to satisfy a financial covenant).

          During the period of the Company's suspended operations, the Company furloughed approximately 90% of its personnel to reduce costs during this period. Although the Company has sufficient cash assets to pay its recurring obligations and debt service for an extended period of time, the Company's failure to resume flight operations may result in defaults under the Company's secured debt and the acceleration of the Company's debt. In such event, there can be no assurance that the Company would be able to satisfy all of its obligations on a timely basis.

          As a result of the accident and suspension of operations, several class action suits have been filed by stockholders against the Company and various officers alleging, among other things, misrepresentations regarding the Company's safety, compliance with regulatory requirements and inspections by the FAA. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of the Company's stock. Although management of the Company intends to defend these actions vigorously and believes that the suits are without merit, any litigation contains elements of uncertainty and there can be no assurance that the Company will not sustain material liability under such or related lawsuits. See "Business -Litigation".


          Numerous lawsuits have also been filed against the Company seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. The Company's insurance carrier has assumed defense of these lawsuits under a reservation of rights and is providing the defense of such claims. As all claims are handled independently by the Company's insurance carrier, the Company cannot reasonably estimate the amount of liability which might finally exist. As a result, no accruals for losses and the related claim for recovery from the Company's insurance carrier have been reflected in the Company's financial statements. The Company maintains $750 million of liability insurance per occurrence with a major group of independent insurers that provide facilities for all forms of aviation insurance for many major airlines. Although the Company believes, based on the information currently available to it, that such coverage is sufficient to cover claims associated with this accident and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the amount of insurance available therefor or that all damages awarded will be covered by insurance. See "Business - Litigation".

                                   BUSINESS

          The Company's operations were interrupted by the suspension of the Company's service on June 17, 1996, pursuant to a consent order entered into with the FAA following the accident involving Flight 592 on May 11, 1996, and the ensuing extensive media and FAA scrutiny. Although the Company resumed operations on September 30, 1996, there can be no assurance as to when the Company will be able to reestablish its profitable operations, if at all, or to resume its previous levels of service and growth strategy. See "Prospectus Summary - Recent Developments" and "Risk Factors - Risks Related to the Company
- Crash of Flight 592/Suspension of Operations".

HISTORY

          The Company was organized as a Nevada corporation in July 1992 by Robert L. Priddy, Maurice J. Gallagher, Jr. and Timothy P. Flynn. Lewis H. Jordan joined the Company as President and Chief Operating Officer in June 1993. The Company began flight operations on October 26, 1993 with two DC-9-32 aircraft serving three Florida markets with eight daily departures.

THE COMPANY


          ValuJet, Inc., through its wholly owned subsidiary, ValuJet Airlines, Inc., operates a low fare, low cost, no frills, limited frequency, scheduled airline serving short haul markets primarily in the eastern United States. The Company believes that its low cost, no frills philosophy allows it to offer among the lowest fares in its markets and generate its own traffic by stimulating incremental demand with price-conscious travelers. Prior to June 17, 1996, the Company offered service to 31 cities from its four "focus cities," Atlanta, Washington DC (Dulls Airport), Boston and Orlando. As of September 30, 1996, the Company resumed operations with service between Atlanta and four other cities and expects to recommence service between Atlanta and additional markets shortly thereafter as additional aircraft are approved for flight by the FAA. As of the date of this Prospectus, the FAA has approved ten of the Company's DC-9-32 aircraft for flight and 15 aircraft will be submitted to the FAA for approval under the terms of the June 17, 1996 consent order. In the short term, the Company does not expect to recommence service to all markets previously served by the Company nor does it expect to recommence service between its focus cities and markets other than Atlanta. With 15 aircraft expected to be in service by the end of October 1996, the Company plans to provide service between Atlanta and 16 other cities.

STRATEGY

          The Company's low cost structure is important to the success of its low fare marketing strategy. The Company's operating strategy is based on its commitment to offer everyday low fares that stimulate demand from leisure and fare conscious business travelers. The key elements in this strategy are a simple low fare structure and a low overall cost structure which is achieved through highly productive and low cost labor, a ticketless distribution technology and a fleet of low cost and complementary aircraft.

          For the customer, "simple" means the service is easy to understand and use, including a simplified fare structure, with everyday low prices, simplified reservations and check-in procedures and a ticketless process. In contrast, today's airline industry is characterized by complex fares, schedules, reservations, check-in procedures and ticketing.

          The Company's service is intended to satisfy most of the basic air transportation needs of the Company's targeted customers who are short haul travelers visiting friends and relatives, vacationing or involved with small businesses. The Company believes that the basic air transportation needs of its targeted customers can be satisfied by providing a limited number of flights per day (currently up to 6 frequencies), baggage service, in-flight beverages and the ability to make advance reservations. The Company avoids what it believes to be unnecessary and nonproductive costs such as meals, a frequent flyer program, advance seat assignment, airport clubs or other amenities offered by many of its competitors.

          The following summarizes the key elements of the Company's operating strategy:

          o Low Cost Structure. The Company believes it enjoys a substantial cost advantage over its competitors through its:
                   (i) well defined, low cost aircraft acquisition strategy;
                   (ii) aggressive approach to minimizing operating costs including selectively outsourcing services such as training and airport operations; (iii) highly motivated and generally non-union workforce with a flexible wage structure for salaried employees based upon Company profitability and performance; and (iv) utilization of proprietary technology, such as its customer-direct ticketless reservation system, to minimize operating and administrative costs.

          o Labor Advantage. The Company has defined a corporate culture which is productivity oriented. The Company employs a motivated and productive workforce with salaried employees at a relatively low base wage but with financial incentives, including bonuses and stock options, tied to Company profitability and performance. The Company believes it has benefited from the substantial pools of veteran airline industry employees as well as inexpensive entry level applicants that are available to it in Atlanta and the southeastern United States.

                   Management seeks to rely on bonus payments tied to the Company's profitability in order to augment relatively low base salary levels for salaried employees. The Company expects to maintain a motivated workforce through its selection process, the financial incentives of the bonus program and a casual, friendly and fun working environment. The Company compensates its pilots based on the number of segments flown. While fixed pilot costs per segment are low relative to major airlines, the Company believes that pilots' total compensation (including discretionary profit sharing bonuses and stock option awards) is competitive with industry norms.

                   Productivity is also enhanced by the Company's proprietary computer system which records and displays information from all departments including aircraft dispatch, reservation, accounting and passenger check-in. This system is designed to capture information at its source and reduce paper records. The system hardware has sufficient capacity to facilitate future growth.


          o Fleet Acquisition. The Company has targeted acquisition of low cost aircraft as the basis for its fleet. Prior to June 17, 1996, the Company operated 51 DC-9 and MD-80 aircraft. Subsequent to the suspension of operations, the Company has simplified its fleet by disposing of all four of its DC-9-21 aircraft and three of its four MD-80 aircraft. As of September 30, 1996, the Company owns 45 DC-9-30 type aircraft. The Company further intends to sell or lease out its one remaining MD-80 aircraft and up to 15 DC-9-30 aircraft which are not anticipated to be placed in service in the near future. All of these aircraft are owned, and fixed aircraft ownership costs (depreciation plus interest expense) represented less than 5% of revenues during the year ended December 31, 1995. This relatively low percentage of fixed costs allows the Company to tailor capacity to demand, permitting the Company to schedule fewer flights during off-peak demand periods. Future plans for aircraft acquisition call for a combination of new and used aircraft with low operating costs, favorable acquisition cost, and commonality of parts and training.

                   Expansion will be subject to FAA approval and will be delayed as a result of the accident involving Flight 592 and the resulting heightened FAA scrutiny, customer acceptance problems and suspension of operations. See "Prospectus Summary - Recent Developments" and "Risk Factors - Risks Related to the Company - Crash of Flight 592/Suspension of Operations".

                   The Company has entered into a contract with McDonnell Douglas to purchase 50 new MD-95 aircraft, to be delivered in 1999 to 2002, with options to purchase another 50 aircraft. The MD-95 aircraft will have 129 seats in a single class configuration. The Company estimates that the MD-95 aircraft, with a slightly larger capacity, increased fuel efficiency and lower maintenance costs, will provide a cost per ASM lower than its existing DC-9 fleet, even after including its higher acquisition cost. The Company is the "launch" customer of the MD-95 aircraft. The Company became the launch customer for the MD-95 aircraft because (i) the availability of DC-9s in large numbers was becoming increasingly uncertain, and
                   (ii) the MD-95 purchase terms presented ValuJet with the most attractive DC-9 replacement alternative in comparison with other manufacturers' products. Further, as the MD-95 aircraft is an extension of the original DC-9 family of aircraft, the Company believes it will realize substantial savings in training and parts.

          o Simplified Product and Distribution. The Company's single class, no-frills, ticketless service is designed to reduce traditional distribution costs and maintain high productivity. The ticketless, non-refundable aspect of the ValuJet system results in substantial administrative cost savings. The Company utilizes a fully integrated, proprietary computer reservation system to manage productivity. The system (i) reduces administrative costs, (ii) provides management with information on performance in a "real time" basis and (iii) allows the Company to maintain a substantial database containing customer information. The ValuJet system also allows the Company to emphasize direct marketing through its toll-free 1-800-VALUJET reservations line, enabling it to reduce the substantial cost of travel agents, which are typically paid a 10% sales commission and fees based on segments sold. In addition, the Company eliminates the cost of participation in the computerized reservation systems and the Airline Reporting Corporation. During the year ended December 31, 1995, the Company sold approximately 75% of its seats directly to its customers, which the Company believes is a substantially greater percentage than industry averages. The Company seeks to reach its potential customers through advertising (principally print and radio) and through selective promotions. Management believes that as the Company grows and enters new markets, many potential customers are reached through word of mouth.

          o Low Fare Structure. The Company's pricing structure and low fares are intended to stimulate new demand for air travel by leisure customers and fare conscious business travelers who would have otherwise used ground transportation or not have traveled, as well as to allow it to compete for existing demand. The Company's simple fare system incorporates a predictable, "everyday low pricing" fare structure designed to provide its passengers with substantial savings over its competitors based on walk up fares and further savings can be realized by purchasing seats in advance or by flying off peak. In the first six months of 1996, the Company's average fare in its markets was $72.75, substantially less than the average fare in those markets prior to the Company's commencement of operations. The Company generates its own traffic through low fare market stimulation rather than pursuing the more traditional airline approach of competing for market share with existing carriers. By generating its own traffic, the Company can be successful in markets that might otherwise be viewed as highly competitive. In addition, since the arrival of ValuJet, travel between Atlanta and the markets served by the Company increased approximately 89% based on a comparison of Atlanta traffic volume in the nine month periods ended September 30, 1994 and September 30, 1993. The Company believes that its entry into these markets was responsible, in large part, for such increase in traffic volume.

GEOGRAPHIC MARKET


          After its resumption of operations, the Company's markets will be located predominantly in the eastern United States. These markets are attractive to the Company due to the concentration of major population centers within relatively short distances from Atlanta, historically high air fares and the potential for attracting leisure customers who would otherwise use ground transportation.

          During 1994, the Atlanta Airport was the second busiest airport in the United States, enplaning over 27 million passengers. Additionally, the Company will offer service to Florida markets as the Company believes that more than 20 million people visit the Florida markets by automobile every year from Atlanta and other points in the eastern United States.

          In the Company's city selection process, the Company considers the amount of airport charges, incentives offered by communities to be served, the ability to stimulate air travel and competitive factors.

FARES, ROUTE SYSTEM AND SCHEDULING


          After its resumption of operations, the Company plans to serve short haul markets (up to 1,000 miles) from Atlanta, with a limited number of flights (currently expected to be up to 6 round trips per destination per day) offering basic air transportation at low fares.

          The Company offers a range of fares based on advance purchases of 21 days, 14 days, 7 days, 2 days and "walk-up" fares. Within the 21, 14 and 7 day fare types, the Company offers off-peak and peak fares which are $10 to $30 higher based on day of week and time of day traveled. Peak travel times are those designated by flight by the Company; peak times are generally portions of the day or all day on Thursdays, Fridays, Saturdays and Sundays. All the Company's fares are nonrefundable, but can be changed prior to departure for a $25 fee. The Company's fares are always purchased on a one-way basis. The Company's fares do not require any minimum, maximum or day of week (e.g., Saturday night) stay. The Company's simplified fare offerings, all for a single class of service, are in direct contrast to prevalent pricing policies in the industry where there are typically many different price offerings for seats on any one flight.


          The Company's published Atlanta fares for non-stop service range from $29 to $59 for off-peak one-way travel on a 21 day advance purchase basis and $119 to $149 for one-way travel on a "walk-up" basis. During the reintroduction of the Company's service during October 1996, the Company is offering introductory one-way fares of $19 to $49 for all flights to or from Atlanta.


          Upon resumption of operations, the Company expects that its route system will include non-stop service between the Atlanta Airport and four other cities. As additional aircraft are approved for service by the FAA, up to the 15 aircraft referenced in the June 17, 1996 consent order, the Company expects to increase to 16 the number of markets served from Atlanta. These markets will include (i) Washington, D.C. (Dulles Airport) and Fort Lauderdale, Orlando and Tampa, Florida (service having begun on September 30, 1996), (ii) Columbus, Ohio, Newport News/Norfolk, Virginia and New Orleans, Louisiana (service having begun on October 4, 1996), (iii) Fort Walton Beach and Jacksonville, Florida, Savannah, Georgia, Louisville, Kentucky and Memphis, Tennessee (service expected to begin October 16, 1996), and (iv) Mobile, Alabama, Raleigh/Durham, North Carolina, Chicago, Illinois and Philadelphia, Pennsylvania (service expected to begin October 24, 1996). By October 24, 1996, the Company plans to offer up to 102 daily flights on peak days between Atlanta and the markets indicated above.

          Upon the FAA's approval of aircraft in excess of 15, the Company will consider the addition of other markets and the provision of service between cities other than Atlanta. There can be no assurance as to the timing of approvals of additional aircraft by the FAA which will depend upon the FAA's review of the Company's operations after recommencement of service. Service is provided on all routes every day although more frequent service may be provided on peak travel days.

          A majority of the Company's customers originate or terminate their travel on the Company's non-stop service. One-stop connecting service is provided through Atlanta between certain of the other cities served by the Company.

          As an historical perspective, the following table sets forth certain information with respect to the Company's route system based on the Company's schedule that was in effect on May 1, 1996. There can be no certainty as to when the Company will be approved to operate a sufficient number of aircraft to achieve the level of service indicated in the May 1 schedule and there can be no assurance that the Company will not make significant changes to the May 1 schedule when it restores its service to its previous levels. See "Prospectus Summary - Recent Developments" and "Risk Factors Risks Related to the Company - Crash of Flight 592/Suspension of Operations".

                  MAY 1, 1996 SCHEDULE - NO LONGER IN EFFECT

                                                                                            Round Trip
                                                               Service                       Flights
                                                             Commencement                    Scheduled
                     Airport Served                              Date                      On Peak Day (a)
                     --------------                          ------------                  ---------------
             Atlanta-
               Boston, MA.........................            June 1995                           4
               Charlotte, NC......................            March 1996                          4
               Chicago, IL (Midway)...............            May 1994                            5
               Columbus, OH.......................            March 1995                          5
               Dallas/Fort Worth, TX..............            July 1994                           6
               Detroit, MI........................            January 1995                        3
               Fort Lauderdale, FL................            November 1993                       5
               Fort Myers, FL.....................            February 1994                       3
               Fort Walton Beach, FL..............            May 1996                            2
               Hartford, CT.......................            March 1995                          2
               Indianapolis, IN...................            September 1994                      3
               Jackson, MS........................            July 1995                           3
               Jacksonville, FL...................            October 1993                        5
               Kansas City, MO....................            July 1995                           3
               Louisville, KY.....................            November 1993                       4
               Memphis, TN........................            December 1993                       5
               Miami, FL..........................            January 1995                        5
               Mobile, AL.........................            May 1996                            3
               Nashville, TN......................            January 1994                        4
               New Orleans, LA....................            December 1993                       6
               Newport News, VA...................            July 1995                           4
               New York, NY.......................            May 1996                            5
               Orlando, FL........................            October 1993                        5
               Philadelphia, PA...................            May 1994                            4
               Pittsburgh, PA.....................            March 1996                          3
               Raleigh/Durham, NC.................            March 1995                          5
               Savannah, GA.......................            February 1994                       4
               Tampa, FL..........................            October 1993                        5
               Washington DC (Dulles).............            January 1994                        6
               West Palm Beach, FL................            January 1994                        3

             Washington, DC (Dulles)-
               Atlanta, GA........................            January 1994                        6
               Boston, MA.........................            June 1995                           5
               Chicago, IL (Midway)...............            April 1995                          3
               Columbus, OH.......................            October 1995                        2
               Fort Lauderdale, FL................            January 1995                        1
               Hartford, CT.......................            February 1995                       3
               Jacksonville, FL...................            May 1996                            1
               Miami, FL..........................            January 1995                        1
               New Orleans, LA....................            March 1996                          1
               Orlando, FL........................            January 1995                        2
               Raleigh/Durham, NC.................            March 1995                          2
               Tampa, FL..........................            January 1995                        2
               West Palm Beach, FL................            January 1995                        1

                  MAY 1, 1996 SCHEDULE - NO LONGER IN EFFECT

                                                                                             Round Trip
                                                               Service                        Flights
                                                             Commencement                    Scheduled
                     Airport Served                              Date                      On Peak Day (a)
                     --------------                         -------------                  ---------------
             Boston-
                Atlanta, GA.......................            June 1995                           4
                Philadelphia, PA..................            May 1996                            3
                Raleigh/Durham, NC................            January 1996                        2
                Washington DC (Dulles)                        June 1995                           5

              Orlando-
                Atlanta, GA.......................            October 1993                        5
                Philadelphia, PA..................            January 1996                        1
                Raleigh/Durham, NC................            January 1996                        2
                Washington DC (Dulles)                        January 1995                        2

_________________________
(a) Peak day refers to the days of the week on which the Company provides the greatest number of flights for the route shown.

          On May 1, 1996, the Company also offered services on the following routes that did not involve travel to or from its focus cities:

          Philadelphia, PA--Tampa, FL
          Philadelphia, PA--Raleigh/Durham, NC
          Raleigh/Durham, NC--Tampa, FL
          Raleigh/Durham, NC--Fort Lauderdale, FL

          The Company's aircraft scheduling strategy is directly related to the perceived needs of its target market segments and the low fixed ownership costs of its aircraft fleet. The Company's target customers are travelers visiting friends and relatives, vacationers and small business travelers who are more price sensitive than schedule or frequency sensitive. As a result, the Company's schedule has provided for one to six frequencies per peak travel day in any given market.

          The Company's low fixed aircraft ownership costs (depreciation plus interest expense), which represented less than 5% of revenues during the year ended December 31, 1995, provide the Company with flexibility to tailor capacity to demand. As a result, on low demand travel days such as Tuesday and Wednesday, the Company reduces total costs by operating a reduced schedule with fewer frequencies per market. Conversely on peak days, the Company may add more frequency to accommodate higher demand. The Company generally keeps a number of its aircraft out of scheduled service in order to provide spares and to rotate aircraft into scheduled maintenance.

AIRCRAFT


          As of September 30, 1996, the Company owned 45 DC-9-30 series aircraft with 113 to 115 seats and one MD- 80 aircraft with 164 seats. All of the Company's aircraft are configured with a single class of service. In order to simplify its operations and in light of the limited number of aircraft the Company is authorized to operate, the Company has in September 1996 sold all four of its DC-9-21 aircraft and three of its four MD-80 aircraft. In addition, the Company intends to sell or lease out its one remaining MD-80 aircraft and up to 15 of its DC-9-30 aircraft. Aircraft in excess of the number the Company is authorized to operate will be stored until the Company receives authorization to operate from the FAA or until a sale or lease arrangement is consummated.


          The Company previously had contracts to acquire additional DC-9-30 and MD-80 aircraft. The Company has purchased two DC-9-30 aircraft in September 1996 under these contracts and has transferred its purchase rights under all of the other purchase contracts. As a result, the Company has no outstanding purchase contracts other than for the MD-95 aircraft discussed below.


          As of the date of this Prospectus, the FAA has approved ten aircraft for operation by the Company and the Company expects to receive shortly approvals for additional aircraft up to a total of 15 aircraft as referred to in the FAA consent order. Thereafter, the addition of aircraft to the Company's operating specifications will remain subject to FAA and DOT approval. There can be no assurance as to the timing or extent of any such subsequent approvals.















          The Company's expansion is subject to FAA approval and will be affected by the crash of Flight 592, the resulting heightened FAA scrutiny and customer acceptance problems and the suspension of operations. See "Prospectus Summary - Recent Developments" and "Risk Factors - Risks Related to the Company
- Crash of Flight 592/Suspension of Operations".

          The Company has entered into a contract with McDonnell Douglas to purchase 50 new MD-95 aircraft, to be delivered from 1999 through 2002, with options to purchase an additional 50 aircraft. The MD-95 will have 129 seats in a single class configuration. The Company estimates that the MD-95 aircraft, with a slightly larger capacity, increased fuel efficiency and lower maintenance costs, will provide a cost per ASM lower than its existing DC-9 fleet, even after including its higher acquisition cost. The Company is the "launch" customer of the MD-95 aircraft. The Company became the launch customer for the MD-95 aircraft because (i) the availability of DC-9's in large numbers was becoming increasingly uncertain, and (ii) the MD-95 purchase terms presented ValuJet with the most attractive DC-9 replacement alternative in comparison with other manufacturers' products. Further, as the MD-95 aircraft is an extension of the original DC-9 family of aircraft, the Company believes it will realize substantial savings in training and parts as well as having the advantage of being able to carry a greater number of customers.


          According to FAA rules, before January 1, 1997, each new entrant airline must have at least 50% of its fleet in compliance with the FAA's Stage 3 noise level requirements. The balance of such airlines' fleets must be brought into compliance with Stage 3 noise level requirements in phases: 75% by December 31, 1998 and full compliance required by December 31, 1999. As of September 30, 1996, 21 of the Company's 46 aircraft complied with these requirements. However, compliance with the Stage 3 requirements as of January 1, 1997, could be affected by the disposition of the Company's aircraft as discussed under "Aircraft" above. The Company intends to meet the Stage 3 requirements by installing hush kits on its Stage 2 aircraft and by acquiring Stage 3 aircraft. The

Company has entered into a contract with a hush kit manufacturer under which the Company will be able to purchase up to 25 FAA certified hush kits at a cost of approximately $1.8 million each. As of September 30, 1996, the Company has taken delivery of 21 of these hush kits.

SAFE HARBOR STATEMENT


          Statements made by the Company in this Prospectus regarding the Company's ability to resume operations at a particular time, to increase its service levels thereafter and to maintain its low cost structure are forward-looking statements and are not historical facts. Instead they are estimates or projections involving numerous risks and uncertainties including but not limited to governmental approval of increases in service by the Company, the Company's ability to dispose of certain aircraft, the utilization level of the Company's aircraft after resumption of service, the effect of the Company's accounting policies and the Company's ability to hire and retain qualified personnel under its new compensation program. These risks and uncertainties could potentially cause the Company's resumption of service to be delayed or the Company's costs to exceed present estimates. The Company disclaims any obligation to update or correct any of its forward-looking statements.

MAINTENANCE AND REPAIRS

          Since the Company's existing DC-9 aircraft were manufactured between 1967 and 1976 it is likely that they will require greater maintenance expenses than newer aircraft. The Company believes that its aircraft are mechanically reliable and that the estimated cost of maintenance to fly such aircraft is and will continue to be within industry norms. Included in these maintenance expense estimates are current requirements to comply with existing FAA Aging Aircraft Airworthiness Directives ("ADs"). Amendments to FAA regulations have been proposed and are currently pending administrative approval which would require certain heavy maintenance checks and other maintenance requirements for aircraft operating beyond certain operational limits. The Company will be required to comply with such proposals, if adopted, and with any other aging aircraft issues, regulations or ADs, that may be promulgated in the future. There can be no assurance that the Company's costs of maintenance (including costs to comply with aging aircraft requirements) will fall within industry norms.

          Various incidents involving the Company's aircraft prior to May 1996, the accident involving Flight 592 and the suspension of the Company's operations have contributed to a negative public perception as to the safety of the Company's aircraft and operations. See "Prospectus Summary - Recent Developments" and "Risk Factors - Risks Related to the Company - Crash of Flight 592/Suspension of Operations".

          Extraordinary regulatory review of the Company's operations by the FAA followed the crash of Flight 592 on May 11, 1996, and various FAA findings and violations of FAA safety rules ultimately resulted in the consent order under which the Company's operations were suspended on June 17, 1996. The Company has subsequently satisfied the FAA with respect to the safety violations referenced in the consent order and the FAA returned the Company's operating certificate to it on August 29, 1996. The Company is likely to be subject to increased and continuing regulatory scrutiny which could affect the Company's operations, acquisition program and expansion plans indefinitely. See "Risk Factors--Risks Related to the Industry and the Company--Federal Regulation."

          Aircraft maintenance and repair consists of routine daily or "turn-around" maintenance and major overhaul. Routine daily maintenance is performed at Atlanta by the Company's employees or contract employees and by contractors at the other cities served by the Company. Major overhauls or heavy checks are performed by a contractor at the contractor's own maintenance base. In response to FAA concerns, the Company has decided to limit to two the number of outside contractors performing heavy maintenance on the Company's aircraft. At this time, these contractors are Zantop of Macon, Georgia, and Aero Corp. of Lake City, Florida. The Company may replace these contractors or add additional contractors subject to FAA approval. Other maintenance contractors are either other airlines which operate DC-9-30 series aircraft or other maintenance companies approved by the FAA, who in either case have employees qualified in DC-9-30 series aircraft maintenance.

          Prior to the resumption of service, the Company announced the following additional items to assure that the Company complies with all FAA regulations, responds to all concerns that have been expressed by the FAA and focuses on the safety of its aircraft and operations:

          1. Appointment of James Jensen as senior vice president of maintenance and engineering, a new position reporting directly to the Company's president.

          2. Intensified performance and compliance-assurance audits of all key maintenance subcontractors.

          3. Creation of an in-house organization to oversee all engineering and maintenance planning functions.

          4. Improvements in maintenance training, including increasing hours required for both initial DC-9 familiarization and orientation training, expanded on-the-job and initial avionics training, mandatory recurrent training for all ValuJet and outstation contract mechanics, and new courses for inspectors, lead mechanics and maintenance managers.

          5. Thorough review of all aircraft prior to service resumption, including reconfirmation of compliance with all Airworthiness Directives, correction of aircraft-specific FAA inspection findings and performance of special emphasis "B" checks.

          6. Inspection oversight and qualification verification of all maintenance contractors performing work for the Company.

          7.     Expanded training for customer service and station personnel.

          The Company does not maintain a large inventory of spare parts in relation to the number of aircraft in its fleet. Instead, the Company has relied on vendors and manufacturers to make these parts available when needed. Management believes that replacement DC-9 aircraft, engines and spare or replacement parts in reasonable quantities and at reasonable prices are generally available under current industry conditions. So long as these conditions continue, the Company may be able to reduce its maintenance costs by replacing rather than repairing engines or parts. There can be no assurance that these favorable conditions will continue indefinitely, particularly since the purchase of DC-9 aircraft by the Company will reduce the available supply of DC-9 aircraft, engines and parts.

          The addition of MD-95 aircraft will require greater inventories of spare parts and associated costs. The additional costs may be reduced, however, due to the interchangeability of certain parts in the DC-9and MD-95 aircraft, all of which are manufactured by McDonnell Douglas Corporation.

FUEL

          The cost of jet fuel is an important expense for the Company. Jet fuel costs are subject to wide fluctuations as a result of sudden disruptions in supply, such as the effect of the invasion of Kuwait by Iraq in August 1990. Due to the effect of world and economic events on the price and availability of oil, the future availability and cost of jet fuel cannot be predicted with any degree of certainty. Increases in fuel prices or a shortage of supply could have a material adverse effect on the Company's operations and operating results. The Company has not entered into any agreement which fixes the price of fuel over any period of time.

          The Company's fleet of DC-9-32 aircraft are relatively fuel inefficient compared to newer aircraft and industry averages. The primary reasons for this inefficiency are the aircraft size, engine technology and short trip length operations. In management's opinion, the lower ownership costs of the DC-9-32 aircraft more than compensate for this relative fuel inefficiency.

          A fuel tax of 4.3 cents per gallon became effective as of October 1, 1995, with respect to the Company's fuel purchases. If this tax was retroactively applied to the Company's fuel purchases for the year ended December 31, 1995, the Company's cost per ASM would have increased by less than one-tenth of one cent.

          A significant increase in the price of jet fuel would result in a disproportionately higher increase in the Company's average total costs than its competitors using more fuel efficient aircraft and whose fuel costs represent a smaller portion of total costs. The Company may seek to pass this cost increase to the Company's customers through a fare increase. There can be no assurance that any such fare increase would not reduce the competitive advantage the Company seeks by offering low fares.

          The MD-95 aircraft to be acquired by the Company are expected to be more fuel efficient and will make the Company less susceptible to adverse effects attributable to fuel price changes.

DISTRIBUTION AND MARKETING

           The Company's marketing efforts are vital to its success as it seeks to stimulate new customer demand, sell outside of the conventional distribution systems and forego traditional amenities such as a frequent flyer program. The Company has targeted short haul travelers visiting friends and relatives, vacationing or involved with small businesses. These are market segments which the Company believes offer the greatest opportunity for stimulating new demand, selling direct and not requiring traditional amenities. Based on a survey conducted by the Company in 1994, a substantial majority of the Company's customers were traveling for pleasure.

          The primary objectives of the Company's marketing activities are to develop a brand identity or personality which is visibly unique and easily contrasted with its competitors and to communicate its service directly to potential customers. When initiating service to a new market, the Company typically makes extensive use of billboard, radio and newspaper advertising and focuses on the low fares to be offered on an everyday basis.

Company Personality

          The Company has sought to establish consumer recognition of the Company as a small vibrant company, where customers receive low priced airline transportation which exceeds their expectations. The Company attempts to portray a fun and friendly personality in contrast to the image portrayed by many other airlines.

         To achieve this personality, the Company has developed a color scheme for its aircraft and Atlanta station facilities designed to be striking and bold, the "Critter" cartoon airplane logo and tag lines designed to be friendly and fun, informal attire for employees (including leather jackets for pilots, varsity jackets for flight attendants and casual sportswear) and extensive promotional materials such as ValuJet shirts, sweaters, bumper stickers and license plates. Additionally, the Company's Atlanta gate areas are furnished with brightly colored plastic playground equipment reinforcing the Company's family orientation.

Customer Communication

          The Company communicates regularly and frequently with potential customers through the use of extensive advertisements in newspapers, on radio and on billboards. These communications feature the Company's destinations, everyday low fares, ease of use (including its simplified fare structure and ticketless travel process) and the Company's reservations phone number. The Company uses tag lines such as "Good Times, Great Fares", "Wherever We Fly, You Win" and "Low Fares Everyday, Everywhere We Fly" to reinforce its identity. The Company offers a toll-free telephone number (1-800-VALUJET) for reservations.

          The Company seeks to sell seats directly to the customer whenever possible. The Company also sells a smaller portion of seats through travel agents and pays customary sales commissions, but sales are not as of the date of this Prospectus made through the conventional CRSs. Management believes that although travel agents have become accustomed to making reservations through the CRSs, the cost savings and direct communication with customers that the Company achieves by not participating in such systems justifies the Company's decision not to participate in the

CRSs. The Company reviews this decision from time to time. Information on its customers' needs, travel patterns and identity is collected, organized and stored by the Company's automated reservation system and can be used at a future time for direct marketing efforts.

          The Company performs public relations and promotional activities in house. Company sales representatives also market directly to groups, businesses, government and travel agencies. Advertising is handled by an outside advertising agency.

          Since June 1994, the Company and The Hertz Corporation have operated a joint program under which the Company's customers are able to reserve a Hertz rental car at discounted rates when making a reservation for the Company's flights.

          Air travel in the Company's markets is seasonal, with the highest levels occurring during the winter months to Florida and the summer months to the midwest/northeastern U.S. Advertising expenses may be greater in lower traffic periods, as well as when entering a new market, in an attempt to stimulate further air travel.

AUTOMATION

          Automation is a key component of the Company's strategy. The Company's UNIX based computer system has been specifically designed to implement the Company's simplified, ticketless service and is an important component of the Company's attempt to maintain its low cost structure, particularly as the Company grows.

          The Company has designed its computer system to capture information in the computer at its source, eliminating paper records whenever possible. These entries are made by the reservation agents, eliminating subsequent data processing entries. Once the initial data has been entered into the system, the system updates various affected files and reports. The Company's software supports all of the Company's operational areas (e.g., flight operations, maintenance, accounting, marketing and personnel).

          A key component of this system and the Company's low cost structure is the "ticketless" environment. At the time of a sale/reservation, the Company provides its customers with a confirmation number, similar to the systems used by hotels and car rental agencies. At the airport, this information is available for customer check-in, which typically requires only two to three key strokes by the gate agent and helps to alleviate long lines and achieve a quicker turnaround of aircraft. After the flight has departed, the computer posts passenger revenue from the passenger manifest information. Unlike most of the Company's competitors, the Company has no tickets to be accounted for and processed.

          Furthermore, the Company does not participate in the ARC, the airline industry collection agent for travel agency sales. At the time of the reservation, the Company identifies the travel agency making the booking, either taking credit card information or charging the travel agency's account for future payment. Each agency then receives an invoice summarizing these transactions. Although management believes that travel agencies are accustomed to doing business through ARC, management believes that the cost savings realized by avoiding the fees and revenue accounting costs inherent in the ARC system justify not participating in ARC.

          Because of its ticketless system and its non-participation in ARC, the Company's customers are not able to transfer their reservations from ValuJet to other airlines, for example in the event of a cancellation or delay of a ValuJet flight or a last minute change in their travel plans. For a discussion of a pending DOT proposal regarding the application of notification requirements to ticketless systems, see "--Government Regulation."

EMPLOYEES

          As of June 1, 1996, the Company employed either directly or through contract agencies approximately 4,000 people. Due to the June 17, 1996 shutdown of operations, the Company furloughed approximately 90% of its employees and contract personnel. The Company expects to employ approximately 1,200 employees to operate the Company's business with 15 aircraft. Additional employees will be hired after the FAA approves increases in the number of aircraft being operated by the Company.

          The Company has modified its compensation program, increasing employee base pay for most work groups and reducing reliance on the payment of variable performance bonuses as a major component of the overall compensation package. Bonuses will be eliminated for non-management employees. Captains and other salaried personnel are considered management.

          Training, both initial and recurring, is required for almost all employees. The average training period for all new employees is approximately two weeks. Both pilot training and mechanic training are provided by contractors, which may include other airlines. New hire pilots pay for their own initial training which includes an airline transport pilot rating. The Company generally pays for recurrent training.

          FAA regulations require pilots to be licensed as commercial pilots, with specific ratings for aircraft to be flown, and to be medically certified as physically fit. Licenses and medical certification are subject to periodic continuation requirements including recurrent training and recent flying experience. Mechanics, quality-control inspectors and flight dispatchers must be licensed and qualified for specific aircraft. Flight attendants must have initial and periodic competency fitness training and certification. Training programs are subject to approval and monitoring by the FAA. Management personnel directly involved in the supervision of flight operations, training, maintenance and aircraft inspection must meet experience standards prescribed by FAA regulations. All of these employees are subject to pre-employment and subsequent drug testing.

          The Company believes that current conditions in the airline industry have created a sufficient pool of qualified, licensed pilots, dispatchers and mechanics to fill the Company's needs in the flight operations, maintenance and quality control areas, and that the Company will have little difficulty in hiring and continuing to employ the required personnel.


          The Company's flight attendants have elected the Association of Flight Attendants ("AFA") and the Company's mechanics have elected the Teamsters to represent them in negotiating a contract with the Company. The Company does not expect that the unionization of flight attendants or mechanics will have a material effect on its operating costs. However, until union contracts are negotiated, there can be no assurance that this will be the case.


          The Company is unable to predict whether any of its other employees will elect to be represented by a labor union or other collective bargaining unit. The election by the Company's employees for representation in such an organization could result in employee compensation and working condition demands that may increase operating expenses.

              The AFA has filed a lawsuit against the Company relating to the termination of certain former flight attendants. See "--Litigation."

              The Company maintains an employee bonus plan for salaried employees. The actual amount of employee bonuses is determined at the discretion of the Board of Directors. An amount up to 5% of pretax, pre-bonus income will be allocable to Robert Priddy, Lewis Jordan and Maurice Gallagher under this bonus plan. The remaining amount will be allocated among other management employees. Management employees are defined as those employees who are salaried and not eligible for overtime pay, as well as pilots with the rank of captain. Bonuses for management will be determined and paid on an annual basis.

              The Company from time to time considers alternative means of providing compensation to its employees and the Company's method of determining compensation is subject to possible change in the future.

AIRPORT OPERATIONS

              Ground handling services typically can be placed in three categories--public contact, underwing and complete. Public contact services involve meeting, greeting and serving the Company's customers at the check-in counter, gate and baggage claim area. Underwing ground handling services include, but are not limited to, marshalling the aircraft into and out of the gate, baggage and mail loading and unloading, as well as lavatory and water servicing, anti-icing and deicing and certain services provided to the aircraft overnight. Complete ground handling consists of public contact and underwing services combined.

              All of the Company's ground handling services in Atlanta are conducted by the Company's employees and temporary employees. At other airports, Company operations not conducted by the Company's employees are contracted to other air carriers, ground handling companies or fixed base operators. As of September 1, 1996, the Company's ground handling service contracts with other air carriers, ground handling companies or fixed base operators have been terminated. The Company is in the process of renegotiating contracts for these services.

INSURANCE

              The Company carries customary levels of passenger liability insurance, aircraft insurance for aircraft loss or damage and other business insurance. Such insurance is in excess of DOT requirements. While the Company believes such insurance will be adequate, there can be no assurance that such coverage will fully protect it against all losses which it might sustain.

SEASONALITY AND CYCLICALITY

              The Company's operations are primarily dependent upon passenger travel demand and, as such, may be subject to seasonal variations. Management believes that the weakest travel periods will generally be during the months of January, May and September. Leisure travel generally increases during the summer months and at holiday periods.

              The airline industry is highly volatile. General economic conditions directly affect the level of passenger travel. Leisure travel is highly discretionary and varies depending on economic conditions. While business travel is not as discretionary, business travel generally diminishes during unfavorable economic times as businesses tend to tighten cost controls.

COMPETITION

              The following table identifies airlines which provide non-stop service to and from Atlanta and the cities indicated (which are the cities served by Atlanta prior to the suspenson of operations on June 17, 1996), and the approximate number of daily round trip flights scheduled to be flown by those other airlines as of October 1, 1996.

                                                                              Daily Non-stop Round Trips
                                                    ------------------------------------------------------------------
                                                                                  AMERICAN/NORTHWEST/
ATLANTA TO/FROM                                                     DELTA                 USAIR               OTHERS(A)
---------------                                                     -----                 -----               ---------
Boston, MA...................................                        8.5                    --                  --
Charlotte, NC................................                          8                     8                   1
Chicago, IL (Midway)(b)......................                         --                    --                   4
Columbus, OH.................................                          5                    --                  --
Dallas/Fort Worth, TX........................                         17                  11.5                  --
Detroit, MI..................................                        6.5                     8                  --
Fort Lauderdale, FL..........................                        8.5                    --                  --
Fort Myers, FL...............................                        7.5                    --                  --

Fort Walton Beach, FL........................                         --                    --                   9
Hartford, CT.................................                          5                    --                  --
Indianapolis, IN.............................                          4                    --                  --
Jackson, MS..................................                        4.5                    --                   1
Jacksonville, FL.............................                        8.5                    --                   2
Kansas City, MO..............................                          7                    --                  --
Louisville, KY...............................                          6                    --                   1
Memphis, TN..................................                        8.5                     6                  --
Miami, FL....................................                        9.5                   4.5                  --
Mobile, AL...................................                          8                    --                  --
Nashville, TN................................                          9                    --                  --
New Orleans, LA..............................                          9                    --                  --
Newport News, VA.............................                       5(c)                    --                  --
New York, NY (LaGuardia)(d)..................                         16                    --                  --
Orlando, FL..................................                         11                    --                   6
Philadelphia, PA.............................                        8.5                     7                  --
Pittsburgh, PA...............................                          6                     5                  --
Raleigh/Durham, NC...........................                        9.5                    --                  --
Savannah, GA.................................                        8.5                    --                  --
Tampa, FL....................................                          9                    --                   3
Washington DC (Dulles)(e)....................                          5                    --                   1
West Palm Beach, FL..........................                          8                    --                   1
                                                                    ----                    --                  --

Total........................................                      227.5                    50                  29
                                                                   =====                    ==                  ==

______________________
(a) Includes AirSouth and Kiwi. Also includes commuter affiliates of major airlines which generally provide service with turboprop aircraft.

(b) Several major airlines operate daily flights to Chicago's O'Hare Airport which are not reflected in the table above.

(c)       Service provided by Delta to Norfolk, VA.

(d) Several major airlines operate daily flights to other airports in the New York metropolitan area which are not reflected in the table above.

(e) Delta operates daily flights to Washington DC's National Airport which are not reflected in the table above.

          The Company currently intends to provide service between Atlanta and other markets within a 1,000 mile radius. In the future, the Company may add additional service between cities already served by the Company, new markets and new focus cities. The Company's selection of markets depends on a number of factors existing at the time service to such market is being considered. Consequently, there can be no assurance that the Company will provide service to all of the markets listed above or that the Company will not provide service to any other particular market.

          With respect to the Company's one-stop service provided between markets served on a connecting basis through Atlanta, the Company faces competition from numerous airlines with varying degrees of service quality and frequencies. In addition, the Company competes with numerous nonstop flights to many of its cities from other airports in the same metropolitan areas as served by the Company (such as Washington's National Airport and Chicago's O'Hare Airport).
          Delta has announced that the initial service to be provided by the new Delta low cost operation will not include Atlanta, but will provide nonstop service between Orlando and markets north of Atlanta.

          The identity of competing airlines and the number and character of the flights flown changes from month to month, and while management believes published schedules for the month of October 1996, upon which the foregoing information was based, are representative of the competition the Company may face, competing airlines and their flight schedules are subject to frequent change.

          The Company may also face competition from other airlines which may begin serving any of the markets it serves or plans to serve, from new low cost airlines that may be formed to compete in the low fare market (including any that may be formed by Delta or other major airlines) and from ground transportation alternatives.

          The most significant competitive factors among airlines are price (fare levels), convenient departure times and the availability of a frequent flyer program. The Company currently does not offer a frequent flyer program and typically offers limited flight frequencies. There can be no assurances that the Company will not have to develop a frequent flyer program or join an existing program for competitive reasons. Additionally, competitive factors include access to computerized reservation and ticketing systems used by travel agents, dependability of service, name recognition, airports served and the availability, quality and convenience of other passenger services.

GOVERNMENT REGULATION

U.S. Department of Transportation

          All interstate air carriers are subject to regulation by the DOT and the FAA under the Federal Aviation Act of 1958, as amended (the "Aviation Act"). The DOT's jurisdiction extends primarily to the economic aspects of air transportation, while the FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew licensing and training and maintenance standards.

          In general, the amount of economic regulation over interstate air carriers in terms of market entry and exit, pricing and inter-carrier acquisitions and agreements has been greatly reduced subsequent to enactment of the Deregulation Act. As a result of that change in the regulatory structure, any company's entry into the domestic air transportation business has been greatly simplified, and the level of post-entry regulation to which an airline is subject has been greatly reduced.

          The Company has obtained a Certificate of Public Convenience and Necessity issued by the DOT pursuant to Section 401 of the Aviation Act. Each United States carrier must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a state, territory or possession thereof, that its President and at least two-thirds of its Board of Directors and other managing officers must be comprised of United States citizens, that not more than 25% of its voting stock may be owned by foreign nationals, and that the carrier not be otherwise subject to foreign control.


          As a result of the Company's suspension of operations on June 17, 1996, the Company was required to apply for recertification by the DOT. The DOT issued a "show cause" order on August 29, 1996, reflecting its preliminary determination that the Company has satisfied the DOT requirements and issued its final order on September 26, 1996. The Association of Flight Attendants (AFA) has filed suit challenging the DOT's final order. The Company is unable to predict what effect, if any, such lawsuit will have on its resumed operations.

          On January 5, 1996, the Department of Transportation requested comments, to be submitted by March 19, 1996, on the application of air carrier passenger notice requirements to ticketless air travel. Comments were sought on whether passengers who do not receive a ticket should nonetheless receive a document containing various notices, including oversales and denied boarding compensation, domestic and international baggage liability, contract of carriage terms, refund penalties and international death/injury liability limitations, that are currently provided with, and most commonly printed on the back of, passengers' tickets. If adopted, such a requirement could increase the cost and adversely affect the operational efficiency of the Company's ticketless travel approach.

U.S. Federal Aviation Administration

          The Company has also obtained an operating certificate issued by the FAA pursuant to Part 121 of the Federal Aviation Regulations. The Company's operating certificate was surrendered to the FAA in connection with the consent order dated June 17, 1996 and returned to the Company on August 29, 1996, after the Company satisfied the concerns expressed by the FAA in the consent order. The consent order effectively limits the Company to 15 aircraft upon recommencement of operations. Thereafter, increases in the number of aircraft will be subject to FAA approval.

          The FAA has jurisdiction over the regulation of flight operations generally, including the licensing of pilots and maintenance personnel, the establishment of minimum standards for training and maintenance and technical standards for flight, communications and ground equipment. As required, the Company has effective FAA certificates of airworthiness for all of its aircraft. The Company's flight personnel, flight and emergency procedures, aircraft and maintenance facilities are subject to periodic inspections and tests by the FAA. The Company's director of safety and regulatory compliance acts as a liaison between the Company and the FAA, implementing any changes requested by the FAA with respect to operating procedures or training programs and generally ensuring proper compliance with aviation regulations applicable to the Company.

          The DOT and FAA also have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended, under the Airport Noise and Capacity Act of 1990 ("ANCA") and, along with the Environmental Protection Agency, under the Clean Air Act to monitor and regulate aircraft engine noise and exhaust emissions. To the Company's knowledge, the Company's aircraft comply with all applicable FAA noise control regulations (except as indicated below) and with current emissions standards.


          ANCA requires the phase-out of Stage 2 airplanes (which meet less stringent noise emission standards than later Stage 3 airplanes) in the contiguous 48 states by December 31, 1999. In September 1991, the FAA promulgated final rules establishing interim compliance dates of December 31, 1994, December 31, 1996 and December 31, 1998 for phasing out Stage 2 aircraft. The Company's fleet as of September 30, 1996, consisted of 46 aircraft, 21 of which comply with Stage 3. See "--Aircraft." Therefore, the Company must take action to continually assure that its fleet will be in compliance with ANCA.

Miscellaneous

          All international service is subject to the regulatory requirements of the appropriate authorities of the other country involved. The Company does not currently provide any international service.

          All air carriers are subject to certain provisions of the Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities, and are required to obtain an aeronautical radio license from the Federal Communications Commission ("FCC"). To the extent the Company is subject to FCC requirements, it has taken and will continue to take all necessary steps to comply with those requirements.

          The Company's operations may become subject to additional federal regulatory requirements in the future under certain circumstances. The Company's labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. During a period of past fuel scarcity, air carrier access to jet fuel was subject to allocation regulations promulgated by the Department of Energy. To the extent the Company seeks to provide international air transportation in the future, it will be required to obtain additional authority from the DOT and become subject to regulatory requirements imposed by affected foreign jurisdictions. The Company is also subject to state and local laws and regulations at locations where it operates and the regulations of various local authorities that operate the airports it serves.

PROPERTY

          The Company leases approximately 38,000 square feet of office space at its principal address for general corporate and operational use (including reservations) at a current monthly rent of approximately $29,000 under a lease which expires September 30, 1996. The Company also maintains a separate reservations center in leased premises in Savannah, Georgia.

          The check-in counters, gates and airport office facilities at each of the airports the Company serves are leased from the appropriate airport authority or subleased from other airlines. Such arrangements may include baggage handling, station operations, cleaning and other services. If such facilities at any additional cities to be served by the

Company are not available to the Company at acceptable rates, or if facilities currently in use are no longer available to the Company at acceptable rates, then the Company may choose not to service such markets.

LITIGATION

          On October 21, 1995, the AFA filed suit in federal court alleging that the Company had violated the Railway Labor Act by terminating the employment of between 20 and 40 flight attendants for engaging in protected union activities associated with the AFA's organizing drive. The Company believes that it has not wrongfully terminated any of these flight attendants. By order dated January 30, 1996, the court struck AFA's demands for jury trial, punitive damages and attorneys' fees. The only justiciable issues remaining are reinstatement and back pay.

          In November 1995, the Company filed suit against Delta and TWA in federal district court regarding the defendants' actions in connection with the Company's attempt to obtain from TWA slots at New York's LaGuardia airport. The lawsuit sought injunctive relief, but such relief was denied. The Company's lawsuit was subsequently amended to seek damages as a result of the defendants' actions which, the Company alleges, constitute antitrust violations, breach of contract or tortious interference with the Company's business. The court has dismissed TWA from this action as a result of its motion for summary judgment, but the Company is appealing this decision.


          Numerous lawsuits have been filed against the Company seeking damages attributable to the deaths of those on Flight 592 and additional lawsuits are expected. A total of 45 such lawsuits have been filed against ValuJet Airlines, Inc. prior to September 27, 1996. All of these cases have been or are expected to be removed to federal court and to be transferred to the United States District Court for the Southern District of Florida pursuant to a ruling of the Multidistrict Litigation Panel in September 1996. However, one of these cases has been remanded to the State Court of Fulton County, Georgia and other remand motions are pending and are expected. In 29 of these lawsuits SabreTech, Inc. has been named as a co-defendant as a result of the role that such maintenance contractor played in the accident. The Company's insurance carrier has assumed defense of these suits under a reservation of rights. The Company maintains $750 million of liability insurance per occurrence. Although the Company believes that such coverage will be sufficient to cover all claims arising out of the crash of Flight 592, there can be no assurance that the total amount of judgments and settlements will not exceed the Company's insurance limit or that all damages awarded will be covered by insurance.


          Several stockholder suits have been filed against the Company and certain of its executive officers. The lawsuits seek class certification for all purchasers of stock in the Company during periods beginning on or after June 1995 and ending on or before June 18, 1996, and are based on allegedly misleading public statements made by the Company or omission to disclose material facts in violation of federal securities laws. A total of 14 stockholder lawsuits have been filed against the Company between May 30, 1996 and July 26, 1996. Of these suits, 11 have been filed in the United District Court for the Northern District of Georgia and these suits have been consolidated into a single action (In re: ValuJet, Inc.). One other lawsuit filed in the United States District Court for the Middle District of Florida is expected to be transferred to the Northern District of Georgia for consolidation. Two suits (Cohen et al. v. ValuJet, Inc., et al. and Hepler et al. v. ValuJet, Inc. et al.) have been filed in the State Court of Fulton County, Georgia. One other stockholder lawsuit has been filed against Lewis Jordan in the Small Claims Municipal Court in El Cajon, California. Although the Company denies that it has violated any of its obligations under the federal securities laws and believes that the lawsuits do not have any merit, there can be no assurance that the Company will not sustain material liability under such or related lawsuits.

          On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against the Company in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether the Company was entitled to exercise a termination right contained in its lease agreement.

          From time to time, the Company is engaged in litigation arising in the ordinary course of its business. The Company does not believe that any such ordinary course litigation will have a material adverse effect on its results of operations or financial condition.

                                  MANAGEMENT

Executive Officers and Directors

          The following table contains the name, age and position with the Company of each Executive Officer and Director of the Company. Their respective backgrounds are described following the table.

Name                      Age                 Position
----                      ---                 --------
Robert L. Priddy........  49    Chairman of the Board of Directors, Chief
                                 Executive Officer
Maurice J. Gallagher, Jr  47    Vice Chairman of the Board of Directors,
                                 Treasurer, Secretary
Lewis H. Jordan.........  52    President, Chief Operating Officer and Director
Stephen C. Nevin........  46    Senior Vice President - Finance and Chief
                                 Financial Officer
Thomas Kalil............  60        Senior Vice President - Customer Service
James R. Jensen.........  55    Senior Vice President - Maintenance and
                                 Engineering
Don L. Chapman..........  57    Director
Timothy P. Flynn........  46    Director

          Robert L. Priddy has been actively employed by the Company since June 1993. He has served as a Director and Chairman of the Board of the Company since he participated in its founding in July 1992. Prior to his involvement with the Company, Mr. Priddy founded Florida Gulf Airlines as a subsidiary of Mesa Airlines, for which he served as president from December 1991 to April 1993. From July 1991 to January 1993, he also served as a director of Mesa Airlines, Inc. From January 1988 to November 1991, he served as President and Chief Executive Officer of Air Midwest, Inc., a regional airline headquartered in Wichita, Kansas, for which he also served as a director from November 1987 to November 1991. From 1979 to 1987, he served as Vice President and Chief Financial Officer of Atlantic Southeast Airlines, Inc. ("ASA"), a regional airline headquartered in Atlanta, Georgia, for which he also served as a director from 1981 to 1987. He was one of three founding shareholders of ASA. From 1966 to 1979, he worked for Southern Airways in various capacities, his last responsibilities being manager of scheduling, pricing and market analysis. He also serves as a director of Lukens Medical Corporation, a medical supplies company.

          Maurice J. Gallagher, Jr. has been a Director of the Company since he participated in its founding in July 1992. He was designated Vice Chairman of the Board of the Company in June 1993, prior to which he served as the Company's President. Prior to May 1994, he also served as Chief Financial Officer of the Company. From May 1992 until March 1993, he served as a director of Mesa Airlines, Inc. From 1983 to August 1992, he served as an executive officer and director of WestAir Holding, Inc. (the parent company of a regional airline headquartered in Fresno, California). He was one of the two founding stockholders of WestAir Holding, Inc. WestAir Holding, Inc. was acquired by Mesa Airlines in May 1992. He served as Vice President--Finance of Pacific Express Holding, Inc., the parent company of WestAir Commuter Airlines, Inc., from 1979 to 1982.

          Lewis H. Jordan has served as President, Chief Operating Officer and a Director of the Company since June 1993. He served as President and Chief Operating Officer and as a director of Continental Airlines from August 1991 to March 1993 and served as Executive Vice President of that company from 1986 to August 1991. While he was Executive Vice President but before becoming a director, Continental Airlines filed for reorganization under Chapter 11 of the federal bankruptcy laws in December 1990. From 1985 to 1986, he served as President and Chief Operating Officer of Flying Tigers, an air cargo carrier, and was previously employed by Flying Tigers as Executive Vice President and Chief Operating Officer from 1984 to 1985, as Senior Vice President--Operations from 1980 to 1982 and as Vice President--Maintenance and Engineering from 1979 to 1980. From 1982 to 1984, he served as Executive Vice President and Chief Operating Officer of Air Treads, Inc., an aviation tire retreading, wheel and brake company. From 1962 to 1979, he held various positions with Southern Airways, his last position being Assistant Vice President in charge of technical operations. Mr. Jordan has been elected as a Director of the Company pursuant to an agreement with Messrs. Priddy, Gallagher and Flynn under which Messrs. Priddy, Gallagher and Flynn have agreed to vote their stock in the Company so as to elect Mr. Jordan as a Director so long as he is employed by the Company.

          Stephen C. Nevin joined the Company in May 1994 as its Senior Vice President--Finance and Chief Financial Officer. From 1982 to April 1994, he served as Vice President of the Aircraft Financing Group for McDonnell Douglas Finance Corporation. From 1981 to 1982, he was Western Regional Manager, Equipment Leasing for Integrated Resources, Inc., a real estate and equipment financing company. From 1977 to 1980, he was Senior Account Officer for Citicorp Industrial Credit, a finance company. He was District Sales Manager of Cessna Aircraft Company, an aircraft manufacturer, from 1975 to 1977.

          Thomas Kalil was elected as the Company's Senior Vice President--Customer Service in May 1995. Prior to joining the Company, Mr. Kalil was employed by Continental Airlines from May 1987 until May 1995, in various positions including Senior Vice President Airport Services and Senior Vice President Customer Services. Continental Airlines filed for reorganization under Chapter 11 of the federal bankruptcy laws in 1990. Prior to that, he served in various customer service positions at Northwest, Republic and Southern Airways during the period from 1960 to 1987.

          James R. Jensen was elected as the Company's Senior Vice President - Maintenance and Engineering in August 1996. From October 1992 until joining the Company in July 1996, Mr. Jensen was employed as Vice President, Product Support of Douglas Aircraft Company. Mr. Jensen retired from TransWorld Airways (TWA) in October 1992 after serving in various maintenance and engineering positions for more than 26 years. Before retiring, Mr. Jensen served as TWA's Senior Vice President - Maintenance and Engineering.

          Don L. Chapman was elected as a Director of the Company in April 1994. He has served as Chief Executive Officer of Tug Manufacturing Company, a company that manufactures ground support equipment for the airline industry, since he acquired that company in 1977. He also served as Chief Executive Officer of Opti World, Inc., an optical superstore chain from 1983 (when he founded that Company) until 1995. From July 1991 to November 1992, he served as Chairman of Winkler Products, a plastic cutlery manufacturer. He also serves as a director of Rhodes Furniture (since 1992), Longhorn Steaks (since 1992) and Omni Insurance Company (since 1993).

          Timothy P. Flynn has served as a Director of the Company since he participated in its founding in July 1992. Since May 1992, he has been involved as an investor in various aviation related companies. From 1982 to May 1992, he served as an executive officer and director of WestAir Holding, Inc. He was one of the two founding stockholders of WestAir Holding, Inc. Prior to 1982, he served as an executive officer of Pacific Express Holding, Inc., the parent company of WestAir Commuter Airlines, Inc., from 1979 to 1982. He worked in marketing and operations for Eureka Aero, an airline company, from 1975 to 1979.

                            PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth, as of August 31, 1996 (unless otherwise indicated in the footnotes), certain information with respect to the Company's Common Stock owned beneficially by each Director, by all Executive Officers and Directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock of the Company. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of Common Stock included in the table.


                                                                  Number of Shares                  Percent of
                                                                Beneficially Owned (a)             Ownership (b)
                                                                ----------------------             -------------
Robert L. Priddy (c)..............................                 6,488,000                           11.8%

Maurice J. Gallagher, Jr. (d).....................                 5,986,000                           10.9%

Lewis H. Jordan (e)...............................                 5,259,535                            9.3%

Timothy P. Flynn (f)..............................                 4,480,000                            8.2%
                                                                                                          *
Don L. Chapman (g)................................                    77,500


All Executive Officers and Directors as a group
(8 persons) (b)(c)(d)(e)(f)(g)(h).................                22,428,235                           39.3%

_________________
*         Less than 1%

(a) Information with respect to beneficial ownership is based upon information furnished by each owner.

(b) The percent of outstanding Common Stock owned is determined by assuming that in each case the person only, or group only, exercised his or its rights to purchase all shares of Common Stock underlying outstanding stock options.





(c) Includes options to purchase 488,000 shares of Common Stock which are presently exercisable. Excludes 300,000 shares of Common Stock owned by Mr. Priddy's daughter and son-in-law, with respect to which Mr. Priddy disclaims any beneficial ownership. Mr. Priddy's address is 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349.


(d) Includes options to purchase 150,000 shares of Common Stock which are presently exercisable, 5,516,000 shares of Common Stock owned by the Gallagher/Moritz Family Trust under which Mr. Gallagher is a trustee and beneficiary, and 200,000 shares of Common Stock owned by the Gallagher/Moritz 1992 Trust under which Mr. Gallagher's children are beneficiaries. Also includes 120,000 shares of Common Stock owned by a trust for the benefit of Mr. Gallagher's sisters with respect to which Mr. Gallagher is a trustee. Mr. Gallagher's address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.


(e) Includes options to purchase 1,688,000 shares of Common Stock which are presently exercisable. Mr. Jordan's address is 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349.


(f) Includes 160,000 shares of Common Stock owned by Mr. Flynn's wife and children. Mr. Flynn's address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.


(g) Includes 77,500 shares of Common Stock owned by a corporation in which Mr. Chapman is an officer and sole stockholder.


(h) Includes options to purchase a total of 44,000 shares of Common Stock by Stephen C. Nevin and Thomas Kalil which are presently exercisable.

                             CERTAIN TRANSACTIONS

          The Company has contracted with Jordan Temporaries, Inc. for temporary personnel and certain recruiting services. Lewis Jordan's daughter is president and sole owner of Jordan Temporaries, Inc. The contract may be terminated by either party on 30 days notice. The Company has relied on Jordan Temporaries to screen and provide personnel considered for full-time employment after an orientation period with the Company as a temporary employee. Jordan Temporaries has provided the Company with flight attendants and ticket and gate agents. The Company's expense to Jordan Temporaries for the services of temporary personnel and recruiting services provided was approximately $5.1 million for 1994, and approximately $12.7 million for 1995. In connection with services by Jordan Temporaries in the ordinary course of business, the Company owed Jordan Temporaries approximately $196,000 as of December 31, 1994 and approximately $371,000 as of December 31, 1995. The amounts owed by the Company to Jordan Temporaries are accounts payable generated in the ordinary course of business which are generally due the week after the date of invoice. Such amounts do not bear interest. Management believes that the rates paid to Jordan Temporaries are competitive with alternative agencies which provide similar services and that the terms of payment are at least as favorable as available from similar agencies. After resumption of operations, the Company does not intend to rely on Jordan Temporaries or on temporary employees as heavily as in the past.

          In June and July 1993, Lewis H. Jordan paid $375,010 for 2,400,000 shares of the Company's Common Stock ($.16 per share) of which $200,010 was paid by the delivery of a promissory note payable in 1998 with interest at 5% per annum payable annually. The promissory note was secured by the pledge of 1,200,000 shares of Mr. Jordan's Common Stock in the Company. The promissory note provided for interest only payments until the principal was due. The largest amount outstanding under the promissory note during 1995 was approximately $207,260 (including accrued interest). Mr. Jordan prepaid this promissory note in full in February 1995.

          The Company purchases ground support equipment from Tug Manufacturing Corporation ("Tug") in which Don L. Chapman is an officer and 100% stockholder. The amount of ground support equipment purchased by the Company from Tug was approximately $1.1 million during 1994 and $594,000 during 1995. The Company intends to continue purchasing such equipment from Tug so long as Tug's equipment meets the Company's quality, price and time of delivery requirements. The Company began to purchase equipment from Tug prior to Mr. Chapman being elected to the Company's Board of Directors and management believes that its purchases from Tug are at competitive prices and terms.

          The Company's policy is to have all related party transactions approved by the disinterested members of the Board of Directors. In addition, the Indenture for the Notes requires that certain significant transactions between the Company and its affiliates must be approved by disinterested members of the Board of Directors. See "Description of the Exchange Notes."

                       DESCRIPTION OF THE EXCHANGE NOTES

          The Outstanding Notes were issued under an Indenture dated as of April 17, 1996 among the Company, the Guarantors (as defined herein) and Bank of Montreal Trust Company, as trustee. As of August 26, 1996, Fleet National Bank (the "Trustee") has replaced Bank of Montreal Trust Company as trustee pursuant to the First Supplemental Indenture. The Indenture and First Supplemental Indenture are collectively referred to herein as the "Indenture". The Exchange Notes will also be issued under the Indenture, and the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the Exchange Notes will be the same as the Outstanding Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and thus the Exchange Notes will not bear legends restricting their transferability. The Exchange Notes will evidence the same indebtedness as the Outstanding Notes, will be entitled to the benefits of the Indenture, and will be treated as a single class under the Indenture with any Outstanding Notes that remain outstanding after the Exchange Offer. The Outstanding Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including waivers, amendments, redemptions and Offers to Purchase, and for purposes of this Description of the Exchange Notes (except under this caption "--Registration Covenant; Exchange Offer"), all references herein to "Notes" shall be deemed to refer collectively to the Outstanding Notes and any Exchange Notes, unless the context otherwise requires.

          The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. All references in this section, "Description of the Exchange Notes," to the "Company" refer solely to ValuJet, Inc. and not to its subsidiaries.

GENERAL

          The Notes are unsecured senior obligations of the Company, be limited to $150 million aggregate principal amount and will mature on April 15, 2001. (Section 301)


          The Notes are fully and unconditionally guaranteed by the existing Restricted Subsidiaries of the Company, and the Company has agreed to cause any future Restricted Subsidiaries to fully and unconditionally guarantee the Notes, in each case jointly and severally on a senior basis (such guarantees, the "Guarantees" and such guarantors, the "Guarantors"), provided that each such Restricted Subsidiary will cease to be a Guarantor when it ceases to be a Restricted Subsidiary. The ranking and effectiveness of the Guarantees are subject to certain legal considerations and are therefore uncertain. See "Risk Factors--Risks Related to the Offering--Ranking of Notes and Guarantees as Unsecured Obligations; Holding Company Structure" and "--Fraudulent Conveyance," above.

          The Company is a holding company that operates through subsidiaries. Although the Notes are senior obligations of the Company, they are effectively subordinated to all existing and future indebtedness of the Company's subsidiaries (if any) that are not Guarantors, and would be so subordinated to all existing and future indebtedness of the Guarantors if the Guarantees were avoided or subordinated in favor of the Guarantors' other creditors. The Company's subsidiaries, including the Guarantors, are permitted to incur a substantial amount of indebtedness. See "--Limitation on Subsidiary Debt and Preferred Stock." Because the Company is a holding company, the Company's ability to service its indebtedness is dependent on dividends and other payments made to it on its investments in its subsidiaries.

          The Outstanding Notes bear interest at the rate of 10 1/4% per annum from April 17, 1996, the date of initial issuance. The Exchange Notes will bear interest at the rate of 10 1/4% per annum from their date of issuance, except that holders of Exchange Notes will also receive interest on October 15, 1996 from the date of initial issuance of the Outstanding Notes to the date of surrender of such Outstanding Notes in exchange for Exchange Notes. Subject to the preceding sentence, interest on the Notes will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1996, until the principal thereof is paid or made available for payment, to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business on the preceding April 1 or October 1, as the case may be. Interest on the Notes at such rate will be computed on the basis of a 360-day year of twelve 30-day months. The principal of (and premium, if any) and interest on the Notes will be payable, and the transfer of Notes will be registrable, at the office or agency of the Company in The Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Section 301)

          No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 203 and 305)

FORM, DENOMINATION

          Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of $1,000 and integral multiples thereof.

REDEMPTION

          The Notes will not be subject to any redemption at the option of the Company except as follows. At any time, or from time to time, prior to April 15, 1999, up to 33% in aggregate principal amount of Notes originally issued under the Indenture will be redeemable, at the option of the Company, from the net proceeds of one or more public offerings of Capital Stock (other than Disqualified Stock) of the Company, at a Redemption Price equal to 110.25% of the principal amount thereof, together with accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided that the notice of redemption with respect to any such redemption is mailed within 30 days following the closing of the corresponding public offering. (Sections 203, 301 and 1101)

          If less than all the Notes are to be redeemed, the Trustee will select not more than 60 days prior to the Redemption Date, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (Section 1104)

          The Notes will not have the benefit of any sinking fund obligations.

REGISTRATION COVENANT; EXCHANGE OFFER

          The Company has entered into an Exchange and Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Notes, (i) to file with the Commission, within 60 days following the Closing, a registration statement (the "Exchange Offer Registration Statement") under the Securities Act relating to an exchange offer pursuant to which securities substantially identical to the Notes (except that such securities will not contain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding Notes tendered at the option of the holders thereof and (ii) to use its best efforts to cause the Exchange Offer Registration Statement to become effective by October 14, 1996. The registration statement of which this Prospectus is a part has been filed to satisfy such obligation. The Company has further agreed to hold the Exchange Offer open for at least 30 days, and to issue Exchange Notes for all Outstanding Notes validly tendered and not withdrawn before the expiration of the Exchange Offer.

          Under positions enunciated by the staff of the Commission in no-action letters issued in Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others,, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resale of those Exchange Notes. The Commission has in these no-action letters taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of any unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes. The Exchange Offer Registration Statement will be kept effective for a period of 90 days after the Exchange Offer has been consummated in order to permit resales of Exchange Notes acquired by broker-dealers in the Exchange Offer for Notes acquired in after-market transactions. Each holder of the Outstanding Notes (other than certain specified holders) who wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an Affiliate of the Company. Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters.

          However, if on or before the date of consummation of the Exchange Offer the existing Commission interpretations are changed such that the Exchange Notes would not in general be freely transferable on such date, the Company has agreed, in lieu of effecting registration of Exchange Notes, to use its best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the Notes for resale by holders (the "Resale Registration") to become effective and to remain effective for a period of up to three years after the effective date of the Resale Registration. The Company will, in the event of the Resale Registration, provide to the holders of the Notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holders when the Resale Registration for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Resale Registration generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

          In the event (i) the Exchange Offer has not been consummated within 45 days after the effective date of the Exchange Offer Registration Statement or
(ii) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded promptly by an additional registration statement filed and declared effective (any such event referred to in clauses (i) and (ii), a "Registration Default"), then the per annum interest rate on the Outstanding Notes will increase by adding 0.5% thereto for the period from the first day on which the Registration Default occurs to the first day on which no Registration Default is in effect (at which time the interest rate will be reduced by such additional amount). If the Company has not consummated the Exchange Offer (or, if applicable, the Resale Registration has not become effective) by November 28, 1996, then the per annum interest rate on the Outstanding Notes will increase by adding an additional 0.5% thereto for the period from November 28, 1996, to the day on which the Company consummates the Exchange Offer or a Resale Registration becomes effective (at which time the interest rate will be reduced by such additional amount).

          The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

COVENANTS

          The Indenture contains, among others, the following covenants:

Limitation on Company Debt

          The Company may not Incur any Debt unless either (A) at the time of the Incurrence of such Debt, the Notes have been rated Investment Grade or (B) immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Ratio for the four full fiscal quarters next preceding the Incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been received and so applied at the beginning of such four full fiscal quarters, would be greater than 2.50 to 1. (Section 1008)

          Without regard to the foregoing limitation, the Company may Incur the following Debt:

                    (i) Debt under Bank Credit Agreements in an aggregate principal amount at any one time outstanding not in excess of the Bank Debt Limit;

                    (ii)    Debt represented by the Notes;

                    (iii)   Debt outstanding on the date of the Indenture;

                    (iv) Debt owed by the Company to any Wholly Owned Restricted Subsidiary of the Company; provided, however, that upon either (A) the transfer or other disposition by such Wholly Owned Restricted Subsidiary of any Debt so permitted to a Person other than the Company or another Wholly Owned Restricted Subsidiary of the Company or (B) such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary, the provisions described in this Clause (iv) will no longer be applicable to such Debt and such Debt will be deemed to have been incurred at the time of such transfer or other disposition or such cessation;

                    (v)     Aircraft Acquisition Debt;

                    (vi) Debt Incurred in connection with an acquisition of property which Debt (a) constitutes a part of the purchase price of such property or (b) is Incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing any part of the purchase price thereof and which property was not owned by the Company or a Restricted Subsidiary of the Company prior to such purchase; provided, however, the principal amount of such Debt does not exceed 80% of the purchase price of such property and provided, further, that the aggregate principal amount of all Debt Incurred pursuant to the provisions described under this Clause (vi) and Clause (v) under "Limitation on Subsidiary Debt and Preferred Stock" below does not exceed $10 million at any one time outstanding;

                    (vii) Debt Incurred to renew, extend, refund or otherwise refinance any Debt referred to in Clauses (i) through (vi) above; provided, however, that in each case the principal amount of the Debt so Incurred does not exceed the principal amount of the Debt so renewed, extended, refunded or otherwise refinanced thereby plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing; provided, further, that (A) in the case of any refinancing of Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or is subordinated in right of payment to the Notes and, in the case of any refinancing of Debt which is subordinated in right of payment to the Notes, the refinancing Debt is subordinated in right of payment to the Notes to substantially the same or a greater extent than the Debt being refinanced is so subordinated and (B) the refinancing Debt (x) does not provide for any payments of principal of such Debt to be made by the Company or any Restricted Subsidiary of the Company, for as long as any of the Notes are Outstanding, at the stated maturity thereof, by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder) (collectively, "Mandatory Payments"), in each case prior to the final stated maturity of the Debt being refinanced or of the Notes, whichever is earlier (unless the Debt being refinanced by its terms requires, without being subject to any contingency, that payments of the principal thereof be made on one or more specified dates prior to the final stated maturity thereof ("Scheduled Payments") and, on every date on which a Mandatory Payment would be due, the total amount of all Mandatory Payments that would be due on or before such date would not exceed the total amount of all Scheduled Payments that (absent such refinancing) would be due on or before such date and after the refinancing Debt is Incurred), and (y) does not permit, for as long as any Notes are outstanding, redemption or other retirement of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced or of the Notes, whichever is earlier, other than a redemption or other retirement at the option of the holder of such Debt on terms and in circumstances that are substantially similar to those on and in which the Debt being refinanced may be redeemed or otherwise retired;

                    (viii) Debt consisting of Permitted Interest Rate, Currency and Fuel Protection Agreements; and

                    (ix) Debt not otherwise permitted to be Incurred pursuant to Clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred pursuant to this Clause (ix), has an aggregate principal amount not in excess of $45 million at any one time outstanding. (Section 1008)

Limitation on Subsidiary Debt and Preferred Stock

          The Company may not permit any Restricted Subsidiary of the Company to Incur, issue or suffer to exist any Debt or any Preferred Stock except:

                    (i) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by the Company or such Wholly Owned Restricted Subsidiary of any Debt or Preferred Stock so permitted to a Person other than the Company or another Wholly Owned Restricted Subsidiary of the Company or (y) such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary, the provisions of this Clause (i) will no longer be applicable to such Debt or Preferred Stock and such Debt or Preferred Stock will be deemed to have been Incurred or issued at the time of such transfer or other disposition or such cessation;

                    (ii) Debt Incurred or Preferred Stock issued by a Person prior to the time such Person becomes a Restricted Subsidiary of the Company (including by way of a merger or consolidation with another Restricted Subsidiary of the Company), which Debt or Preferred Stock was not Incurred or issued in anticipation of and was outstanding prior to such transaction;

                    (iii) Debt or Preferred Stock issued and outstanding on the date of the Indenture;

                    (iv)  Aircraft Acquisition Debt;

                    (v) Debt Incurred in connection with an acquisition of property which Debt (a) constitutes a part of the purchase price of such property or (b) is Incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing any part of the purchase price thereof and which property was not owned by the Company or a Restricted Subsidiary of the Company prior to such purchase; provided, however, the principal amount of the Debt does not exceed 80% of the purchase price of such property and provided, further, that the aggregate principal amount of all Debt Incurred pursuant to the provisions described under this Clause (v) and Clause (vi) of the second paragraph under "Limitation on Company Debt" above does not exceed $10 million at any one time outstanding;

                    (vi) Debt consisting of Permitted Interest Rate, Currency and Fuel Protection Agreements, provided that any such interest rate or currency protection agreements are effected with respect to Debt Incurred to finance the purchase price of aircraft;

                    (vii) Debt consisting of Guarantees of Debt Incurred by the Company under Bank Credit Agreements in an aggregate principal amount at any one time outstanding not in excess of the Bank Debt Limit;

                    (viii) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refund or otherwise refinance, any Debt or Preferred Stock permitted to be outstanding pursuant to Clauses (ii) through (vii) above (or any extension or renewal thereof); provided, however, that in each case the aggregate principal amount, in the case of Debt, or liquidation preference, in the case of Preferred Stock, does not exceed the principal amount or liquidation preference of the Debt or Preferred Stock, as the case may be, so exchanged or refinanced plus the amount of any premium required to be paid in connection with such exchange or refinancing pursuant to the terms of the Debt or Preferred Stock being exchanged or refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such exchange or refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such exchange or refinancing; provided, further, that such exchange or refinancing Debt or Preferred Stock by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is issued, (x) does not provide for payments of principal or liquidation value to be made by the Company or any Restricted Subsidiary of the Company, for as long as any of the Notes are Outstanding, at the stated maturity of such Debt or final redemption date, if any, of such Preferred Stock, by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt or Preferred Stock upon an event of default thereunder) (collectively, "Subsidiary Mandatory Payments"), in each case prior to the final stated maturity or final redemption date (if any) of the Debt or Preferred Stock, respectively, being exchanged or refinanced and the final stated maturity of the Notes, whichever is earlier (unless the outstanding Debt or Preferred Stock being exchanged or refinanced by its terms requires, without being subject to any contingency, that payments of the principal or liquidation value thereof be made on one or more specified dates prior to the final stated maturity or final redemption date thereof ("Subsidiary Scheduled Payments") and, on every date on which a Subsidiary Mandatory Payment would be due, the total amount of all Subsidiary Mandatory Payments that would be due on or before such date would not exceed the total amount of all Subsidiary Scheduled Payments that (absent such exchange or refinancing) would be due on or before such date and after the exchange or refinancing Debt is Incurred or Preferred Stock is issued), and (y) does not permit, for as long as any Notes are Outstanding, redemption or other retirement of such Debt or Preferred Stock at the option of the holder thereof prior to the final stated maturity or final redemption date (if any) of the outstanding Debt or Preferred Stock, respectively, being exchanged or refinanced and the final stated maturity of the Notes, whichever is earlier, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock on terms and in circumstances that are substantially similar to those on and in which the outstanding Debt or Preferred Stock being exchanged or refinanced may be redeemed or otherwise retired.

          Limitation on Liens

          The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Lien on any property of the Company or any of its Restricted Subsidiaries, now owned or hereafter acquired, to secure any Debt without making, or causing such Subsidiary to make, effective provision for securing the Notes (and, if the Company may so determine, any other Debt of the Company or of such Subsidiary that is not subordinate in right of payment to the Notes) (x) equally and ratably with (or prior to) such Debt as to such property for as long as such Debt will be so secured or (y) in the event such Debt is subordinate in right of payment to the Notes, prior to such Debt as to such property for as long as such Debt will be so secured. (Section 1012)

          The foregoing restrictions will not apply to:

                  (i)     Liens securing only the Notes;

                  (ii) Liens in favor of only the Company and its Restricted Subsidiaries; provided, however, that upon either (a) the assignment or other transfer by any such Restricted Subsidiary of any such permitted Lien in its favor to a Person other than the Company or another Restricted Subsidiary of the Company or (b) such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions described in this Clause (ii) will no longer be applicable to such Lien and such Lien will be deemed to have been Incurred at the time of such transfer or other disposition or such cessation;

                  (iii) Any Lien existing on the date of the Indenture as long as such Lien does not extend to any property that is not subject to such Lien, and does not secure any Debt that is not secured by such Lien, on such date;

                  (iv) Any Lien on aircraft to secure Aircraft Acquisition Debt, which Lien is Incurred when such Debt is Incurred;

                  (v) Liens to secure Debt Incurred for the purpose of financing all or any part of the purchase price of the property subject to such Liens; provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 80% of such purchase price, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (c) the incurrence of such Debt is permitted by the provisions described under "Limitation on Company Debt" or "Limitation on Subsidiary Debt and Preferred Stock" above;

                  (vi) Liens on property existing immediately prior to the acquisition thereof (and not Incurred in anticipation of the financing of such acquisition), provided that the Debt secured by such Lien is otherwise permitted to be Incurred under the Indenture;

                  (vii) any interest in or title of a lessor to any property subject to a Capital Lease Obligation which is otherwise permitted under the Indenture;

                  (viii) Liens on property of the Company or any of its Restricted Subsidiaries in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

                  (ix) Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith and for which adequate reserves are being maintained to the extent required by generally accepted accounting principles;

                  (x) title exceptions, easements and other similar Liens that are not consensual and that do not materially impair the use of the property subject thereto;

                  (xi) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

                  (xii) warehousemen's, materialmen's and other similar Liens for sums being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by generally accepted accounting principles;

                  (xiii) Liens Incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business; and

                  (xiv) any Lien to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing Clauses (i) through (xiii) as long as such new Lien does not extend to any property that is not subject to such existing Lien and the Debt so secured is not increased. (Section 1012)

Limitation on Restricted Payments

          The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) in respect of its Capital Stock or to the holders thereof (excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock)); (ii) may not, and may not permit any Restricted Subsidiary of the Company to, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or any Related Person of the Company or (b) any options, warrants or other rights to acquire, or any securities convertible or exchangeable into, shares of Capital Stock of the Company or any Related Person of the Company;
(iii) may not make, or
permit any Restricted Subsidiary of the Company to make, any Investment that is not a Permitted Investment; and (iv) may not, and may not permit any Restricted Subsidiary of the Company to, redeem, defense (whether legal, covenant or other defeasance), repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company that is subordinate in right of payment to the Notes (each of the transactions described in Clauses (i) through (iv) being a "Restricted Payment"), if:

                  (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing,

                  (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, not have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Cash Flow Ratio test described in the first paragraph under "Limitation on Company Debt" above or

                  (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments (excluding Restricted Payments referred to in Clause (ii) of the next succeeding paragraph and Recovered Restricted Payments) from the date of the Indenture (the amount so expended, if other than in cash, determined in good faith by the Board of Directors) exceeds the sum of: (a) 50% of the Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the Indenture through the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (provided that, if such Consolidated Net Income for such period is negative, 100% of such deficit for such period will be taken into account for this purpose); and (b) 100% of the aggregate net proceeds, including the fair value of property other than cash (determined in good faith by the Board of Directors), from the issuance or sale (other than to a Restricted Subsidiary of the Company) of Capital Stock (other than Disqualified Stock) of the Company and options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt of the Company that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company after the date of the Indenture. (Section 1010)

          The foregoing covenant will not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing covenant; and (ii) any refinancing of Debt permitted pursuant to Clause (vii) of the second paragraph under "Limitation on Company Debt" above or any refinancing or exchange of Debt or Preferred Stock permitted pursuant to Clause (viii) under "Limitation on Subsidiary Debt and Preferred Stock" above. (Section 1010)

          Limitations Concerning Distributions by Subsidiaries, etc.

          The Company may not, and may not permit any Restricted Subsidiary of the Company to, suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company, or (iii) to transfer any of its property to the Company or any Restricted Subsidiary of the Company except, in any such case, any encumbrance or restriction:

                  (a) pursuant to any agreement in effect on the date of the Indenture,

                  (b) pursuant to an agreement relating to any Debt Incurred by such Subsidiary prior to and outstanding on the date on which such Subsidiary became a Subsidiary of the Company (including by reason of a merger or consolidation with another Subsidiary of the Company), provided that such Debt was not Incurred in anticipation of becoming a Subsidiary,

                  (c) pursuant to an agreement which has been entered into for the pending sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that such restriction terminates if such transaction is consummated or abandoned and if such agreement is terminated,

                  (d) pursuant to customary non-assignment provisions in leases or purchase agreements entered into in the ordinary course of business, or

                  (e) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in Clause (a) or (b) above; provided, however, that the provisions relating to such encumbrance or restriction contained in such renewal, extension, refinancing or refunding are no more restrictive in any material respect than the provisions contained in the agreement it replaces, as determined in good faith by the Board of Directors. (Section 1011)

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

          The Company will not, and will not permit any Restricted Subsidiary of the Company to, issue, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of or other ownership interests in such or any other Restricted Subsidiary, or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such Capital Stock or other ownership interests, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary) unless such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of and other ownership interests in such Restricted Subsidiary and the Net Available Proceeds from such sale, assignment, transfer or conveyance (including from the sale of any marketable cash equivalents received therein), less any Reinvested Amounts, are applied in accordance with Clause (iii) of the covenant described under "Limitation on Certain Asset Dispositions."

Limitation on Transactions with Affiliates and Related Persons

          The Company may not, and may not permit any Restricted Subsidiary of the Company to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of property, the rendering of any service or the making of any loan or advance) after the date of the Indenture with any Affiliate or Related Person unless (i) such Affiliate or Related Person is (both before and after such transaction) a Wholly Owned Restricted Subsidiary of the Company; or (ii) the terms of the transaction are no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person and are in the best interests of the Company or such Subsidiary; provided that, for any transaction (or series of related transactions) in which the total consideration given or to be provided by the Company or such Subsidiary in or pursuant to such transaction (or series) (including cash, the fair value of non-cash property and the assumption of Debt) exceeds or will exceed $5 million, a majority of the members of the Board of Directors who are disinterested with respect to such transaction (or series) shall determine that such transaction (or series) satisfies the criteria set forth in Clause (ii) above and shall evidence such determination by a Board Resolution filed with the Trustee. (Section 1013)

Limitation on Certain Asset Dispositions

          The Company may not make, and may not permit any Restricted Subsidiary of the Company to make, any Asset Disposition in one or more related transactions unless: (i) the Company (or such Subsidiary, as the case may be) receives consideration at the time of such disposition at least equal to the fair market value of the shares or the assets disposed of, as determined by the Board of Directors or Chief Financial Officer of the Company in good faith and evidenced by a resolution of the Board of Directors or a certificate of the Chief Financial Officer filed with the Trustee; (ii) at least 75% of the consideration received by the Company (or such Subsidiary) consists of cash or readily marketable cash equivalents or the assumption of Debt or other obligations of the Company or any Restricted Subsidiary (other than Debt or any other obligation subordinate in right of payment to the Notes) relating to such assets and release of the Company and its Restricted Subsidiaries from all liability on such Debt or other obligations; and (iii) all Net Available Proceeds from such disposition (including from the sale of any marketable cash equivalents received therein), less any Reinvested Amounts, are applied by the Company (or such Subsidiary as the case may be) within 180 days of such disposition (1) first, to the repayment (in whole or in part) of Senior Debt then outstanding under any agreements or instruments which would require such application or which would prohibit payments pursuant to Clause (2) following; (2) second, to the extent of any remaining Net Available Proceeds after giving effect to Clause (1), to purchases of Outstanding Notes pursuant to an Offer to Purchase at a purchase price equal to 100% of their principal amount plus accrued interest to the date of purchase (provided, however, that installments of interest whose Stated Maturity is on or prior to the Purchase Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Record Dates according to their terms and the provisions in the Indenture under the section titled "Payment of Interest; Interest Rights Preserved"); and (3) third, to the extent of any remaining Net Available Proceeds following completion of such Offer to Purchase, to any other use as determined by the Company which is not otherwise prohibited by the Indenture. (Section 1014)

          Notwithstanding the foregoing, the Company will not be required to purchase Notes pursuant to the requirements described in Clause (iii) (2) of the preceding paragraph if the Net Available Proceeds (less Reinvested Amounts) available for use to make an Offer to Purchase Notes, together with all Net Available Proceeds (less Reinvested Amounts) from prior Asset Dispositions which were available for use to make an Offer to Purchase, but were not so used pursuant to the provisions described in this paragraph, are less than $10 million. Notwithstanding the foregoing, if any Restricted Subsidiary in which a Reinvested Amount is invested becomes an Unrestricted Subsidiary thereafter, then such change in status will be deemed to be an Asset Disposition with Net Available Proceeds of cash in an amount equal to such Reinvested Amount, and such an amount of cash will be applied pursuant to Clause (iii) above (subject to this paragraph). (Section 1014)

          Any Offer to Purchase required by the provisions described above will be effected by the sending of the written terms and conditions thereof (the "Offer Document"), by first class mail, to Holders of the Notes within 90 days after the relevant disposition is completed. The contents of the Offer to Purchase and the requirements that a Holder must satisfy to tender any Note pursuant to such Offer to Purchase are substantially the same as those described below under "Change of Control."

          The provisions described in this subsection will not apply to any Asset Disposition that constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all the properties and assets of the Company and its subsidiaries subject to the provisions described under "Mergers, Consolidations and Certain Sales and Purchases of Assets."

Provision of Financial Information

          Whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company will also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and
(ii) file with the Trustee copies of the annual reports, quarterly reports and other documents (excluding exhibits) which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if the Company were required to be subject to such Sections and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

Unrestricted Subsidiaries

          The Company at any time may designate any Subsidiary as an "Unrestricted Subsidiary," whereupon (and until such Person ceases to be an Unrestricted Subsidiary) such Person and each other Person that is then or thereafter becomes a Subsidiary of such Person will be deemed to be an Unrestricted Subsidiary. In addition, the Company may at any time terminate the status of any Subsidiary as an Unrestricted Subsidiary, whereupon such Subsidiary and each other Subsidiary of the Company (if any) of which such Subsidiary is a Subsidiary will cease to be an Unrestricted Subsidiary. (Section
1017)

          Notwithstanding the foregoing, no change in the status of a Subsidiary of the Company from a Restricted Subsidiary to an Unrestricted Subsidiary or vice versa will be effective, and no Person may otherwise become a Restricted Subsidiary, if (i) the Consolidated Cash Flow Ratio for the four full fiscal quarters of the Company next preceding the effective date of such purported change or other event, calculated on a pro forma basis as if such change or other event had been effective at the beginning of such period, would be less than the applicable amount specified under "Limitation on Company Debt," (ii) in the case of any change in status of such a Subsidiary from a Restricted Subsidiary to an Unrestricted Subsidiary, the aggregate of all Restricted Payments on and after the date of the Indenture (excluding Restricted Payments referred to in Clause (ii) of the last paragraph under "Limitation on Restricted Payments" and Recovered Restricted Payments), plus the greater of the book value and the fair market value of all assets of such Restricted Subsidiary prior to such change, would exceed the amount specified in Clause (3) of the first paragraph under "Limitation on Restricted Payments" above, (iii) in the case of any change in status of such a Subsidiary from an Unrestricted Subsidiary to a Restricted Subsidiary, such Subsidiary could not then Incur or issue, pursuant to the covenant described under "Limitation on Subsidiary Debt and Preferred Stock", all Debt and Preferred Stock as to which it is then obligated or the issuer at such time or (iv) such change or other event would otherwise result (after the giving of notice or the lapse of time, or both) in an Event of Default. In addition and notwithstanding the foregoing, no Subsidiary of the Company may become an Unrestricted Subsidiary, and the status of any Subsidiary as an Unrestricted Subsidiary will be deemed to have been immediately terminated (with the effect described in the preceding paragraph) at any time when, (i) such Subsidiary (A) has outstanding Debt that is Unpermitted Debt or (B) owns or holds any Capital Stock of or other ownership interests in, or a Lien on any property of, the Company or any of its Subsidiaries that is not an Unrestricted Subsidiary or (ii) the Company or any Subsidiary of the Company that is not an Unrestricted Subsidiary (A) provides credit support for, or a Guaranty of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (B) is directly or indirectly liable for any Debt of such Subsidiary. Any such termination otherwise prohibited by the restrictions described in the first sentence of this paragraph will be deemed to result in a default under the Indenture. "Unpermitted Debt" means any Debt of a Subsidiary of the Company if (x) a default thereunder (or under any instrument or agreement pursuant to or by which such Debt is issued, secured or evidenced), or any right that the holders thereof may have to take enforcement action against such Subsidiary or its property, would permit (whether or not after the giving of notice or the lapse of time or both) the holders of any Debt of the Company or a Subsidiary of the Company that is not an Unrestricted Subsidiary to declare the same due and payable prior to the date on which it otherwise would have become due and payable or otherwise to take any enforcement action against the Company or any such other Subsidiary or (y) such Debt is secured by a Lien on any property of the Company or any of its Subsidiaries that is not an Unrestricted Subsidiary. (Section 1017)

          Upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, an amount equal to the greater of the book value and the fair market value of all assets of such Restricted Subsidiary prior to such change will be deemed to be a Restricted Payment for purposes of calculating the aggregate amount for Restricted Payments under the covenant "Limitation on Restricted Payments."

          Each Person that is or becomes a Subsidiary of the Company will be deemed to be a Restricted Subsidiary at all times when it is a Subsidiary of the Company that is not an Unrestricted Subsidiary. Each Person that is or becomes a Wholly Owned Subsidiary of the Company shall be deemed to be a Wholly Owned Restricted Subsidiary at all times when it is a Wholly Owned Subsidiary of the Company that is not an Unrestricted Subsidiary. (Section 1017)

Change of Control

          Within 30 days following the date of the consummation of a transaction that results in a Change of Control (as defined below), the Company will commence an Offer to Purchase all Outstanding Notes, at a purchase price equal to 101% of their aggregate principal amount plus accrued interest to the date of purchase. Such obligation will not continue after a discharge of the Company or defeasance from its obligations with respect to the Notes. See "--Defeasance."

          A "Change of Control" will be deemed to have occurred in the event that, after the date of the Indenture, (i) any Person, or any Persons acting together that would constitute a "group" (a "Group"), for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 50% or more of the total voting power of all classes of Voting Stock of the Company,
(ii) any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having sufficient of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of the Company or (iii) there occurs any transaction or series of related transactions, and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction (or series) do not, immediately after such transaction (or series), beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the Company (or in the case of a transaction (or series) in which another entity becomes a successor to the Company, of the successor entity); provided that the foregoing shall not apply with respect to any such Person or Group referred to in Clause (i) or (ii) above, which consists exclusively, or to any transaction (or series) referred to in Clause (iii) above if at least 50% of such voting power is beneficially owned immediately thereafter by any Person or Group, which consists exclusively of any one or more Permitted Holders and their Affiliates (while they are such). (Section 1015)

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes resulting from a Change of Control (or any Asset Disposition).

          On or before the thirtieth day following any Change of Control, an Offer Document will be sent, by first class mail, to Holders of the Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase, which at a minimum will include
(a) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the "Provision of Financial Information" covenant (which requirements may be satisfied by delivery of such documents together with the Offer to Purchase),
(b) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in Clause (a) (including a description of the events requiring the Company to make the Offer to Purchase), (c) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (d) any other information required by applicable law to be included therein. The Offer Document will contain all instructions and materials necessary to enable Holders of the Notes to tender Notes pursuant to the Offer to Purchase. The Offer Document will also state (i) that a Change of Control has occurred (or, if the offer to purchase is delivered in connection with an Asset Disposition, that an Asset Disposition has occurred) and that the Company will Offer to purchase the Holder's Notes, (ii) the Expiration Date of the Offer Document, which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer Document, (iii) the Purchase Date for the purchase of Notes which will be within five Business Days after the Expiration Date, (iv) the aggregate principal amount of Notes to be purchased (including, if less than 100%, the manner by which such purchase has been determined pursuant to the Indenture) and the purchase price, and (v) a description of the procedure which a Holder must follow to tender all or any portion of the Notes. (Sections 101 and 1015)

          To tender any Note, a Holder must surrender such Note at the place or places specified in the Offer Document prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing). Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender. Any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount. (Section 101)

          The Indenture does not contain any other change of control provisions.

Mergers, Consolidations and Certain Sales and Purchases of Assets

          The Company (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or any Restricted Subsidiary (in a transaction in which such Subsidiary remains a Restricted Subsidiary); (ii) may not, directly or indirectly, in one or a series of transactions, transfer, convey, sell, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries on a consolidated basis; (iii) may not, and may not permit any Restricted Subsidiary of the Company to, acquire Capital Stock of or other ownership interests in any other Person such that such other Person becomes a Restricted Subsidiary; and (iv) may not, and may not permit any Restricted Subsidiary of the Company to purchase, lease or otherwise acquire all or substantially all of the properties and assets of any Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, unless, in each case (i), (ii), (iii) and (iv) above:
(1) immediately before and after giving effect to such transaction (or series) and treating any Debt Incurred by the Company or a Subsidiary of the Company as a result of such transaction (or series) as having been Incurred by the Company or such Subsidiary at the time of the transaction (or series), no Event of Default or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default shall have occurred and be continuing, (2) in a transaction (or series) in which the Company does not survive or in which the Company transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its properties and assets, the successor entity is a corporation, partnership, limited liability company or trust and is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all the Company's obligations under the Indenture; (3) immediately after giving effect to such transaction (or series), the Company or the successor entity would have a Consolidated Net Worth equal to or greater than 90% of the Consolidated Net Worth of the Company immediately prior to such transaction (or series); (4) immediately after giving effect to such transaction (or series) the Consolidated Cash Flow Ratio of the Company or, if applicable, the successor entity for the four full fiscal quarters immediately preceding consummation of such transaction (or series), determined on a pro forma basis as if such transaction (or series) had taken place at the beginning of such four full fiscal quarters, shall be not less than 2.50 to 1; (5) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien prohibited by the "Limitation on Liens" covenant, the Company or the successor entity will have secured the Notes as required by such covenant; and (6) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as specified in the Indenture. (Section 801)

Certain Definitions

          Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

          "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Aircraft Acquisition Debt" means Debt Incurred by the Company or any of its Restricted Subsidiaries either (i) in connection with an acquisition of aircraft which Debt either constitutes part of the purchase price of such aircraft or is Incurred prior to, at the time of or within 270 days (or 365 days if such acquisition involves a purchase of an MD-95 aircraft pursuant to the purchase agreement dated December 6, 1995 (as amended from time to time) between ValuJet Airlines, Inc. and McDonnell Douglas Corporation) after the acquisition of such aircraft for the purpose of financing or refinancing part of the purchase price thereof, and which aircraft was not owned by the Company or a Restricted Subsidiary of the Company prior to such purchase, provided, however, that in either case, (A) the proportion (expressed as a percentage) of such Debt to the purchase price of such aircraft does not exceed 80% (other than on the date of purchase and any subsequent day prior to the next Business Day) and (B) after giving effect to the Incurrence of such Debt and the acquisition of such aircraft, the Company's Consolidated Net Worth is not less than $162 million or
(ii) which is a Restricted Lease Obligation relating solely to an aircraft that was not owned by the Company or a Restricted Subsidiary of the Company more than 270 days prior to such Incurrence, provided, however, that after giving effect to the Incurrence of such Debt the Company's Consolidated Net Worth is not less than $162 million.

          "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person (including as part of a Sale and Lease Back Transaction and in a consolidation or merger or other sale of any Restricted Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of such Person, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary or by such Person to a Wholly Owned Restricted Subsidiary and excluding a Permitted Aircraft Lease by such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary, (ii) all or substantially all of the assets of such Person or any Restricted Subsidiary representing a division or line of business, (iii) aircraft or (iv) other assets or rights of such Person or any Restricted Subsidiary outside of the ordinary course of business consistent with past practice.

          "Bank Credit Agreements" means one or more credit agreements between the Company and one or more commercial banks named therein as lenders providing for term borrowings and/or revolving borrowings, including all related notes, collateral documents, instruments and agreements executed in connection therewith, in each case as may be amended, supplemented or restated from time to time and including any replacement, extension, modification or renewal thereof.

          "Bank Debt Limit" means $50 million, provided that if (a) any one or more Bank Credit Agreements are entered into or amended, supplemented, restated, replaced, extended, modified or renewed at any time so as to establish the aggregate amount of term borrowings and/or revolving borrowings permitted under the Bank Credit Agreements to be outstanding at any one time to be an amount in excess of $50 million (such amount, the "Adjusted Bank Debt Limit"; such excess amount, the "Excess Amount"; and such event, a "Bank Debt Limit Adjustment") and
(b) at the time of such Bank Debt Limit Adjustment, and assuming on a pro forma basis that borrowings in an amount equal to the Excess Amount or $50 million, whichever is less, had been Incurred under the Bank Credit Agreements at the beginning of, and remained outstanding during, the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of the Bank Debt Limit Adjustment, the Company would have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Cash Flow Ratio test described in the first paragraph under the covenant "Limitation on Company Debt", then the Bank Debt Limit shall be the Adjusted Bank Debt Limit or $100 million, whichever is less.

          "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such

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obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

          "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

          "Consolidated Cash Flow Available for Fixed Charges" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus
(iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such Person for such period, plus
(iv) Consolidated Rent Expense, plus (v) other non-cash charges of such Person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (vi) non-cash items of such Person for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

          "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period plus (B) Consolidated Rent Expense of such Person for such period, plus (C) the annual interest expense (including the amortization of debt discount) with respect to any Debt proposed to be Incurred by such Person or its Restricted Subsidiaries, minus (D) Consolidated Interest Expense of such Person to the extent included in Clause (ii)(A) with respect to any Debt that will no longer be outstanding as a result of the Incurrence of the Debt proposed to be Incurred, plus (E) the annual interest expense (including the amortization of debt discount) with respect to any other Debt Incurred by such Person or its Restricted Subsidiaries since the end of such period to the extent not included in Clause (ii)(A) minus (F) Consolidated Interest Expense of such Person to the extent included in Clause (ii)(A) with respect to any Debt that no longer is outstanding as a result of the Incurrence of the Debt referred to in Clause
(ii)(E); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event such Person or any of its Restricted Subsidiaries has made acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) or Asset Dispositions during or after such period, such computation shall be made on a pro forma basis as if the acquisitions or Asset Dispositions had taken place on the first day of such period.

          "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles.

          "Consolidated Interest Expense" of any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Debt discounts; (iii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iv) fees with respect to interest rate swap or similar agreements, fuel hedging or similar agreements or foreign currency hedge, exchange or similar agreements; (v) Preferred Stock dividends declared and paid or payable in cash; and (vi) the portion of the rental obligation in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such obligation were a Capital Lease Obligation).

          "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Consolidated Subsidiary of such Person that is subject to restrictions that prevent the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such Person or its Consolidated Subsidiaries, (e) all extraordinary gains and extraordinary losses, (f) the cumulative effect of changes in accounting principles in the year of adoption of such changes and (g) the tax effect of any of the items described in Clauses (a) through (f) above.

          "Consolidated Net Worth" of any Person means, as of any date, the consolidated stockholders' equity of such Person and its subsidiaries (or in the case of the Company, Restricted Subsidiaries) as of such date, as determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person, provided that calculations of the foregoing will not give effect to, with respect to the Company and its Restricted Subsidiaries, adjustments following the date of the Indenture to the accounting books and records of the Company and its subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person.

          "Consolidated Rent Expense" of any Person means for any period the consolidated rent expense attributable to Restricted Lease Obligations and included in a consolidated income statement (without deduction of any rental income and without duplication for any amount included in Consolidated Interest Expense) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles.

          "Consolidated Subsidiaries" of any Person means, as of any date or for any period, all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles as of such date or for such period, as the case may be; provided that, for any particular period (or portion thereof) during which any Subsidiary was an Unrestricted Subsidiary, "Consolidated Subsidiaries" will exclude such Subsidiary for such period (or portion thereof) during which it was an Unrestricted Subsidiary.

          "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Restricted Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination, (vii) every payment obligation of such Person under interest rate swap or similar agreements, fuel hedging or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination and (viii) every obligation of the type referred to in Clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, Guarantor or otherwise.

          "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes.

          "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing), provided, however, that the Guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

          "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing), provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an incurrence of such Debt.

          "Interest Rate, Currency and Fuel Protection Agreement" of any Person means any interest rate protection agreement (including interest rate swaps, caps, floors, collars and other types of interest hedging agreements), any currency protection agreement (including foreign exchange contracts, currency swap agreements and other types of currency hedging arrangements) and any aircraft fuel price protection or similar hedging agreements.

          "Investment" by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Capital Stock, bond, note, debenture or other debt or equity security or evidence of Debt, or any other ownership interest, issued by such other Person, whether such acquisition is from such or any other Person, (iii) any direct or indirect issuance by such Person of a Guaranty of any obligation of or for the account of such other Person or (iv) any other investment of cash or other property by such Person in or for the account of such other Person.

          "Investment Grade" means, with respect to any corporate debt securities at any time, that such securities are rated both Baa3 or higher (or the equivalent thereof) by Moody's Investors Service, Inc. and BBB- or higher (or the equivalent thereof) by Standard & Poor's Corporation at such time.

          "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or title exception, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt that is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or that must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its good faith judgement evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

          "pari passu", when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that each such Debt (a) either (i) is not subordinated in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Debt of such Person as to which the other is not so subordinate.

          "Permitted Holder" means Robert L. Priddy, Maurice J. Gallagher, Jr., Lewis H. Jordan, Stephen C. Nevin, Thomas Kalil, Don L. Chapman and Timothy P. Flynn.

          "Permitted Interest Rate, Currency and Fuel Protection Agreement" of any Person means any Interest Rate, Currency and Fuel Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person (i) against fluctuations in interest rates or currency exchange rates with respect to Debt permitted to be Incurred under the Indenture, or in the case of currency protection agreements, against currency fluctuations with respect to any receivable or liability the amount payable of which is determined by reference to a foreign currency in the ordinary course of business; provided that, in any such case, such interest rate or currency protection agreement shall have a notional amount no greater than the principal amount of the Debt, receivable or liability being hedged thereby; and (ii) in the case of fuel hedging agreements, against fluctuations in market prices of aircraft fuels.

          "Permitted Investments" means (i) Investments in (including a Guaranty of any obligation of) the Company or any Person that is, or as a consequence of such Investment becomes, a Restricted Subsidiary (provided that any such Guaranty will cease to be a Permitted Investment and will be deemed to be Incurred when such Restricted Subsidiary ceases to be a Restricted Subsidiary or such obligation is assumed by any Person other than a Restricted Subsidiary),
(ii) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) time deposits and certificates of deposit, having maturities of not more than one year from the date of deposit or issuance, as the case may be, of any U.S. commercial bank or U.S. branch of a foreign bank, in each case having capital and surplus in excess of $500 million and having a peer group rating of C or better (or the equivalent thereof) by Thompson BankWatch, Inc. or outstanding long-term debt rated A- or better (or the equivalent thereof) by Standard & Poor's Corporation or A3 or better (or the equivalent thereof) by Moody's Investors Service, Inc., (iv) commercial paper rated A-2 or the equivalent thereof by Standard & Poor's Corporation or P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing within nine months from the date of issuance, (v) corporate debt securities rated Investment Grade, (vi) any Investment in a Person that is engaged in the airline or related businesses, in an aggregate amount from the date of the Indenture not to exceed $35 million and (vii) Permitted Interest Rate, Currency and Fuel Protection Agreements.

          "Permitted Aircraft Lease" by any Person means a lease of aircraft owned by such Person to a third party on terms which permit the lessor to reacquire possession of such aircraft, with good and marketable title thereto free and clear of any adverse claim in favor of the lessee, upon a material breach of such lease by the lessee.

          "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

          "Reinvested Amounts", with respect to any Asset Disposition, means amounts invested within 180 days after such Asset Disposition in assets that are related to the business of the Company and its Restricted Subsidiaries and, upon consummation of such investment, are owned by the Company or any of its Restricted Subsidiaries.

          "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Stock of such Person.

          "Recovered Restricted Payment" means (i) a Guaranty that, when Incurred, constitutes a Restricted Payment, but only to the extent that the obligations of the Company and its Restricted Subsidiaries in respect of such Guaranty are discharged for consideration given by the Company and its Restricted Subsidiaries in an amount less than the amount of such Restricted Payment and such discharge is not included in Consolidated Net Income of the Company, or (ii) a loan that, when made, constitutes a Restricted Payment, but only to the extent that such loan is repaid to the Company and the Restricted Subsidiaries in cash without restriction and is not included in Consolidated Net Income of the Company.

          "Restricted Lease Obligation" of any Person means either (i) a Capital Lease Obligation of such Person or (ii) the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person, except, for purposes of this Clause (ii), for (x) any such lease (or Debt arrangement) relating solely to property other than aircraft under which such rent or other payment amounts do not exceed $250,000 on an annualized basis and (y) gate, ticket counter and other airport facility leases.

          "Restricted Subsidiary" means a Subsidiary of the Company that is not an Unrestricted Subsidiary; and on the date of the Indenture includes all of the Company's existing Subsidiaries on such date.

          "Sale and Leaseback Transaction" means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by a Person of any property or asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

          "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs or (iii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.

          "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

          "Unrestricted Subsidiary" means a Subsidiary of the Company that is deemed by the Company to be an Unrestricted Subsidiary and is not terminated as an Unrestricted Subsidiary by the Company, in each case in accordance with the provisions in the Indenture described under the caption "Covenants--Unrestricted Subsidiaries."

          "Voting Stock" of any Person means Capital Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

EVENTS OF DEFAULT

          The following will be Events of Default under the Indenture: (a) failure to pay any interest on any Note when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Note when due; (c) failure to purchase Notes required to be purchased pursuant to an Offer to Purchase as described under the "Limitation on Certain Asset Dispositions" covenant and under "Change of Control" when due; (d) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales and Purchases of Assets"; (e) failure to perform any other covenant or warranty of the Company in the Indenture, continued for 45 days after written notice as provided in the Indenture; (f) a default or defaults under the terms of any instruments evidencing or securing, or of any agreements pursuant to which there may be issued, Debt of the Company or any Restricted Subsidiary of the Company having an outstanding principal amount of $10 million individually or in the aggregate, which Debt now exists or is hereafter Incurred, which default or defaults (i) result in the acceleration of the payment of such indebtedness, (ii) constitute the failure to pay all or any part of such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period) or (iii) constitute the failure to pay when due at any time all or any part of such indebtedness under a single instrument or agreement that evidences or secures, or pursuant to which there may be issued, Debt having an outstanding principal amount of $16 million or more (after expiration of any applicable grace period); (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate amount in excess of $15 million which remains unstayed, undischarged or unbonded for a period of 60 days thereafter; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary of the Company. (Section 501)

          Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512)

          If an Event of Default (other than an Event of Default of the type described in Clause (h) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes, and if an Event of Default of the type described in Clause (h) above occurs, the principal of and any accrued interest on the Notes then outstanding will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

          No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note. (Section
507)

          The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1019)

DEFEASANCE

          The Indenture will provide that (A) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Notes or
(B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an Event of Default under the Indenture and the Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of, and premium, if any, and each installment of interest, if any, on the outstanding Notes. With respect to Clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above will remain in full force and effect. Such trust may only be established if, among other things
(i) with respect to Clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to Clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default (or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default) shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied. (Sections 1301, 1302, 1303 and 1304)

MODIFICATION AND WAIVER

          Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of (or the premium, if any), or interest on, any Note, (c) change the place or currency of payment of principal of (or premium, if any), or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of an Offer to Purchase with respect to an Offer, modify the Indenture with respect to an Offer as described under the "Limitation on Certain Asset Dispositions" covenant and under "Change of Control" in a manner adverse to the Holders thereof. (Section 902)

          The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1019) The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal (or premium, if any) or interest. (Section 513)

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES

          The following summary of all material federal income tax consequences of the exchange of Notes is based on the opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., counsel to the Company, which opinion has been filed as an exhibit to the Registration Statement. Such opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the Notes or the Exchange Offer. This discussion is for general information only and does not purport to address the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes other than the exchange of Outstanding Notes for Exchange Notes in this Exchange Offer.

          This summary deals only with Holders that will hold Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a "straddle" for tax purposes, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a conversion transaction, or persons that have a "functional currency" other than the U.S. dollar. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

          The exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" because the Exchange Notes should not be considered to differ materially in kind or extent from the Outstanding Notes. Rather, the Exchange Notes received by a holder of the Outstanding Notes should be treated as a continuation of the Outstanding Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer.

                             PLAN OF DISTRIBUTION

          Based on positions taken by the staff of the Commission set forth in no-action letters issued to Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company, or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions for the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker- Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the Initial Purchasers thereof) with the Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period of 90 days after the Exchange Offer has been consummated, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

          Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer
- Terms and Conditions of the Letter of Transmittal". In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

          Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters.

          The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

          Certain legal matters regarding the validity of the Exchange Notes offered hereby and the United States federal income tax consequences of the Exchange Offer will be passed upon for the Company by Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia. Certain shareholders of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. own approximately 23,600 shares of common stock of the Company.

                                    EXPERTS

          The consolidated financial statements of ValuJet, Inc. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  SUPPLEMENTAL GUARANTOR FINANCIAL STATEMENTS

          The Company is offering to exchange $150,000,000 of registered 10 1/4% Senior Notes Due 2001 (the "Exchange Notes") for its unregistered notes which were issued on April 17, 1996 in the same amount and upon substantially the same terms. As with the unregistered notes, the Exchange Notes will be fully and unconditionally guaranteed on a senior basis by ValuJet Airlines, Inc., a wholly owned subsidiary of the Company, and all of its subsidiaries (the "Guarantors"). All operations of the Company are conducted by ValuJet Airlines, Inc., a wholly owned subsidiary of the Company, and all of its subsidairies. All of the Guarantors are wholly owned direct or indirect subsidiaries of the Company and there are no direct or indirect subsidiaries of the Company that are not Guarantors. The Exchange Notes and the guarantees will rank pari passu in right of payment with all senior unsecured indebtedness of the Company and the Guarantors, respectively, and will rank senior in right of payment to any future indebtedness of the Company and the Guarantors, respectively, that may be subordinated thereto. Separate financial statements of the Guarantors are not presented because all of the Company's subsidiaries will guarantee the Exchange Notes on a full, unconditional and joint and several basis and management of the Company has determined that separate financial statements would not be material to investors.

                                 VALUJET, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.................... F-2
Consolidated Balance Sheets....................... F-3
Consolidated Statements of Operations............. F-4
Consolidated Statements of Stockholders' Equity... F-5
Consolidated Statements of Cash Flows............. F-6
Notes to Consolidated Financial Statements........ F-7

                         Report of Independent Auditors

The Stockholders and Board of Directors
 ValuJet, Inc.

  We have audited the accompanying consolidated balance sheets of ValuJet, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ValuJet, Inc. at December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Atlanta, Georgia
February 8, 1996

                                 VALUJET, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                     December 31
                                                             ---------------------------
                                                                 1995          1994
                                                             ------------- -------------
Assets
Current assets:
Cash and cash equivalents................................... $127,947,096   $85,077,542
Accounts receivable, less allowance of $405,000 and $950,000
at December 31, 1995 and 1994, respectively.................   12,074,394     7,528,931
Inventories of parts and supplies...........................    4,016,266       460,163
Prepaid expenses............................................    4,758,205     2,077,713
Current maturities of note receivable.......................           -        521,678
Deferred tax asset..........................................      401,621       333,046
Other current assets........................................      589,986       182,579
                                                             ------------- -------------
Total current assets........................................  149,787,568    96,181,652
Property and equipment:
Flight equipment............................................  153,513,693    62,977,959
Other property and equipment................................   40,472,604    11,513,129
Deposits on flight equipment purchase contracts.............   21,801,525     1,075,000
                                                             ------------- -------------
                                                              215,787,822    75,566,088
Less accumulated depreciation...............................  (18,834,231)   (3,686,583)
                                                             ------------- -------------
                                                              196,953,591    71,879,505
Note receivable, less current maturities....................           -      4,978,322
                                                             ------------- -------------
                                                             $346,741,159  $173,039,479
                                                             ============= =============
Liabilities and stockholders' equity
Current liabilities:
Accounts payable............................................   $6,721,754    $2,599,978
Accrued liabilities.........................................   35,866,095    16,799,471
Air traffic liability.......................................   22,221,133     9,606,881
Income taxes payable........................................       24,957       606,516
Current maturities of long-term debt........................   21,430,984     7,983,995
                                                             ------------- -------------
Total current liabilities...................................   86,264,923    37,596,841
Long-term debt less current maturities......................   87,607,149    38,980,680
Deferred income taxes payable...............................   10,803,856     3,345,211
Stockholders' equity:
Convertible preferred stock, $.01 par value:
Authorized shares-5,000,000.................................           -             -
Issued and outstanding shares-none at December 31,
1995 and 1994...............................................
Common stock, $.001 and $.01 par value at December 31, 1995
and 1994, respectively:
Authorized shares-1,000,000,000 and 50,000,000 at
December 31, 1995 and 1994, respectively....................
Issued and outstanding-54,556,020 and 13,304,275 at
December 31, 1995 and 1994, respectively....................       54,556       133,043
Additional paid-in capital..................................   74,433,062    73,368,699
Notes receivable from common stock sale.....................           -       (200,010)
Retained earnings...........................................   87,577,613    19,815,015
                                                             ------------- -------------
Total stockholders' equity..................................  162,065,231    93,116,747
                                                             ------------- -------------
Total liabilities and stockholders' equity.................. $346,741,159  $173,039,479
                                                             ============= =============



                            See accompanying notes.
                                      F-3

                                 VALUJET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      Year ended December 31
                                              ---------------------------------------
                                                  1995          1994         1993
                                              ------------- ------------- -----------


Operating revenues:
Passenger.................................... $352,574,954  $129,551,344  $5,781,306
Cargo........................................    4,874,449            -           -
Other........................................   10,307,975     4,349,966      29,485
                                              ------------- ------------- -----------
Total operating revenues.....................  367,757,378   133,901,310   5,810,791
Operating expenses:
Flight operations............................   16,272,833     6,967,015     474,017
Aircraft fuel................................   55,812,838    21,774,936     976,958
Maintenance..................................   47,330,009    14,862,239     732,092
Station operations...........................   49,931,088    20,197,983   1,198,641
Passenger services...........................   10,363,538     3,941,749     228,165
Marketing and advertising....................    8,988,656     6,546,043   1,096,938
Sales and reservations.......................   31,155,592    11,325,162     966,798
General and administrative...................   10,617,312     5,038,897     866,427
Employee bonus...............................   14,382,000     5,146,039          -
Depreciation.................................   15,147,647     3,555,426     138,155
                                              ------------- ------------- -----------
Total operating expenses.....................  260,001,513    99,355,489   6,678,191
                                              ------------- ------------- -----------
Operating income (loss)......................  107,755,865    34,545,821    (867,400)
Other expenses (income):
Interest expense.............................    6,579,020     2,388,240     112,086
Interest income..............................   (5,555,160)   (1,422,955)    (85,395)
Gain on disposal of property and equipment...   (1,093,527)           -           -
                                              ------------- ------------- -----------
Total other expenses (income), net...........      (69,667)      965,285      26,691
                                              ------------- ------------- -----------
Income (loss) before income taxes............  107,825,532    33,580,536    (894,091)
Provision for income taxes...................   40,062,934    12,848,556          -
                                              ------------- ------------- -----------
Net income (loss)............................  $67,762,598   $20,731,980   $(894,091)
                                              ============= ============= ===========
Net income (loss) per share..................        $1.13         $0.44      $(0.03)
                                              ============= ============= ===========
Weighted average shares outstanding..........   59,793,000    47,620,000  33,564,000
                                              ============= ============= ===========


                            See accompanying notes.
                                      F-4

                                 VALUJET, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                    Convertible Preferred Stock            Common Stock
                            ----------------------------------------- ---------------------------------      Notes
                                                     Additional                              Additional   Receivable   Retained
                                                      Paid-in-                                Paid-in-    From Common  Earnings
                              Shares       Amount     Capital       Shares         Amount     Capital     Stock Sale   (Deficit)
                            ----------- ----------- ------------ -------------  ------------ ---------- -------------- ---------
Balance at December 31,
1992........................         -         $-             $-      757,500     $7,575     $497,425         $-      $(22,874)
Issuance of common stock....         -          -              -    4,817,500     48,175    3,971,853    (324,010)          -
Issuance of preferred stock.  3,250,000     32,500     11,826,244          -          -            -           -            -
Net loss....................         -          -              -           -          -            -           -      (894,091)
                            ------------ ---------- -------------- ---------- ----------- ------------ ----------- ------------
Balance at December 31,
1993........................  3,250,000     32,500     11,826,244   5,575,000     55,750    4,469,278    (324,010)    (916,965)
Payments on notes
receivable from common
stock sale and offering
expenses related to
issuance of common
stock.......................         -          -              -           -          -        (8,858)    124,000           -
Conversion of preferred
stock....................... (3,250,000)   (32,500)   (11,826,244)  3,250,000     32,500   11,826,244          -            -
Issuance of common stock to
employees...................         -          -              -        9,920         99          (99)         -            -
Issuance of common stock,
net of issuance costs.......         -          -              -    1,500,000     15,000   16,949,743          -            -
Exercise of warrants for
common stock................         -          -              -      250,000      2,500    1,197,500          -            -
Issuance of common stock
for exercise of options.....         -          -              -        2,000         20        1,313          -            -
Exercise of warrants for
common stock................         -          -              -    2,605,575     26,056   38,934,696          -            -
Exchange of warrants for
common stock................         -          -              -      111,790      1,118       (1,118)         -            -
Net income..................         -          -              -           -          -            -           -    20,731,980
                            ------------ ---------- -------------- ---------- ----------- ------------ ----------- ------------
Balance at December 31,
1994........................         -          -              -   13,304,285    133,043   73,368,699    (200,010)  19,815,015
Issuance of common stock
for exercise of options.....         -          -              -        7,000         70       10,381          -            -
Two-for-one stock split.....         -          -              -   13,311,285    133,113     (133,113)         -            -
Issuance of common stock
for exercise of options.....         -          -              -      654,500      6,545      379,656          -            -
Issuance of common stock
under stock purchase
plan........................         -          -              -          940          9       39,215          -            -
Two-for-one stock split.....         -          -              -   27,278,010    272,780     (272,780)         -            -
Change in par value.........         -          -              -           -    (491,004)     491,004          -            -
Accrued compensation
related to stock options....         -          -              -           -          -       550,000          -            -
Payments on notes
receivable from common
stock sale..................         -          -              -           -          -            -      200,010           -
Net income..................         -          -              -           -          -            -           -    67,762,598
                            ------------ ---------- -------------- ---------- ----------- ------------ ----------- ------------
Balance at December 31,
1995........................         -         $-             $-   54,556,020    $54,556  $74,433,062         $-   $87,577,613
                            ============ ========== ============== ========== =========== ============ =========== ============


                                         Total
                                     Stockholders'
                                        Equity
                                     -------------
Balance at December 31,
1992........................           $482,126
Issuance of common stock....          3,696,018
Issuance of preferred stock.         11,858,744
Net loss....................           (894,091)
                                   -------------
Balance at December 31,
1993........................         15,142,797
Payments on notes
receivable from common
stock sale and offering
expenses related to
issuance of common
stock.......................            115,142
Conversion of preferred
stock.......................                 -
Issuance of common stock to
employees...................                 -
Issuance of common stock,
net of issuance costs.......         16,964,743
Exercise of warrants for
common stock................          1,200,000
Issuance of common stock
for exercise of options.....              1,333
Exercise of warrants for
common stock................         38,960,752
Exchange of warrants for
common stock................                 -
Net income..................         20,731,980
                                   -------------
Balance at December 31,
1994........................         93,116,747
Issuance of common stock
for exercise of options.....             10,451
Two-for-one stock split.....                 -
Issuance of common stock
for exercise of options.....            386,201
Issuance of common stock
under stock purchase
plan........................             39,224
Two-for-one stock split.....                 -
Change in par value.........                 -
Accrued compensation
related to stock options....            550,000
Payments on notes
receivable from common
stock sale..................            200,010
Net income..................         67,762,598
                                   -------------
Balance at December 31,
1995........................       $162,065,231
                                   =============



                            See accompanying notes.

                                 VALUJET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                               Year ended December 31
                                                    ---------------------------------------------
                                                         1995            1994           1993
                                                    --------------- -------------- --------------
Operating activities
Net income (loss)..................................    $67,762,598    $20,731,980      $(894,091)
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
Depreciation.......................................     15,147,647      3,548,426        138,155
Provision for uncollectible accounts...............      3,159,935      1,043,902         45,000
Deferred income taxes..............................      7,390,070      3,012,165             -
Gain on disposal of flight equipment...............     (1,093,527)            -              -
Changes in operating assets and liabilities:
Accounts receivable................................     (7,705,398)    (6,285,616)    (2,332,217)
Other current assets...............................     (6,644,002)    (1,218,142)    (1,271,888)
Accounts payable and accrued liabilities...........     23,738,400     16,921,695      2,464,873
Air traffic liability..............................     12,614,252      7,361,035      2,245,846
Income taxes payable...............................       (581,559)       606,516             -
                                                    --------------- -------------- --------------
Net cash provided by operating activities..........    113,788,416     45,721,961        395,678

Investing activities
Purchases of property and equipment................   (142,128,206)   (61,969,880)   (13,596,208)
Proceeds from disposal of equipment................      3,000,000             -              -
                                                    --------------- -------------- --------------
Net cash used in investing activities..............   (139,128,206)   (61,969,880)   (13,596,208)

Financing activities
Notes receivable...................................      5,500,000     (5,500,000)            -
Payment received on notes receivable from common
stock sale.........................................        200,010         50,000             -
Issuance of long-term debt.........................     73,707,688     40,612,884     10,540,000
Proceeds from sale of common stock.................        396,652     56,961,546      3,696,018
Proceeds from common stock issuance in stock
purchase plan......................................         39,224             -              -
Proceeds from sale of preferred stock..............             -              -      11,858,744
Payment of long-term debt..........................    (11,634,230)    (4,045,580)      (142,629)
                                                    --------------- -------------- --------------
Net cash provided by financing activities..........     68,209,344     88,078,850     25,952,133
                                                    --------------- -------------- --------------
Net increase in cash and cash equivalents..........     42,869,554     71,830,931     12,751,603
Cash and cash equivalents at beginning of period...     85,077,542     13,246,611        495,008
                                                    --------------- -------------- --------------
Cash and cash equivalents at end of period.........   $127,947,096    $85,077,542    $13,246,611
                                                    =============== ============== ==============
Cash paid for income taxes.........................    $32,770,000     $9,215,600            $-
                                                    =============== ============== ==============
Cash paid for interest.............................     $6,592,000     $2,155,000        $69,000
                                                    =============== ============== ==============



                            See accompanying notes.
                                      F-6

                                 VALUJET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995

1. Summary of Significant Accounting Policies

Reorganization and Principles of Consolidation

  ValuJet Airlines, Inc. was originally incorporated on July 10, 1992 under the name of Charter Way, Inc. In May 1993, the Company changed its name to ValuJet Airlines, Inc. As a result of a merger between ValuJet Airlines, Inc. and VJET Acquisition, Inc. on October 19, 1995, ValuJet Airlines, Inc. has become a wholly-owned subsidiary of ValuJet, Inc. ValuJet, Inc. was incorporated on July 17, 1995 by ValuJet Airlines, Inc. as its wholly-owned subsidiary.

  ValuJet, Inc. formed VJET Acquisition, Inc. as its wholly-owned subsidiary. Pursuant to a Plan and Agreement of Merger ("the Merger"), VJET Acquisition, Inc. was merged into ValuJet Airlines, Inc. with ValuJet Airlines, Inc. being the surviving corporation. In connection with the Merger, each outstanding share of Common Stock, $.01 par value per share, of ValuJet Airlines, Inc. was converted into and became the right to receive one share of Common Stock, $.001 par value per share, of ValuJet, Inc., and the shares of Common Stock of VJET Acquisition, Inc. owned by ValuJet, Inc. were converted into shares of Common Stock of ValuJet Airlines, Inc. The shares of Common Stock of ValuJet, Inc. owned by ValuJet Airlines, Inc. were canceled. Therefore, the then current stockholders of ValuJet Airlines, Inc. became stockholders of ValuJet, Inc. and ValuJet Airlines, Inc. became a wholly-owned subsidiary of ValuJet, Inc. Each of the former stockholders of ValuJet Airlines, Inc. has exactly the same proportionate interest in ValuJet, Inc. as they had in ValuJet Airlines, Inc. prior to the Merger.

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

Description of Business

  The Company offers low-fare, no-frills, point-to-point scheduled air transportation, serving short-haul markets primarily in the eastern United States. During 1995, the Company also began offering cargo service.

Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the consolidated financial statements.

Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

  Accounts receivable are primarily due from major credit card processors and travel agents. These receivables are unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.
                                      F-7

                                 VALUJET, INC.

1. Summary of Significant Accounting Policies-(Continued)

Inventories

  Inventories of flight equipment expendable parts, materials and supplies are carried at the lower of cost or market using the first-in, first-out method
(FIFO). These items are charged to expense when issued for use.

Property and Equipment

  Property and equipment is stated on the basis of cost. Flight equipment is depreciated to its residual values, estimated at 20%, using the straight-line method over seven to ten years. Other property and equipment is depreciated over three years.

Aircraft and Engine Maintenance

  The Company accounts for airframe and aircraft engine overhaul costs using the direct-expensing method. Overhauls are performed on a continuous basis and the cost of overhauls and routine maintenance costs for aircraft and engine maintenance are charged to maintenance expense as incurred.

Advertising Costs

  Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was approximately $8,038,000, $5,507,000 and $756,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Revenue Recognition

  Passenger and cargo revenue is recognized when transportation is provided. Transportation purchased but not yet used is included in air traffic liability.

Income Taxes

  At inception, the stockholders of the Company filed with the Internal Revenue Service a Form 2553 "Election by Small Business Corporation as to Taxable Status under Subchapter S of the Internal Revenue Code." Prior to September 30, 1993, the Company met the qualifications for S Corporation status. As such, the stockholders reported their proportionate share of the Company's taxable income or loss in their respective tax returns. Effective September 30, 1993, the Company terminated its S Corporation status.

  The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Pre-operating Costs

  The cost of routine development of new routes and the pre-operating cost incurred in connection with aircraft acquisitions are charged to expense as incurred.

Stock Based Compensation

  The Company grants stock options for a fixed number of shares to officers, directors, key employees and consultants of the Company with an exercise price equal to or below the fair value of

                                 VALUJET, INC.

the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes compensation expense only if the market price of the underlying stock exceeds the exercise price of the stock option on the date of grant.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. However, the Company plans to continue to account for stock-based compensation in accordance with APB Opinion No. 25.

Net Income (Loss) Per Share

  Net income (loss) per share is based on the weighted average number of common and preferred shares outstanding and dilutive common stock equivalents during the periods. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock issued for consideration below the assumed initial public offering (the "IPO") price of $3.125 (adjusted for stock splits) per share and stock options and warrants issued with exercise prices below the IPO price during the twelve-month period preceding the initial filing of the Registration Statement, have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods prior to the effective date of the initial public offering.

  In accordance with APB Opinion No. 15, supplemental income (loss) per share data is presented for comparability purposes. The following income (loss) per share is calculated excluding the effects of common stock equivalents issued during the twelve months immediately preceding the effective date of the Company's public offering of its common stock.

                               Year ended December 31
                               ----------------------
                                1995   1994    1993
                               ------ ------ --------
Net income (loss) per share...  $1.13  $0.42  $(0.06)
                               ====== ====== ========

Impact of Recently Issued Accounting Standards

  In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the discounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996, and based on current circumstances, does not believe the effect of adoption will be material.

2. Commitments

  At December 31, 1995, the Company's contractual commitments consisted primarily of scheduled aircraft acquisitions. The Company has entered into a contract with a major aircraft manufacturer to purchase 50 new aircraft, to be delivered in 1999 to 2002, with options to purchase another 50 aircraft. The agreement also requires the major aircraft manufacturer to provide up to 15 used aircraft per year from 1997 through 1999. While the major aircraft manufacturer is required to provide assistance with respect to the financing of the aircraft, the Company will be required to obtain financing from other sources relating to these deliveries. Aggregate funding needed for these and all other aircraft commitments was approximately $1,080,000,000 at December 31, 1995. In conjunction with these contractual commitments, the Company had made refundable deposits of approximately $21,800,000 at December 31, 1995.

                                 VALUJET, INC.

3. Accrued Liabilities

                             December 31
                       -----------------------
                           1995        1994
                       ----------- -----------
Accrued bonuses....... $14,017,001  $4,743,000
Accrued maintenance...   4,700,000   1,025,389
Other.................  17,149,094  11,031,082
                       ----------- -----------
                       $35,866,095 $16,799,471
                       =========== ===========


4. Long-Term Debt

                                               December 31
                                        ------------------------
                                            1995         1994
                                        ------------ -----------
Promissory notes for aircraft and other
equipment.............................. $109,038,133 $46,964,675
Less current maturities................   21,430,984   7,983,995
                                        ------------ -----------
                                         $87,607,149 $38,980,680
                                        ============ ===========


  These notes bear interest at fixed rates per annum ranging from 6.8% to 11.5% or variable rates of interest based on the London Interbank Offered Rate (5.4375% at December 31, 1995) plus 1.30% to 3% based on the Company's compliance with specific financial ratios. Principal and interest payments are due in monthly or quarterly installments over four to six year terms on a mortgage style amortization based on the delivery date of the aircraft. In addition, certain notes require prepayment if specific financial ratios are not maintained. The aircraft, engines and other equipment with a carrying value of approximately $147,773,000 serve as collateral on these notes.

  Future long-term debt principal payments at December 31, 1995 were as follows:


Year ending December 31,
1996....................  $21,430,984
1997....................   23,386,752
1998....................   25,290,990
1999....................   20,962,796
2000....................   12,038,845
Thereafter..............    5,927,766
                         ------------
                         $109,038,133
                         ============



5. Notes Receivable

  During December 1994, the Company entered into a note receivable ("Note") agreement whereby the Company would lend the holder of the long term debt ("Holder") up to $5,500,000 for the cost of modifications on three aircraft that were executed by the Holder. As of December 31, 1994, the Company funded the full amount of the Note, and during 1995, the note was repaid in full.

6. Leases

  The Company leases facilities from local airport authorities or other carriers, as well as office space. These leases are operating leases and have terms from one month to three years.

                                 VALUJET, INC.

6. Leases-(Continued)

  Total rental expense charged to operations for the years ended December 31, 1995, 1994 and 1993 was $12,516,000, $4,726,000, and $135,000, respectively.

  Future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year at December 31, 1995 were as follows:



Year ending December 31,
1996....................   $862,034
1997....................    606,854
1998....................    606,854
1999....................    517,779
2000....................    271,068
Thereafter..............    542,136
                         ----------
                         $3,406,725
                         ==========

7. Stockholders' Equity

  During 1993, the Company issued 300,000 shares of common stock to an officer of the Company and 75,000 shares to a consultant in exchange for notes receivable of $200,010 and $50,000, respectively. During 1995 and 1994, the notes receivable were repaid in full.

  In conjunction with a private placement offering for 200 Units during 1993, the Company issued 250,000 Preferred Stock purchase warrants to the placement agent which entitled the holder to acquire shares of Preferred Stock at a price of $4.80 per share. These warrants were exercised for common stock during the year ended December 31, 1994.

  Also, during 1993, the Company issued 260 units ("Units"), each consisting of 12,500 shares of convertible Series A Preferred Stock ("Preferred Stock") and warrants to purchase 12,500 shares of common stock, or 3,250,000 shares of Preferred Stock and 3,250,000 Warrants to purchase common stock, for $11,858,744, net of issuance costs of $1,141,351. Each Warrant entitled the holder to purchase shares of common stock at a price of $15.00 per share on or before December 31, 1995. The Warrants were callable by the Company at $.05 per share if the closing bid price of the Company's common stock was greater than or equal to $20 per share for a period of fifteen consecutive trading days and if the common stock issuable upon exercise of warrants was then covered by an effective registration statement filed with the Securities and Exchange Commission. In addition, in conjunction with a sale of common stock in 1993, the Company issued 250,000 warrants to purchase common stock at a price of $15.00 per share. In October 1994, the Company called the 3,500,000 warrants outstanding at that date. Pursuant to the Company's exchange offer, 2,605,575 warrants for common stock were exercised for $15.00 per share resulting in proceeds of approximately $38,960,000, net of expenses. The remaining 894,425 warrants for common stock were exchanged for 111,790 shares of common stock, in accordance with the Company's exchange offer.

  On July 6, 1994, the Company closed an initial public offering of 1.5 million shares of its common stock, generating proceeds of approximately $17 million, net of underwriting discounts and commissions and other expenses. Concurrently with the closing of the Company's initial public offering all of the Company's Preferred Stock was automatically converted into common stock on a one-for-one basis.

                                 VALUJET, INC.

7. Stockholders' Equity-(Continued)

  On June 28, 1994, the Company issued 39,680 (adjusted for stock splits) shares of common stock to a trust for the benefit of its employees at the initial public offering date. These shares were valued at the initial public offering price of $3.12 (adjusted for stock splits) per share and compensation expense related to these shares will be recognized over the vesting period of three years from the issuance date. At the end of the vesting term, the shares will be divided among the employees employed at the initial public offering date remaining with the Company at the end of the three year vesting period. Approximately 19,840 (adjusted for stock splits) of these shares had been earned as of December 31, 1995.

  During 1995, the Company announced two separate two-for-one stock splits effected in the form of stock dividends. The stock splits were payable on April 10, 1995 and November 21, 1995 to stockholders of record as of the close of business on March 24, 1995 and November 6, 1995, respectively. All option information, weighted average shares and earnings per share information has been retroactively restated to reflect the splits.

8. Stock Option Plans

  The Company has established the ValuJet Airlines, Inc. 1993 Incentive Stock Option Plan (the "Plan") whereby up to 4,800,000 options may be granted to officers, directors and key employees to purchase shares of common stock at prices not less than the fair value of the shares on the dates of grant. With respect to individuals owning more than 10% of the voting power of all classes of the Company's stock, the exercise price per share shall not be less than 110% of the fair value of the shares on the date of grant.

  Vesting and term of these options is determined by the Board of Directors and may vary by optionee; however, the term may be no longer than ten years from the date of grant. A summary of option activity in the Plan is as follows:


                                       Option    Exercise Price
                                       Shares       Per Share
                                    ------------ --------------
Outstanding at January 1, 1993
Granted............................   3,880,000           $0.17
Exercised..........................          -               -
Canceled...........................          -               -
                                    ------------
Outstanding at December 31, 1993...   3,880,000           $0.17
Granted............................     160,000           $1.00
Exercised..........................      (8,000)          $0.17
Canceled...........................     (52,000)    $0.17-$1.00
                                    ------------
Outstanding at December 31, 1994...   3,980,000     $0.17-$1.00
Granted............................          -               -
Exercised..........................  (1,280,000)    $0.17-$1.00
Canceled...........................     (48,000)          $0.17
                                    ------------
Outstanding at December 31, 1995...   2,652,000     $0.17-$1.00
                                    ============
Exercisable at December 31, 1995...     676,000
                                    ============


                                 VALUJET, INC.

  On March 31, 1994, the Company established the ValuJet Airlines, Inc. 1994 Stock Option Plan (the "1994 Plan") whereby up to 4,000,000 incentive stock options or non-qualified options may be granted to officers, directors, key employees and consultants of the Company. A summary of option activity in the Plan is as follows:


                                                 Exercise
                                      Option       Price
                                      Shares     Per Share
                                    ---------- ------------
Outstanding at January 1, 1994
Granted............................ 2,080,000   $1.00-$3.75
Exercised..........................        -             -
Canceled...........................   (40,000)        $3.13
                                    ----------
Outstanding at December 31, 1994... 2,040,000   $1.00-$3.75
Granted............................ 1,175,600  $3.75-$23.19
Exercised..........................   (57,000)        $3.13
Canceled...........................  (191,200) $3.13-$12.19
                                    ----------
Outstanding at December 31, 1995... 2,967,400  $1.00-$23.19
                                    ==========
Exercisable at December 31, 1995...   785,082
                                    ==========



  At December 31, 1995, the Company had reserved a total of 7,455,000 shares of common stock for future issuance upon exercise of stock options.

9. Income Taxes

  As a result of the termination of the S Corporation election on September 30, 1993, the Company recorded a deferred tax asset of $220,689 relating to organizational and start-up costs. For financial reporting purposes, a valuation allowance of $220,689 was established to offset this deferred tax asset at December 31, 1993. Therefore, the conversion from an S Corporation to a C Corporation had no effect on financial position or results of operations of the Company.

  The provision for income taxes consists of the following:



                        Year ended December 31
                  ---------------------------------
                      1995        1994       1993
                  ----------- ----------- ---------
Current:
Federal.......... $30,389,736  $8,387,121 $      -
State............   2,283,128   1,449,270        -
                  ----------- ----------- ---------
Total current....  32,672,864   9,836,391
Deferred:
Federal..........   6,313,839   2,694,773        -
State............   1,076,231     317,392        -
                  ----------- ----------- ---------
Total deferred...   7,390,070   3,012,165        -
                  ----------- ----------- ---------
                  $40,062,934 $12,848,556       $-
                  =========== =========== =========


                                 VALUJET, INC.

  A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                              Year ended December 31
                                       ------------------------------------
                                           1995        1994        1993
                                       ----------- ------------ -----------
Tax at statutory rate................. $37,738,937 $11,648,639   $(303,991)
State taxes, net of federal benefit...   2,183,583   1,330,254     (53,645)
Other.................................     140,414     233,576      (6,277)
Valuation reserve.....................          -     (363,913)    363,913
                                       ----------- ------------ -----------
                                       $40,062,934 $12,848,556         $-
                                       =========== ============ ===========



  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:



                                                  December 31
                                            ----------------------
                                                1995       1994
                                            ----------- ----------
Deferred tax liabilities:
Prepaid insurance..........................  $1,210,775   $211,810
Depreciation...............................  10,919,065  3,500,703
                                            ----------- ----------
Total deferred tax liabilities.............  12,129,840  3,712,513
Deferred tax assets:
Amortization of organizational and start up
costs......................................     114,409    155,492
Allowance for bad debts....................     153,686    356,958
Inventory obsolescence.....................     189,865    187,898
Accrued bonuses............................   1,064,532         -
Accrued interest...........................     116,957         -
Other......................................      88,156         -
                                            ----------- ----------
Total deferred tax assets..................   1,727,605    700,348
                                            ----------- ----------
Net deferred tax liability................. $10,402,235 $3,012,165
                                            =========== ==========


10. Related Party Transactions

  The Company utilizes temporary employees provided by a temporary agency which is partially owned by the daughter of one of the Company's officers. Amounts recorded as expense related to this agency were approximately $12,663,000, $5,140,000, and $450,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Accounts payable to this agency was approximately $370,703 and $196,000 at December 31, 1995 and 1994, respectively.

11. Financial Instruments

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and account receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company's policy is to limit exposure to any one institution. The Company periodically evaluates the relative credit standing of those financial institutions that are considered in the Company's investment strategy. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base.

                                 VALUJET, INC.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

  Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

  Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's long-term debt at December 31, 1995 is approximately $110,973,000.

12. Employee Benefit Plans

  Effective April 1, 1995, the Company adopted the ValuJet Airlines, Inc. 401(k) Plan (the "Plan"), a defined contribution benefit plan which qualifies under Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Plan. Participants may contribute up to 15% of their base salary to the Plan. Contributions to the Plan by the Company are discretionary. No employer contributions were made in 1995.

  Effective May 16, 1995, the Company formed the 1995 Employee Stock Purchase Plan (the "Stock Plan") whereby employees who complete twelve months of service are eligible to make quarterly purchases of the Company's common stock at up to a 15% discount from the market value on the offering date. The discount rate is determined by the Board of Directors before each offering date. The Company is authorized to issue up to 4,000,000 shares of common stock under this plan. During 1995, the employees purchased a total of 1,880 shares (adjusted for stock split in November) at an average price of $20.86 per share, which represented a 5% discount from the market price on the offering dates.

13. Quarterly Financial Data (Unaudited)

  Summarized quarterly financial data for 1995 and 1994 is as follows (in thousands, except per share data):



                                              Quarter
                                 ---------------------------------
                                  First   Second   Third   Fourth
                                 ------- ------- -------- --------
Fiscal 1995:
Operating revenues.............. $60,747 $86,913 $109,296 $110,801
Operating income................  14,581  25,992   36,672   30,511
Gain on disposal of equipment...      -    1,094       -        -
Net income......................   9,071  16,860   22,661   19,171
Net income per share............     .15     .28      .38      .32


                                              Quarter
                                 ---------------------------------
                                  First   Second   Third   Fourth
                                 ------- ------- -------- --------
Fiscal 1994:
Operating revenues.............. $18,598 $29,709  $40,343  $45,251
Operating income................   3,508   8,541   10,989   11,508
Net income......................   2,088   5,117    6,574    6,953
Net income per share............    0.05    0.13     0.13     0.12


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Articles of Incorporation of each Registrant incorporated in Nevada provide that directors of such Registrant will not be personally liable for monetary damages to such Registrant for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Nevada law. Under current Nevada law, directors would remain liable for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a stockholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

          Each Registrant incorporated in Nevada also has the obligation, pursuant to such Registrant's By-laws, to indemnify any director or officer of the Registrant for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Nevada General Corporation Law at the time of any such indemnification.

          The Partnership Agreement of each Registrant which is a Georgia partnership, provides that to the fullest extent permitted by law, such Registrant shall indemnify and shall hold the General Partner, each and every Authorized Agent of the Partnership, and the Limited Partner acting consistently with the Partnership Agreement harmless from any loss or damage, including, without limitation, reasonable legal fees and court costs, incurred by them by reason of anything they may do or refrain from doing hereafter for and on behalf of such Registrant and in furtherance of its best interests, specifically including any such act or failure to act which is attributable, in whole or in part, to the negligence of the party being indemnified, but specifically excluding any such act or failure to act which is primarily attributable to the gross negligence or willful misconduct of such party.

          The Registration Rights Agreement filed as Exhibit 4.2 hereto contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the Initial Purchasers and other holders of Notes.

ITEM 21.            EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)    The following exhibits are filed as part of this Registration
                 Statement:

          3.1    Articles of Incorporation of ValuJet, Inc. (1)
          3.2    Bylaws of ValuJet, Inc. (1)
          4.1 Indenture dated as of April 17,1996 among the Company, the Guarantors and Bank of Montreal Trust Company, as Trustee (including form of Exchange Note and Subsidiary Guarantee).
                 (2)
          4.2 Exchange and Registration Rights Agreement dated as of April 17, 1996 among the Company and the Initial Purchasers. (2)
          4.3    Form of Exchange Note (included in Exhibit 4.1). (3)


          4.4 First Supplemental Indenture dated as of August 26, 1996, among the Company, the Guarantors, Bank of Montreal Trust Company and Fleet National Bank.(3)

          5.1    Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (3)
          8.1    Tax Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                 (3)


          12.1   Computation of ratio of earnings to fixed charges.(3)

          23.1 Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in Exhibits 5.1 and 8.1)
          23.2   Consent of Ernst & Young LLP.
          24.1   Powers of Attorney (3)
          25.1   Statement of Eligibility of Trustee.(3)
          99.1   Form of Transmittal Letter.(3)
          99.2   Form of Notice of Guaranteed Delivery.(3)

___________________________________

(1) Incorporated by reference to the Company's Registration Statement on Form S-4, registration number 33-95232, filed with the Commission on August 1, 1995, and amendments thereto.

(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, Commission file No. 0-26914, filed with the Commission on May 3, 1996.

(3)       Previously filed with this Registation Statement.


ITEM 22.   UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (a)  (i)  The undersigned Registrant hereby undertakes:

                    (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                         (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unissued at the termination of the offering.

               (ii) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ValuJet, Inc. annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) Each undesigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (d) In the event of a default under the secured debt of the Company prior to the Expiration Date of the Exchange Offer which could result in the acceleration of the Notes which are the subject of the Exchange Offer, each undersigned Registrant hereby undertakes to file a post-effective amendment disclosing such default and circumstances and to extend the Exchange Offer.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October 1996.

                                        VALUJET, INC.


                                        By:    /s/   ROBERT L. PRIDDY
                                           -------------------------------------
                                           Robert L. Priddy, Chairman of the
                                           Board and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.



  /s/   ROBERT L. PRIDDY                Chairman of the Board (principal
------------------------------------      executive officer) and Director
        Robert L. Priddy


  /s/   LEWIS H. JORDAN                 President and Director
------------------------------------
        Lewis H. Jordan


  /s/   STEPHEN C. NEVIN                Senior Vice President-Finance
------------------------------------    (principal financial officer)
        Stephen C. Nevin


  /s/   MICHAEL D. ACKS                 Controller (principal accounting
------------------------------------    officer)
        Michael D. Acks


  /s/   DON L. CHAPMAN *                Director
------------------------------------
        Don L. Chapman


  /s/   TIMOTHY P. FLYNN *              Director
------------------------------------
        Timothy P. Flynn


  /s/   MAURICE J. GALLAGHER, JR. *     Director
------------------------------------
        Maurice J. Gallagher, Jr.


* By:   /s/    Robert L. Priddy
      ------------------------------
       Robert L. Priddy, as
       Attorney-in-Fact

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October 1996.

                                        VALUJET AIRLINES, INC.


                                        By:    /s/   ROBERT L. PRIDDY
                                           -------------------------------------
                                           Robert L. Priddy, Chairman of the
                                           Board and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.



  /s/   ROBERT L. PRIDDY                Chairman of the Board (principal
------------------------------------      executive officer) and Director
        Robert L. Priddy


  /s/   LEWIS H. JORDAN                 President and Director
------------------------------------
        Lewis H. Jordan


  /s/   STEPHEN C. NEVIN                Senior Vice President-Finance
------------------------------------    (principal financial officer)
        Stephen C. Nevin


  /s/   MICHAEL D. ACKS                 Controller (principal accounting
------------------------------------      officer)
        Michael D. Acks


  /s/   DON L. CHAPMAN *                Director
------------------------------------
        Don L. Chapman


  /s/   TIMOTHY P. FLYNN *              Director
------------------------------------
        Timothy P. Flynn


  /s/   MAURICE J. GALLAGHER, JR. *     Director
------------------------------------
        Maurice J. Gallagher, Jr.


* By:   /s/    Robert L. Priddy
      --------------------------------
       Robert L. Priddy, as
       Attorney-in-Fact

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October, 1996.

                                        VALUJET INVESTMENT CORP.


                                        By:    /s/   ROBERT L. PRIDDY
                                           -------------------------------------
                                           Robert L. Priddy, Chairman of the
                                           Board and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.



  /s/   ROBERT L. PRIDDY                Chairman of the Board (principal
------------------------------------    executive officer) and Director
        Robert L. Priddy


 /s/   MAURICE J. GALLAGHER, JR. *      President and Director
------------------------------------
       Maurice J. Gallagher, Jr.


   /s/   STEPHEN C. NEVIN               Secretary/Treasurer (principal
------------------------------------    financial officer) and Director
         Stephen C. Nevin


  /s/   MICHAEL D. ACKS                 Assistant Secretary (principal
------------------------------------    accounting officer)
        Michael D. Acks


* By:   /s/    Robert L. Priddy
      ------------------------------
       Robert L. Priddy, as
       Attorney-in-Fact

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October 1996.

                                        VALUJET CAPITAL CORP.


                                        By:    /s/   STEPHEN C. NEVIN
                                            ------------------------------------
                                            Stephen C. Nevin, Vice President



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.


  /s/   MAURICE J. GALLAGHER, JR. *     President (principal executive
------------------------------------    officer) and Director
        Maurice J. Gallagher, Jr.


  /s/   STEPHEN C. NEVIN                Vice President (principal financial
------------------------------------    officer) and Director
        Stephen C. Nevin


  /s/   MICHAEL D. ACKS                 Secretary/Treasurer (principal
------------------------------------    accounting officer)
        Michael D. Acks


* By:   /s/    Stephen C. Nevin
      ------------------------------
       Stephen C. Nevin, as
       Attorney-in-Fact

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of Ocotber, 1996.

                                        VALUJET MANAGEMENT CORP.


                                        By:    /s/   ROBERT L. PRIDDY
                                           -------------------------------------
                                           Robert L. Priddy, Chairman of the
                                           Board and Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.


  /s/   ROBERT L. PRIDDY                Chairman of the Board (principal
------------------------------------    executive officer) and Director
        Robert L. Priddy


  /s/   LEWIS H. JORDAN                 President and Director
------------------------------------
        Lewis H. Jordan


  /s/   STEPHEN C. NEVIN                Secretary/Treasurer (principal
------------------------------------    financial officer) and Director
        Stephen C. Nevin


   /s/   MICHAEL D. ACKS                Assistant Secretary (principal
------------------------------------    accounting officer)
         Michael D. Acks

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October, 1996.

                                        VALUJET I, LTD.


                                        By:    /s/   MICHAEL D. ACKS
                                            ------------------------------------
                                            Michael D. Acks, Secretary/Treasurer
                                            (principal financial and accounting
                                             officer)



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.



   /s/   MAURICE J. GALLAGHER, JR. *    President (principal executive
------------------------------------    officer) and Director
         Maurice J. Gallagher, Jr.


  /s/   MICHAEL D. ACKS                 Secretary/Treasurer (principal
------------------------------------    accounting officer)
        Michael D. Acks


* By:   /s/    MICHAEL D. ACKS
      ------------------------------
       Michael D. Acks, as
       Attorney-in-Fact

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October, 1996.

                                        VALUJET II, LTD.


                                        By:    /s/    STEPHEN C. NEVIN
                                            ------------------------------------
                                            Stephen C. Nevin,
                                            Secretary/Treasurer (principal
                                            financial and accounting officer)



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.



  /s/   MAURICE J. GALLAGHER, JR. *     President (principal executive
------------------------------------    officer) and Director
        Maurice J. Gallagher, Jr.


  /s/   STEPHEN C. NEVIN                Secretary/Treasurer (principal
------------------------------------    accounting officer)
        Stephen C. Nevin


* By:   /s/    STEPHEN C. NEVIN
      ------------------------------
       Stephen C. Nevin, as
       Attorney-in-Fact

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October, 1996.

                                        VALUJET CORPORATE PARTNERS, L.P.


                                        By:    /s/   ROBERT L. PRIDDY
                                           -------------------------------------
                                           Robert L. Priddy, Chairman of the
                                           Board and Chief Executive Officer of
                                           ValuJet Management Corp., General
                                           Partner



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.



  /s/   ROBERT L. PRIDDY                Chairman of the Board (principal
------------------------------------    executive officer) and Director
        Robert L. Priddy                of ValuJet Management Corp.,
                                        General Partner


  /s/   LEWIS H. JORDAN                 President and Director
------------------------------------    of ValuJet Management Corp.,
        Lewis H. Jordan                 General Partner


  /s/   STEPHEN C. NEVIN                Secretary/Treasurer (principal
------------------------------------    financial officer) of ValuJet
        Stephen C. Nevin                Management Corp., General Partner


  /s/   MICHAEL D. ACKS                 Assistant Secretary (principal
------------------------------------    accounting officer) of ValuJet
        Michael D. Acks                 Management Corp., General Partner

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 9th day of October, 1996.

                                        VALUJET RESERVATION PARTNERS, L.P.


                                        By:    /s/   ROBERT L. PRIDDY
                                           -------------------------------------
                                           Robert L. Priddy, Chairman of the
                                           Board and Chief Executive Officer of
                                           ValuJet Management Corp., General
                                           Partner



          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of October, 1996.



  /s/   ROBERT L. PRIDDY                Chairman of the Board (principal
------------------------------------    executive officer) and Director
        Robert L. Priddy                of ValuJet Management Corp.,
                                        General Partner


  /s/   LEWIS H. JORDAN                 President and Director
------------------------------------    of ValuJet Management Corp.,
        Lewis H. Jordan                 General Partner


  /s/   STEPHEN C. NEVIN                Secretary/Treasurer (principal
------------------------------------    financial officer) of ValuJet
        Stephen C. Nevin                Management Corp., General Partner


  /s/   MICHAEL D. ACKS                 Assistant Secretary (principal
------------------------------------    accounting officer) of ValuJet
        Michael D. Acks                 Management Corp., General Partner